Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223316

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
TENNESSEE BANCSHARES, INC.
AND PROSPECTUS OF SMARTFINANCIAL, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On December 12, 2017, SmartFinancial, Inc., or SmartFinancial, and Tennessee Bancshares, Inc., or Tennessee Bancshares, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of the two companies. Under the merger agreement, Tennessee Bancshares will merge with and into SmartFinancial, with SmartFinancial to be the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Southern Community Bank, the wholly owned bank subsidiary of Tennessee Bancshares, will merge with and into SmartBank, the wholly owned bank subsidiary of SmartFinancial, with SmartBank as the surviving bank (which we refer to as the “bank merger”).

In connection with the merger, each share of Tennessee Bancshares common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive 0.8065 shares (which we refer to as the “exchange ratio”) of SmartFinancial common stock (which we refer to as the “stock consideration”). Based on the exchange ratio and the number of shares of Tennessee Bancshares common stock outstanding, SmartFinancial expects to issue 1,459,186 shares of SmartFinancial common stock as stock consideration. Additionally, the merger agreement provides that Tennessee Bancshares may pay, immediately prior to the closing of the merger, a one-time, special cash dividend of up to $0.70 per share (which we refer to as the “special dividend”, and together with the stock consideration, the “merger consideration”), subject to the satisfaction of certain conditions which are described in more detail in the attached proxy statement/prospectus. Although the exchange ratio is fixed, the market value of the stock consideration will fluctuate with the market price of SmartFinancial common stock and will not be known until the merger is consummated. Based on the closing price of SmartFinancial’s common stock on the Nasdaq Capital Market of $21.82 on December 12, 2017, the last trading day before public announcement of the merger, the exchange ratio represented approximately $17.60 in value for each share of Tennessee Bancshares common stock and approximately $31.84 million in aggregate stock consideration. Based on the closing price of SmartFinancial’s common stock of $22.54, on March 8, 2018, the last practicable date before the date of this document, the exchange ratio represented approximately $18.42 in value for each share of Tennessee Bancshares common stock and approximately $33.33 million in the aggregate. We urge you to obtain current market quotations for SmartFinancial common stock, which trades under the symbol “SMBK”.

If Tennessee Bancshares pays the special dividend of $0.70 per share, Tennessee Bancshares shareholders will receive approximately $1.27 million in cash, in aggregate additional consideration, prior to the effective time of the merger, for total merger consideration of approximately $33.1 million. There is no assurance, however, that Tennessee Bancshares will be able to pay the special dividend, and even if the special dividend is paid, it may be less than $0.70 per share.

Tennessee Bancshares will hold a special meeting of shareholders in connection with the merger. At the special meeting, Tennessee Bancshares shareholders will be asked to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, as described in this proxy statement/prospectus. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by the holders of outstanding shares of Tennessee Bancshares common stock.

The special meeting of Tennessee Bancshares shareholders will be held at the main office of Southern Community Bank which is located at 1400 North Jackson Street, Tullahoma, Tennessee 37388 on Monday, April 23, 2018 at 5:30 p.m. local time.

Tennessee Bancshares’ board of directors unanimously recommends that Tennessee Bancshares shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. Your vote is important. Whether or not you expect to attend the special meeting of Tennessee Bancshares shareholders, the details of which are described in this proxy statement/prospectus, please vote as soon as possible so that your shares may be represented at the special meeting. For your convenience, you can vote your proxy prior to the special meeting in one of the following ways: (i) use the Internet at the website shown on your proxy card; (ii) use the telephone number shown on your proxy card; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided.

This proxy statement/prospectus describes the special meeting of Tennessee Bancshares, the merger, the documents related to the merger, and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 18, for a discussion of the risks related to the proposed merger. You can also obtain information about SmartFinancial from documents that it has filed or will file prior to the special meeting with the Securities and Exchange Commission.

SmartFinancial and Tennessee Bancshares are excited about the opportunities the merger brings to the shareholders of both companies. Thank you for your consideration and continued support.

Sincerely,

Wesley M. Welborn	Theresa Devlin
Chairman	Chairman
SmartFinancial, Inc.	Tennessee Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or completeness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated March 14, 2018,
and it is first being mailed or otherwise delivered to shareholders of Tennessee Bancshares on or about March 22, 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2018

To the shareholders of Tennessee Bancshares, Inc.:

Notice is hereby given that Tennessee Bancshares, Inc., or Tennessee Bancshares, will hold a special meeting of shareholders at the main office of Southern Community Bank, which is located at 1400 North Jackson Street, Tullahoma, Tennessee 37388 on Monday, April 23, 2018, at 5:30 p.m. local time. (which we refer to as the “special meeting”) to consider and vote upon the following matters:

•	a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 12, 2017, by and among SmartFinancial, Inc., or SmartFinancial, Tennessee Bancshares, and Southern Community Bank, as such agreement may be amended from time to time, a copy of which is attached to the enclosed proxy statement/prospectus as Appendix A (which we refer to as the “merger proposal”); and
•	a proposal to approve one or more adjournments or postponements of the special meeting, if necessary or appropriate, including adjournments or postponements to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

The Tennessee Bancshares board of directors has fixed the close of business on March 19, 2018 as the record date for the special meeting. Only Tennessee Bancshares shareholders of record at that time are entitled to notice of, and only holders of Tennessee Bancshares common stock of record at that time are entitled to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of Tennessee Bancshares common stock. Approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

The Tennessee Bancshares board of directors has approved and adopted the merger agreement, has determined that the transactions contemplated by the merger agreement, including the merger and the bank merger, each on the terms and conditions set forth in the merger agreement, are in the best interests of Tennessee Bancshares and its shareholders and unanimously recommends that Tennessee Bancshares shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger unless Tennessee Bancshares’ shareholders approve the merger proposal.

Each copy of the proxy statement/prospectus mailed to Tennessee Bancshares shareholders is accompanied by a proxy card with instructions for voting. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. For your convenience, you can vote your proxy prior to the special meeting in one of the following ways: (i) use the Internet at the website shown on your proxy card; (ii) use the telephone number shown on your proxy card; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you hold your stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder. Voting prior to the special meeting will not prevent you from voting in person at the special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any shareholder of record of Tennessee Bancshares entitled to vote at the special meeting who is present at the special meeting may vote in person instead of by proxy. If you hold your stock in “street name” through a bank, broker or other nominee, you may not vote shares held in street name by internet, telephone, returning a proxy card directly to Tennessee Bancshares or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying joint proxy statement/prospectus.

As required by Chapter 23 of the Tennessee Business Corporation Act, Tennessee Bancshares is notifying all shareholders entitled to vote on the merger agreement that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights chapter of the Tennessee Business Corporation Act. A copy of the dissenters’ rights chapter is included with the enclosed proxy statement/prospectus as Appendix B. See also “The Merger—Dissenters’ Rights” beginning on page 42 in the enclosed proxy statement/prospectus for more information.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, the proposals to be voted on at the special meeting, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Theresa Devlin
Chairman
Tennessee Bancshares, Inc.
March 22, 2018

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SmartFinancial from other documents that it files with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus at no cost by requesting them in writing or by telephone from SmartFinancial at:

SmartFinancial, Inc.
6413 Lee Hwy
Suite 107
Chattanooga, Tennessee 37421
Attention:
Frank Hughes, Investor Relations and Investment Officer
(423) 385-3009

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or by April 13, 2018, in order to receive them before the special meeting.

You may also obtain these documents at no cost at the SEC’s website (www.sec.gov) and you may obtain certain of these documents at SmartFinancial’s website (www.smartbank. com) by selecting the tab entitled “SEC Filings” under the tab “Investors” and then the tab entitled “Regulatory Filings”. Information contained on, or accessible from, SmartFinancial’s website is expressly not incorporated by reference into this proxy statement/prospectus, and you should not consider it part of this proxy statement/prospectus.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 85 of this proxy statement/prospectus.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the merger, the merger agreement, and the special meeting, along with brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, and the special meeting. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 85.

Q:	What is the merger?
A:	On December 12, 2017, SmartFinancial, Tennessee Bancshares, and Southern Community Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”). Under the merger agreement, Tennessee Bancshares will merge into SmartFinancial subject to and upon the terms and conditions set forth in the merger agreement, with SmartFinancial being the surviving corporation (which we refer to as the “merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

Immediately following the merger, Southern Community Bank will merge with and into SmartBank subject to and upon the terms and conditions set forth in an agreement and plan of merger entered into by Southern Community Bank and SmartBank, with SmartBank as the surviving bank (which we refer to as the “bank merger”).

At the effective time of the merger (which we refer to as the “effective time”), each holder of Tennessee Bancshares common stock, no par value (which we refer to as “Tennessee Bancshares common stock”), will receive 0.8065 shares of SmartFinancial common stock, par value $1.00 per share (which we refer to as “SmartFinancial common stock”), for each share of Tennessee Bancshares common stock held immediately prior to the merger (which we refer to as the “stock consideration”). Additionally, the merger agreement provides that Tennessee Bancshares may pay, immediately prior to the closing of the merger, a one-time, special cash dividend of up to $0.70 per share (which we refer to as the “special dividend”, and together with the stock consideration, the “merger consideration”), subject to the satisfaction of certain conditions.

Based on the number of shares of SmartFinancial and Tennessee Bancshares common stock outstanding as of March 8, 2018, the last practicable date before the date of this proxy statement/prospectus, we expect that current Tennessee Bancshares shareholders will hold, in the aggregate, approximately 11.50% of the outstanding shares of SmartFinancial common stock immediately following the closing of the merger.

The merger cannot be completed unless, among other things, Tennessee Bancshares shareholders approve the Tennessee Bancshares proposal to approve and adopt the merger agreement.

Q:	Why is Tennessee Bancshares merging with SmartFinancial?
A:	Tennessee Bancshares is merging with SmartFinancial because the board of directors for Tennessee Bancshares believes that the merger will provide shareholders of Tennessee Bancshares with substantial benefits and will enable the combined company to better serve its customers. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings “The Merger —Background of the Merger,” “The Merger —Tennessee Bancshares’ Reasons for the Merger; Recommendation of the Tennessee Bancshares Board of Directors.”
Q:	Why am I receiving this proxy statement/prospectus?
A:	Tennessee Bancshares has called a special meeting of its shareholders (which we refer to as the “special meeting”) to approve and adopt the merger agreement. This document serves as a proxy statement for the special meeting and describes the proposals to be presented at the special meeting. This document is also a prospectus that is being delivered to Tennessee Bancshares shareholders because SmartFinancial is offering shares of its common stock to Tennessee Bancshares shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger, the merger agreement, and the other proposal being voted on at the special meeting, and important information to consider in connection with an investment in SmartFinancial common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without having to attend the special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	On what am I being asked to vote?
A:	Tennessee Bancshares is soliciting proxies from its shareholders with respect to the following proposals:
•	a proposal to approve and adopt the merger agreement (which we refer to as the “merger proposal”); and
•	a proposal to approve one or more adjournments or postponements of the special meeting, if necessary or appropriate, including adjournments or postponements to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).
Q:	How does the Tennessee Bancshares board recommend that I vote?
A:	The Tennessee Bancshares board of directors unanimously recommends that Tennessee Bancshares shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.
Q:	Are there any voting agreements in relation to the merger?
A:	The directors of Tennessee Bancshares, who collectively beneficially own and have the power to vote approximately 27.8% of Tennessee Bancshares common stock have entered into an agreement with SmartFinancial in which they have agreed, among other things, to vote their shares of Tennessee Bancshares common stock in favor of the merger proposal and the adjournment proposal.
Q:	What will Tennessee Bancshares shareholders receive in the merger?
A:	At the effective time of the merger, holders of Tennessee Bancshares common stock will receive 0.8065 shares (which we refer to as the “exchange ratio”) of SmartFinancial common stock for each share of Tennessee Bancshares common stock owned or held immediately prior to the merger. SmartFinancial will not issue any fractional shares of its common stock in the merger and will instead pay to each former shareholder of Tennessee Bancshares who otherwise would be entitled to receive such fractional share an amount in cash, without interest, (rounded to the nearest cent) determined by multiplying (i) the volume weighted average of the closing prices of SmartFinancial common stock on the Nasdaq Capital Market (or such other securities market or stock exchange on which the SmartFinancial common stock then principally trades) for the ten consecutive trading days ending on and including the trading day immediately preceding the closing date of the merger by (ii) the fraction of a share (rounded to the nearest thousandth) of SmartFinancial common stock that such shareholder would otherwise be entitled to receive pursuant to the merger agreement.

Additionally, the merger agreement provides that Tennessee Bancshares may pay, immediately prior to the closing of the merger, a special dividend of up to $0.70 per share (which we refer to as the “special dividend”), subject to the satisfaction of certain conditions.

Q:	What is the special dividend?
A:	The merger agreement provides that Tennessee Bancshares may pay, immediately prior to the effective time of the merger, a special dividend of up to $0.70 per share in the event that Southern Community Bank sells certain identified loans (which we refer to as the “special dividend loans”). Southern Community Bank must sell the special dividend loans before the effective time of the merger for a price equal to at least 95% of the then-current balance of such loans. The amount of the special dividend may be less than $0.70 per share if Southern Community Bank sells a participation interest in a portion of the special dividend loans, in which case the special dividend will be proportionally reduced in relation to the aggregate remaining unpaid principal amount of all special dividend loans. For example, if Southern Community Bank sells a participation interest or interests in half of the special dividend loans, Tennessee Bancshares will be eligible to pay a special dividend of $0.35 per share.

There can be no assurance that Tennessee Bancshares will be able to pay the special dividend. Although the Tennessee Bancshares board of directors intends to declare and cause Tennessee Bancshares to pay the special dividend to Tennessee Bancshares shareholders as long as the special dividend loans are sold in accordance with the merger agreement, there is no assurance that the Tennessee Bancshares board of directors will be permitted to pay the special dividend under applicable law. In addition, even if the special dividend is paid, it may be less than $0.70 per share. See “The Merger Agreement—Merger Consideration – Special Dividend” on page 51.

Tennessee Bancshares will provide its shareholders with an update regarding the special dividend prior to the Tennessee Bancshares special meeting.

Q:	Will the value of the stock consideration change between the date of this proxy statement/prospectus and the effective time of the merger?
A:	Because the number of shares of SmartFinancial common stock to be received by Tennessee Bancshares shareholders is fixed, the value of the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for SmartFinancial common stock. Any fluctuation in the market price of SmartFinancial common stock after the date of this proxy statement/prospectus will change the value of the stock consideration.
Q:	Who will receive the stock consideration?
A:	If all of the conditions to the closing of the merger are satisfied and the merger is consummated, record holders of Tennessee Bancshares common stock at the effective time of the merger will receive the stock consideration. See “The Merger Agreement—Exchange of Certificates” on page 52.
Q:	Who will receive the special dividend?
A:	If the conditions to the payment of the special dividend are satisfied and if all conditions to the closing of the merger are satisfied, the Tennessee Bancshares board of directors will duly convene a meeting, authorize the payment of the special dividend, and declare a record date and payment date for the special dividend. The record date will be prior to the date of the closing of the merger, and the payment date will be on or prior to the date of the closing of the merger. Each record holder of Tennessee Bancshares common stock on the record date for the special dividend will receive their proportionate share of the special dividend on the payment date for the special dividend.
Q:	What happens if I sell my shares of Tennessee Bancshares common stock before the effective time?
A:	The record date for the special meeting is earlier than the date of the special meeting and the effective time. If you transfer your shares of Tennessee Bancshares common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting, but you will transfer the right to receive the stock consideration to the person to whom you transfer your shares. If you transfer your shares of Tennessee Bancshares common stock after the special meeting, you will transfer the right to receive the stock consideration to the person to whom you transfer your shares. In order to receive the stock consideration, you must hold your shares of Tennessee Bancshares common stock at the effective time of the merger.
Q:	What happens if I sell my Tennessee Bancshares common stock before the record date or payment date of the special dividend?
A:	If you sell your shares of Tennessee Bancshares common stock before the record date for the special dividend, you will not be entitled to receive the special dividend if it is paid. If you hold Tennessee Bancshares common stock on the record date for the special dividend but decide to sell them before payment date for the special dividend, you will still receive the special dividend. In order to receive the special dividend, you must you must hold your shares of Tennessee Bancshares common stock on the record date.
Q:	Will the shares of SmartFinancial common stock that I receive in the merger be freely tradable?
A:	Yes, in most cases. The shares of SmartFinancial common stock to be issued in the merger will be registered under the Securities Act and listed for trading on Nasdaq. However, if there are any former shareholders of Tennessee Bancshares who will be deemed to be “affiliates” of SmartFinancial under the Securities Act after the merger (generally, directors and executive officers of SmartFinancial and shareholders holding 10% or more of the outstanding shares of common stock of SmartFinancial), such persons must comply with certain transfer restrictions under the Securities Act.

Q:	Who can vote at the special meeting?
A:	All shareholders of record of Tennessee Bancshares common stock as of the close of business on March 19, 2018, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof, in accordance with Tennessee law.
Q:	When and where is the special meeting?
A:	The special meeting will be held at the main office of Southern Community Bank at 1400 North Jackson Street, Tullahoma, Tennessee 37388 on Monday, April 23, 2018, at 5:30 p.m. local time.
Q:	What do I need to do now?
A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you can vote your proxy prior to the special meeting in one of the following ways: (i) use the Internet at the website shown on your proxy card; (ii) use the telephone number shown on your proxy card; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a “legal proxy” from the institution that holds their shares.
Q:	What constitutes a quorum for the special meeting?
A:	The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Tennessee Bancshares common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:	No. Your broker will not vote your shares unless you provide instructions on how to vote. If you hold your shares in “street name” through a bank, broker, or other nominee, you should have received access to this proxy statement/prospectus from your bank, broker, or other nominee with instructions on how to instruct the holder of record to vote your shares. Please follow the voting instructions provided by the bank, broker, or other nominee. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. You may not vote shares held in street name by returning a proxy card directly to Tennessee Bancshares or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee. Further, banks, brokers, or other holders of record who hold shares of Tennessee Bancshares common stock on behalf of their customers may not give a proxy to Tennessee Bancshares to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, and other holders of record do not have discretionary voting power on these matters. See “What is the vote required to approve each proposal at the special meeting?”
Q:	Can I change my vote?
A:	Yes. If you are a holder of record of Tennessee Bancshares common stock, you may change your vote at any time before your shares are voted at the special meeting by: (1) using the internet webpage or telephone number on your proxy card to change your vote, (2) signing and returning a proxy card with a later date, (3) delivering a written revocation letter to Tennessee Bancshares’ President, or (4) attending the special meeting in person, notifying the President of Tennessee Bancshares and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Tennessee Bancshares after the vote will not affect the vote. Tennessee Bancshares’ President’s mailing address is: Tennessee Bancshares, Inc., Attention: William Yoder, P.O. Box 850, Tullahoma, Tennessee 37388. If you hold your shares in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee to change your vote.

Q:	Will Tennessee Bancshares be required to submit the merger proposal to its shareholders even if Tennessee Bancshares’ board of directors has withdrawn, modified, or qualified its recommendation regarding how to vote with respect to the merger proposal?
A:	Yes. Unless the merger agreement is terminated before the special meeting, the merger agreement requires that Tennessee Bancshares submit the merger proposal to its shareholders even if the Tennessee Bancshares board of directors has withdrawn, modified, or qualified its recommendation regarding how to vote with respect to the merger proposal.
Q:	What are the United States federal income tax consequences of the merger to Tennessee Bancshares shareholders?
A:	The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). It is a condition to the obligation of SmartFinancial to effect the merger that SmartFinancial receive a written opinion from Butler Snow LLP, or Butler Snow, counsel to SmartFinancial, dated as of the closing date of the merger to the effect that for United States federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

A United States holder (as defined below in the section entitled “Material United States Federal Income Tax Consequences of the Merger”) of Tennessee Bancshares common stock will not recognize any gain or loss for United States federal income tax purposes upon the exchange of the holder’s shares of Tennessee Bancshares common stock solely for shares of SmartFinancial common stock in the merger. However, if any United States holder of Tennessee Bancshares common stock receives the special dividend or cash in lieu of a fractional share of SmartFinancial common stock, such receipt of cash generally will be treated as a taxable transaction causing such Tennessee Bancshares shareholder to recognize gain or, depending on the circumstances, loss.

Please carefully review the information set forth in the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 43 for a description of the material United States federal income tax consequences of the merger.

The United States federal income tax consequences described above may not apply to all holders of Tennessee Bancshares common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Are Tennessee Bancshares shareholders entitled to dissenters’ rights?
A:	Yes. If you are a holder of shares of Tennessee Bancshares common stock and if you follow the procedures prescribed by Tennessee law, you may dissent from the merger proposal and have the fair value of your Tennessee Bancshares common stock paid to you in cash. If you follow these procedures, you will not receive the merger consideration. The fair value of your Tennessee Bancshares common stock, determined in the manner prescribed by Tennessee law, will be paid to you in cash. That amount could be more or less than the merger consideration or the market value of SmartFinancial common stock as of the closing date of the merger. For a more complete description of these dissenters’ rights, see “The Merger —Dissenters’ Rights” beginning on page 42 and Appendix B to this proxy statement/prospectus which includes the full text of those sections of the Tennessee Business Corporation Act applicable to dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to Tennessee Bancshares before the vote is taken and the shareholder does not vote in favor of the merger proposal.
Q:	If I am a Tennessee Bancshares shareholder, should I send in my Tennessee Bancshares stock certificate(s) now?
A:	No. Please do not send in your Tennessee Bancshares stock certificates with your proxy. After the merger, an exchange agent will send you a letter of transmittal that will contain instructions for exchanging your Tennessee Bancshares common stock certificates for the stock consideration. If you have certificates evidencing your shares of Tennessee Bancshares common stock, you will need to complete and return the letter of transmittal and follow the instructions in the letter of transmittal for delivery of the certificates with their completed forms to the exchange agent. See “The Merger Agreement—Exchange of Certificates” on page 52.

Q:	What should I do if I hold my shares of Tennessee Bancshares common stock in book-entry form?
A:	If the merger occurs, an exchange agent will send you a letter of transmittal that you will need to complete and return in order to complete the exchange of your shares of Tennessee Bancshares common stock that are held in book-entry form for the stock consideration and any cash to be paid in exchange for fractional shares in the merger. See “The Merger Agreement—Exchange of Certificates” on page 52.
Q:	Who is the exchange agent for the merger?
A:	American Stock & Transfer Company, LLC is the exchange agent for the merger.
Q:	If I’ve lost my Tennessee Bancshares stock certificate(s), can I receive the stock consideration?
A:	Yes. However, as will be detailed in the letter of transmittal delivered to you by the exchange agent, you will have to provide an affidavit attesting to the fact that you lost your Tennessee Bancshares stock certificate(s). Additionally, you may have to give SmartFinancial or the exchange agent a bond in an amount determined by SmartFinancial or the exchange agent in order to indemnify SmartFinancial against a loss in the event someone finds or has your lost certificate(s) and is able to transfer such certificate(s). To avoid these measures, you should do everything you can to find your lost certificate(s) before the time comes to send it in. You may also contact Tennessee Bancshares’ President, William Yoder, at (931) 461-8506.
Q:	Do any of Tennessee Bancshares’ directors or executive officers have interests in the merger that may differ from those of other Tennessee Bancshares shareholders?
A:	Yes. Tennessee Bancshares’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Tennessee Bancshares shareholders generally. The members of Tennessee Bancshares’ board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Tennessee Bancshares shareholders approve and adopt the merger agreement. For a description of these interests, refer to the section entitled “The Merger – Interests of Officers and Directors of Tennessee Bancshares in the Merger” beginning on page 47 of this proxy statement/prospectus.
Q:	What is the vote required to approve each proposal at the special meeting?
A:	The merger proposal: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of Tennessee Bancshares common stock. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The adjournment proposal: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for Tennessee Bancshares to obtain the necessary quorum to hold the special meeting. In addition, your abstention or your failure to submit a proxy, instruct your bank, broker, or other nominees how to vote or vote in person will have the same effect as a vote “AGAINST” the merger proposal.
Q:	When do you expect to complete the merger?
A:	We presently expect to complete the merger during the second quarter of 2018. However, we cannot assure you when or if the merger will occur. We must first obtain the necessary regulatory approvals, the approval of the merger proposal by the shareholders of Tennessee Bancshares, and satisfy other closing conditions contained in the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?
A:	Tennessee Bancshares shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record of Tennessee Bancshares common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please use the internet, telephone, or complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in the proxy card and this proxy statement/prospectus to ensure that you vote every share of Tennessee Bancshares common stock that you own.
Q:	What are the conditions to completion of the merger?
A:	In addition to the approval of the merger proposal by Tennessee Bancshares shareholders, as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), SmartFinancial’s and Tennessee Bancshares’ performance of their respective obligations under the merger agreement in all material respects and each of SmartFinancial’s and Tennessee Bancshares’ receipt of a tax opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 63 of this proxy statement/prospectus.
Q:	What happens if the merger is not completed?
A:	If the merger is not completed, holders of Tennessee Bancshares common stock will not receive any merger consideration for their shares in connection with the merger. Instead, Tennessee Bancshares will remain an independent, private company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Tennessee Bancshares. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 65 for a discussion of the circumstances under which termination fees will be required to be paid.
Q:	Whom should I call with questions about the merger?
A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, are unable to locate your Tennessee Bancshares stock certificate(s), or need help voting your shares of Tennessee Bancshares common stock, please contact William Yoder, the President, at (931) 461-8507.
Q:	Are there risks associated with the merger that I should consider in deciding how to vote?
A:	Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus, in the appendices to and the documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 18 and in SmartFinancial’s SEC filings incorporated by reference herein and referred to in “Where You Can Find More Information” beginning on page 85.

SUMMARY

This summary highlights material information regarding the merger and the special meeting contained later in this proxy statement/prospectus. This summary does not contain all of the information that may be important to you and we urge you to carefully read this entire document, including the appendices and enclosures, to better understand the merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Parties to the Merger (pages 68 and 84)

SmartFinancial

SmartFinancial, Inc.
SmartBank
5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919
(865) 868-0613

SmartFinancial is a Knoxville, Tennessee-based corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (which we refer to as the “Bank Holding Company Act”). SmartFinancial is the publicly traded bank holding company for SmartBank, which operates 22 branches and three loan production offices across East Tennessee, Tuscaloosa, and Southwest Alabama, and the Florida Panhandle.

As of December 31, 2017 SmartFinancial had total assets of approximately $1.7 billion. Shares of SmartFinancial common stock are traded on the Nasdaq Capital Market under the symbol “SMBK.” Additional information about SmartFinancial and its subsidiaries can be found in documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information” beginning on page 85.

Tennessee Bancshares Parties

Tennessee Bancshares, Inc.
Southern Community Bank
1400 N. Jackson St.
Tullahoma, TN 37388
(931) 461-8507

Tennessee Bancshares is a Tullahoma, Tennessee-based corporation and bank holding company registered under the Bank Holding Company Act. Tennessee Bancshares is the bank holding company for Southern Community Bank, a Tennessee chartered commercial bank headquartered in Tullahoma, Tennessee. Southern Community Bank has offices in Tullahoma, Murfreesboro, Chattanooga, Tennessee, and Huntsville, Alabama. As of December 31, 2017, Tennessee Bancshares on a consolidated basis had total assets of approximately $245.3 million, total deposits of $216.0 million, and total shareholders’ equity of approximately $23.4 million.

The Merger (page 30)

Pursuant to the merger agreement, Tennessee Bancshares will merge into SmartFinancial subject to and upon the terms and conditions set forth in the merger agreement, with SmartFinancial as the surviving corporation. Immediately following the merger, Southern Community Bank will merge with and into SmartBank subject to and upon the terms and conditions set forth in an agreement and plan of merger entered into by Southern Community Bank and SmartBank, with SmartBank as the surviving bank. The merger agreement is attached as Appendix A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

We expect to complete the merger during the second quarter of 2018. However, neither SmartFinancial nor Tennessee Bancshares can assure you of when or if the merger will be completed. Tennessee Bancshares must obtain the approval of shareholders for the merger proposal at the special meeting. SmartFinancial and Tennessee Bancshares must also satisfy certain other closing conditions, including receiving certain required regulatory approvals. If the merger has not been completed by September 30, 2018, either SmartFinancial or Tennessee Bancshares may terminate the merger agreement so long as the party electing to terminate has not caused the failure of the merger to occur by failing to comply with its obligations under the merger agreement.

What Tennessee Bancshares Shareholders Will Receive in the Merger (page 50)

At the effective time of the merger, holders of Tennessee Bancshares common stock will receive 0.8065 shares of SmartFinancial common stock for each share of Tennessee Bancshares common stock owned or held immediately prior to the merger. SmartFinancial will not issue any fractional shares of its common stock in the merger and will instead pay to each former shareholder of Tennessee Bancshares who otherwise would be entitled to receive such fractional share an amount in cash, without interest and rounded to the nearest cent, determined by multiplying (i) the volume weighted average of the closing prices of SmartFinancial common stock on the Nasdaq Capital Market for the ten consecutive trading days ending on and including the trading day immediately preceding the effective date by (ii) the fraction of a share of SmartFinancial common stock that such shareholder would otherwise be entitled to receive pursuant to the merger agreement.

Additionally, Tennessee Bancshares may pay, immediately prior to the effective time, a one-time, special dividend of up to $0.70 per share, if certain conditions are satisfied.

Special Dividend (page 51)

Pursuant to the merger agreement, Tennessee Bancshares may pay a pre-closing special dividend to Tennessee Bancshares shareholders of up to $0.70 per share in the event that Southern Community Bank sells the special dividend loans before the effective time of the merger. In order for Tennessee Bancshares to pay the special dividend, Southern Community Bank must sell the special dividend loans before the effective time of the merger for a price equal to at least 95% of the then-current balance of such loans. The amount of the special dividend may be less than $0.70 per share if Southern Community Bank sells a participation interest in a portion of the special dividend loans, in which case the special dividend will be proportionally reduced in relation to the aggregate remaining unpaid principal amount of all special dividend loans. For example, if Southern Community Bank sells a participation interest or interests in half of the special dividend loans, Tennessee Bancshares will be eligible to pay a special dividend of $0.35 per share.

There can be no assurance that Tennessee Bancshares will be able to pay the special dividend. Although the Tennessee Bancshares board of directors intends to declare and cause Tennessee Bancshares to pay the special dividend to Tennessee Bancshares shareholders as long as the special dividend loans are sold in accordance with the merger agreement, there is no assurance that the Tennessee Bancshares board of directors will be permitted to pay the special dividend under applicable law. In addition, even if the special dividend is paid it may be less than $0.70 per share. See “The Merger Agreement—Merger Consideration—Special Dividend.”

Tennessee Bancshares will provide its shareholders with an update regarding the amount of the special dividend prior to the Tennessee Bancshares special meeting.

Issued Shares of SmartFinancial Common Stock Will be Eligible for Trading (page 50)

The shares of SmartFinancial common stock to be issued to Tennessee Bancshares shareholders upon consummation of the merger will, subject to official notice of issuance, be authorized for listing and eligible for trading on the Nasdaq Capital Market under the symbol “SMBK.”

Voting Agreements (page 47)

The directors of Tennessee Bancshares who collectively beneficially own and have the power to vote approximately 27.8% of Tennessee Bancshares common stock have entered into agreements with SmartFinancial in which they have agreed, among other things, to vote their shares of Tennessee Bancshares common stock in favor of the merger proposal and the adjournment proposal. The voting agreements automatically terminate upon the earlier to occur of (a) the approval by Tennessee Bancshares’ shareholders of the merger proposal or (b) the termination of the merger agreement. As of the record date, the directors and executive officers of Tennessee Bancshares and their affiliates collectively beneficially owned and were entitled to vote 508,706 shares of Tennessee Bancshares common stock, representing approximately 28.1% of the outstanding shares of Tennessee Bancshares common stock.

Regulatory Approvals (page 50)

Subject to the terms of the merger agreement, both SmartFinancial and the Tennessee Bancshares parties have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Tennessee Department of Financial Institutions, or the TDFI. SmartFinancial and SmartBank have filed an interagency bank merger act application with the Federal Reserve and with the TDFI. As of the date of this proxy statement/prospectus, SmartFinancial and SmartBank have not received any of the required regulatory approvals.

Although neither SmartFinancial nor Tennessee Bancshares knows of any reason why these regulatory approvals cannot be obtained in a timely manner, SmartFinancial and Tennessee Bancshares cannot be certain when or if they will be obtained.

Completion of the Merger is Subject to Customary Conditions (page 63)

The completion of the merger is subject to a number of customary conditions being met, including the approval of the merger proposal by the requisite vote of Tennessee Bancshares shareholders, as well as receipt of all required regulatory approvals. Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. Neither SmartFinancial nor Tennessee Bancshares can be certain when (or if) the conditions to the merger will be satisfied or waived by the applicable party or that the merger will be completed.

Tennessee Bancshares Special Meeting (page 26)

The special meeting will be held on Monday, April 23, 2018 at 5:30 p.m., central time, at the main office of Southern Community Bank at 1400 North Jackson Street, Tullahoma, Tennessee 37388.

At the special meeting, Tennessee Bancshares shareholders will be asked to:

•	approve the merger proposal; and
•	approve the adjournment proposal.

All shareholders of record of Tennessee Bancshares common stock as of the close of business on March 19, 2018, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof, in accordance with Tennessee law. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Tennessee Bancshares common stock entitled to vote at the special meeting will constitute a quorum. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Special Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (page 26)

The merger proposal: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of Tennessee Bancshares common stock. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The adjournment proposal: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Tennessee Bancshares’ Board of Directors Recommends that Tennessee Bancshares Shareholders Vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal (page 28)

The Tennessee Bancshares board of directors has determined unanimously that the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Tennessee Bancshares and its shareholders, and has approved and adopted unanimously the merger agreement. The Tennessee Bancshares board of directors unanimously recommends that holders of shares of Tennessee Bancshares common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the Tennessee Bancshares board of directors in reaching its decision to approve and adopt the merger agreement, see “The Merger—Tennessee Bancshares’ Reasons for the Merger; Recommendation of the Tennessee Bancshares Board of Directors.”

Tennessee Bancshares’ Officers and Directors Have Financial Interests in the Merger that are Different From or in Addition to the Interests of Other Tennessee Bancshares Shareholders (page 47)

In considering the recommendation of the Tennessee Bancshares board of directors, shareholders should be aware that the directors and executive officers of Tennessee Bancshares have certain interests in the merger that may be different from, or in addition to, the interests of Tennessee Bancshares shareholders generally. The Tennessee Bancshares board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Tennessee Bancshares shareholders vote to approve the merger proposal. These interests are described in further detail below.

These interests include:

•	William Yoder, the President and Chief Executive Officer of Tennessee Bancshares and Southern Community Bank, has entered into an employment agreement with SmartBank, which will become effective at the effective time of the merger, pursuant to which he will serve as Chief Banking and Deposit Officer of SmartBank. Robert Stahl, Southern Community Bank’s Community President, Chattanooga Market, has entered into an employment agreement with SmartBank, which will become effective at the effective time of the merger, pursuant to which he will serve as Senior Vice-President, Chattanooga Corporate Banker of SmartBank. Gerald Player, Executive Vice President and Chief Lending Officer of Southern Community Bank, has entered into an employment agreement with SmartBank, which will become effective at the effective time of the merger, pursuant to which he will serve as Executive Market Leader of the Tullahoma market for SmartBank following the bank merger. The employment agreements for Mr. Yoder, Mr. Player, and Mr. Stahl each provide for certain severance benefits upon a subsequent qualifying termination of employment.
•	Mr. Yoder will receive a one-time payment of $100,000 from Southern Community Bank in connection with the closing of the merger, and Mr. Stahl will receive a one-time payment of $50,000 from Southern Community Bank in connection with the closing of the merger.
•	Clifton Miller, a current director of Tennessee Bancshares and Southern Community Bank, will become a member of the boards of directors of SmartFinancial and SmartBank after the effective time of the merger.
•	Tennessee Bancshares’ directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement for a period of six years.

For a more complete description of these interests, see “The Merger—Interests of Officers and Directors of Tennessee Bancshares in the Merger.”

SmartFinancial and SmartBank Boards of Directors after the Merger (page 47)

Following the effective time of the merger, Clifton N. Miller, who currently serves as a director of Tennessee Bancshares and Southern Community Bank, will be appointed to the boards of directors of SmartFinancial and SmartBank.

Most Tennessee Bancshares Shareholders May Resell SmartFinancial Common Stock (pages 3 and 52)

The shares of SmartFinancial common stock to be issued to the shareholders of Tennessee Bancshares in connection with the merger will be freely tradable by such shareholders, except that if any Tennessee Bancshares shareholders are deemed to be “affiliates” of SmartFinancial, they must abide by certain transfer restrictions under the Securities Act.

The Merger Generally Will Be Tax-Deferred to Holders of Tennessee Bancshares Common Stock to the Extent They Receive SmartFinancial Common Stock But Will Be Taxable With Respect to Any Cash Received (page 43)

The merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code. It is a condition that SmartFinancial receive a legal opinion from Butler Snow to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, for United States federal income tax purposes. The opinion will not bind the Internal Revenue Service or any court, which could view the merger differently.

Generally, for United States federal income tax purposes, United States holders (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger”) will not recognize gain or loss as a result of the exchange of their Tennessee Bancshares common stock solely for shares of SmartFinancial common stock pursuant to the merger agreement. However, if any Tennessee Bancshares shareholder receives the special dividend or cash in lieu of a fractional share of SmartFinancial common stock, such receipt of cash generally will be treated as a taxable transaction causing such Tennessee Bancshares shareholder to recognize gain or, depending on the circumstances, loss. Holders of SmartFinancial common stock should have no direct income tax consequences as a result of the merger.

You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 43 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You are encouraged to consult your tax advisor to fully understand the tax consequences of the merger to you.

Comparative Rights of Shareholders (page 74)

The rights of Tennessee Bancshares’ shareholders are currently governed by Tennessee Bancshares’ charter and bylaws. The rights of SmartFinancial’s shareholders are currently governed by SmartFinancial’s charter and bylaws. Additionally, Tennessee corporate law governs the rights of the shareholders of both SmartFinancial and Tennessee Bancshares. Upon consummation of the merger, the shareholders of Tennessee Bancshares will become shareholders of SmartFinancial, and the charter and bylaws of SmartFinancial will govern their rights. SmartFinancial’s charter and bylaws differ somewhat from those of Tennessee Bancshares with respect to certain matters. The different shareholder rights are explained more fully in “Comparative Rights of Shareholders” on page 74.

Termination of the Merger Agreement and Termination Fee (page 65)

Tennessee Bancshares and SmartFinancial may jointly agree to terminate the merger agreement at any time. Additionally, the merger agreement may be terminated:

•	by SmartFinancial or the Tennessee Bancshares parties, in the event that Tennessee Bancshares’ shareholders do not approve the merger proposal, provided that in the case of termination by the Tennessee Bancshares parties, Tennessee Bancshares and its board of director have complied with their obligations to call and hold the special meeting and to recommend and solicit approval of the merger agreement by Tennessee Bancshares’ shareholders;
•	by SmartFinancial or the Tennessee Bancshares parties, in the event that any consent, approval, or waiver from the Federal Reserve, the TDFI, the United States Department of Justice, or any other governmental agency required in connection with the consummation of the transactions contemplated by the merger agreement has been denied by final and non-appealable action of such governmental authorities or any application for any such consent, approval, or waiver has been permanently withdrawn at the request of any such governmental authority, provided the denial or withdrawal is not due to the failure of the terminating parties to perform or observe their obligations under the merger agreement;
•	by SmartFinancial or the Tennessee Bancshares parties, in the event that any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement, provided that the action of such governmental authority is not due to the failure of the terminating parties to perform or observe their obligations under the merger agreement;
•	by SmartFinancial or the Tennessee Bancshares parties, in the event the merger is not consummated by September 30, 2018, provided that the failure to consummate the merger by such date is not due to the failure of the terminating parties to perform or observe their obligations under the merger agreement;
•	by SmartFinancial: (a) in the event of a breach of the merger agreement by Tennessee Bancshares or Southern Community Bank, if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and is not cured by the earlier of September 30, 2018, and 30 days after written notice to the breaching party of the breach (provided that SmartFinancial is not in material breach of the merger agreement) (which we refer to as a “SmartFinancial material breach termination”); (b) in the event that, (i) the Tennessee Bancshares parties materially breach their obligations under the merger agreement relative to acquisition proposals or calling and holding the special meeting and recommending and soliciting approval of the merger agreement by Tennessee Bancshares’ shareholders or (ii) the Tennessee Bancshares board of directors does not recommend in this proxy statement/prospectus the approval of the merger agreement and the transactions contemplated thereby by Tennessee Bancshares’ shareholders or, after having made such recommendation, subsequently makes a Tennessee Bancshares change of recommendation; or (c) in the event of a third-party tender or exchange offer for 10% or more of the outstanding shares of Tennessee Bancshares stock is commenced and Tennessee Bancshares’ board of directors recommends that Tennessee Bancshares shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that Tennessee Bancshares shareholders reject the tender or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•	by the Tennessee Bancshares parties: (a) in the event of a breach of the merger agreement by SmartFinancial if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and is not cured by the earlier of September 30, 2018, and 30 days after written notice to the breaching party of the breach (provided that the Tennessee Bancshares parties are not in material breach of the merger agreement); or (b) at any time prior to approval of the merger agreement by the Tennessee Bancshares shareholders, for the purpose of entering into an agreement with regard to a superior proposal, provided that the Tennessee Bancshares parties have not materially breached their obligations under the merger agreement relative to acquisition proposals or calling and holding the special meeting and recommending and soliciting approval of the merger agreement by Tennessee Bancshares’ shareholders;

The Tennessee Bancshares parties will be required to pay SmartFinancial a termination fee of $1,300,000:

•	in the event of a SmartFinancial material breach termination, if at or before the special meeting the Tennessee Bancshares Parties receive a bona fide acquisition proposal that is not withdrawn prior to the date of termination of the merger agreement and within 12 months of the date of termination Tennessee Bancshares enters into a definitive agreement with respect to or consummates an acquisition proposal, whether or not the same acquisition proposal first mentioned above;
•	in the event the SmartFinancial parties terminate the merger agreement because, prior to the approval of the merger agreement by Tennessee Bancshares’ shareholders, (i) the Tennessee Bancshares parties materially breach their obligations under the merger agreement relative to acquisition proposals or calling and holding the special meeting and recommending and soliciting approval of the merger agreement by Tennessee Bancshares’ shareholders or (ii) the Tennessee Bancshares board of directors does not recommend in this proxy statement/prospectus the approval of the merger agreement and the transactions contemplated thereby by Tennessee Bancshares’ shareholders or, after having made such recommendation, subsequently makes a Tennessee Bancshares change of recommendation;
•	in the event the SmartFinancial parties terminate the merger agreement because Tennessee Bancshares’ board of directors recommends that Tennessee Bancshares shareholders tender their shares in a third-party tender or exchange offer for 10% or more of any class or series of outstanding shares of Tennessee Bancshares stock or otherwise fails to recommend that Tennessee Bancshares shareholders reject the tender or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or
•	in the event the Tennessee Bancshares parties terminate the merger agreement for the purpose of entering into an agreement with regard to a superior proposal.

The above-described termination fee payable by the Tennessee Bancshares parties could discourage other companies from seeking to acquire or merge with the Tennessee Bancshares parties prior to completion of the merger and could cause the Tennessee Bancshares parties to reject any acquisition proposal from a third party which does not take into account the termination fee.

Tennessee Bancshares Shareholders Have Dissenters’ Rights (page 42)

Tennessee law permits holders of Tennessee Bancshares common stock to dissent from the merger and to have the fair value of their Tennessee Bancshares common stock paid in cash. To do this, a Tennessee Bancshares shareholder must follow certain procedures, including filing certain notices with Tennessee Bancshares and refraining from voting the shareholder’s shares of Tennessee Bancshares common stock in favor of the merger proposal. If a Tennessee Bancshares shareholder properly dissents from the merger proposal, that shareholder’s shares of Tennessee Bancshares common stock will not be exchanged for shares of SmartFinancial common stock in the merger, but rather, that shareholder’s only right will be to receive the appraised value of the shareholder’s shares in cash. For a complete description of these dissenters’ rights, see page 42 and Appendix B to this proxy statement/prospectus where the full text of those sections of the Tennessee Business Corporation Act applicable to dissenters’ rights is set out. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to Tennessee Bancshares before the vote is taken and the shareholder does not vote in favor of merger proposal.

Opinion of Financial Advisor to Tennessee Bancshares (page 36 and Appendix C)

Olsen Palmer LLC, or Olsen Palmer, has delivered a written opinion to the board of directors of Tennessee Bancshares, as of December 12, 2017, based upon and subject to certain matters stated in the opinion, that the merger consideration is fair, from a financial point of view, to Tennessee Bancshares. This opinion is attached to this proxy statement/prospectus as Appendix C. The opinion of Olsen Palmer is not a recommendation to any shareholder of Tennessee Bancshares as to how to vote on the proposal to approve the merger agreement, the merger, or the issuance of SmartFinancial common stock to the shareholders of Tennessee Bancshares in the merger. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Olsen Palmer in providing its opinion. For further information, see “The Merger—Opinion of Tennessee Bancshares’ Financial Advisor.”

Risk Factors (page 18)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

SmartFinancial

SmartFinancial common stock is traded on the Nasdaq Capital Market under the symbol “SMBK.” There is no established public trading market for Tennessee Bancshares common stock, and shares of Tennessee Bancshares common stock are traded solely in individually-arranged transactions between buyers and sellers.

The following table presents the closing sale price of SmartFinancial common stock on December 12, 2017, the last trading day before the date of the public announcement of the merger agreement, and March 8, 2018, the last practicable date before the date of this proxy statement/prospectus. The table also presents the equivalent value of the stock consideration per share of Tennessee Bancshares common stock on that date, calculated by multiplying the closing sale price of SmartFinancial common stock on those dates by the exchange ratio (0.8065).

The following table shows only historical comparisons. No assurance can be given as to what the market price of the SmartFinancial common stock will be when the merger is completed or any time thereafter. Because the market value of SmartFinancial common stock will fluctuate after the date of this proxy statement/prospectus, no assurance can be given as to the value a share of SmartFinancial common stock will have when received by a Tennessee Bancshares shareholder. Tennessee Bancshares shareholders and SmartFinancial shareholders are advised to obtain current market quotations for Tennessee Bancshares common stock and SmartFinancial common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the proposals contained in this proxy statement/prospectus.

Date	SmartFinancial common stock	Equivalent Tennessee Bancshares share price(1)
December 12, 2017	$21.82	$17.60
March 8, 2018	$22.54	$18.42
(1)	Equivalent per share price does not give effect to the pre-closing special dividend of up to $0.70 per share. See “The Merger Agreement –Merger Consideration—Special Dividend” on page 51 for more information.

The following table sets forth, for the periods indicated, the high and low sales prices of SmartFinancial common stock and cash dividends paid per share of SmartFinancial common stock for the periods indicated.

	High	Low	Cash Dividends Paid Per Share
2018
First Quarter (through March 8, 2018)	$23.15	$20.50	—
2017
First Quarter	$23.20	$17.17	—
Second Quarter	$26.26	$20.35	—
Third Quarter	$25.95	$22.31	—
Fourth Quarter	$24.98	$21.10	—
2016
First Quarter	$18.50	$14.75	—
Second Quarter	$18.75	$14.21	—
Third Quarter	$16.79	$14.41	—
Fourth Quarter	$20.58	$16.14	—

As of March 8, 2018, the last practicable date prior to the date of this proxy statement/prospectus, there were 11,233,806 shares of SmartFinancial common stock issued and outstanding and approximately 673 shareholders of record.

SmartFinancial has not paid dividends to its common shareholders during the last three years. As a holding company, SmartFinancial is ultimately dependent upon its bank subsidiary, SmartBank, to provide funding for SmartFinancial’s operating expenses, debt service, and dividends. Various banking laws and regulations applicable to SmartBank limit the payment of dividends and other distributions by SmartBank to SmartFinancial, and these laws and regulations may limit SmartFinancial’s ability to pay dividends to its shareholders. Additionally, bank regulatory authorities could impose administratively stricter limitations on the ability of SmartBank to pay dividends to SmartFinancial if such limits were deemed appropriate to preserve certain capital adequacy requirements. Accordingly, there can be no assurance that SmartFinancial will pay dividends to its shareholders in the future. See “Bank holding company dividends” in our annual report on Form 10-K, and “Bank dividends” in our annual report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus, for additional information about limitations on SmartFinancial’s and SmartBank’s ability to declare and pay dividends. See “Where You Can Find More Information” beginning on page 85.

Tennessee Bancshares

There is no established public trading market for Tennessee Bancshares’ common stock, and shares of Tennessee Bancshares common stock are thinly traded in private transactions. A Tennessee Bancshares common stock shareholder who desires to sell his or her common stock must privately locate one or more willing buyers. Additionally, a seller in this private transaction may ultimately be motivated to sell for reasons that are different from a seller of shares with an established public market. Recent trades of Tennessee Bancshares’ common stock are not necessarily indicative of the potential value of Tennessee Bancshares’ common stock if it were actually traded in a public market. The price per share for trades among Tennessee Bancshares’ common shareholders are not necessarily reported to Tennessee Bancshares’ management, and trades known to Tennessee Bancshares management are not necessarily the only trades of Tennessee Bancshares’ common stock. To the best knowledge of Tennessee Bancshares’ management, the most recent trades were an aggregate of 1,200 shares at a price of $13.75 per share on November 3, 2017.

Payment of dividends by Tennessee Bancshares is subject to certain regulations that may limit or prevent the payment of dividends and is further subject to the discretion of Tennessee Bancshares’ board of directors. In December 2015, Tennessee Bancshares paid a dividend of $0.15 per share to its shareholders; and in December 2016, Tennessee Bancshares paid a dividend of $0.25 per share to its shareholders. Additionally, under and subject to the terms of the merger agreement, Tennessee Bancshares may be eligible to pay a one-time special dividend of up to $0.70 per share, subject to the satisfaction of certain conditions, immediately prior to the closing of the merger.

As of March 8, 2018, the last practicable date prior to the date of this proxy statement/prospectus, there were 1,809,282 shares of Tennessee Bancshares common stock issued and outstanding and approximately 363 shareholders of record.

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below are unaudited per share basic and diluted earnings, cash dividends and book value for SmartFinancial and Tennessee Bancshares on a historical basis, and for Tennessee Bancshares on a pro forma equivalent basis, in each case for the fiscal year ended December 31, 2017. The information presented below should be read together with the historical consolidated financial statements of SmartFinancial, including the related notes, incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The unaudited pro forma adjustments are based upon available information and certain assumptions that SmartFinancial and Tennessee Bancshares management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Tennessee Bancshares will be reflected in the consolidated financial statements of SmartFinancial on a prospective basis.

The equivalent pro forma net income available to common shareholders, per share basic and diluted and the equity common per share is based upon the pro forma combined net income and equity of SmartFinancial divided by the pro forma number of average shares–basic, average shares–diluted, and outstanding shares, respectively, of the combined companies as of December 31, 2017. The merger equivalent book value per share of Tennessee Bancshares is based on the 1,459,186 shares of SmartFinancial common stock into which the 1,809,282 shares of Tennessee Bancshares common stock outstanding as of December 31, 2017 will be converted in the merger.

Unaudited Comparative Per Share Data
For The Year Ended December 31, 2017

	SmartFinancial Historical	Tennessee Bancshares Historical	Equivalent Pro Forma(1)
Net income available to common shareholders, per share:
Basic	$0.56	$1.40	$0.73
Diluted	0.55	1.40	0.72

Cash dividends per common share	—	—	—
Equity per common share	$18.46	$12.94	$18.18
(1)	The unaudited pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.8065.

RISK FACTORS

If the merger is consummated, Tennessee Bancshares shareholders will receive shares of SmartFinancial common stock in exchange for their shares of Tennessee Bancshares common stock. An investment in SmartFinancial common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Tennessee Bancshares common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 24 under the heading “Cautionary Statement Regarding Forward-Looking Statements.” However, there are a number of other risks and uncertainties relating to SmartFinancial that you should consider in deciding how to vote at the special meeting, in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect SmartFinancial’s future financial results and may cause SmartFinancial’s future earnings and financial condition to be less favorable than SmartFinancial’s expectations. There are also a number of risks related to the merger that shareholders of Tennessee Bancshares should consider in deciding how to vote on the merger proposal. This section summarizes many of those risks.

In addition, SmartFinancial’s business is subject to numerous risks and uncertainties, including the risks and uncertainties described in SmartFinancial’s annual report on Form 10-K for the year ended December 31, 2016, in addition to other filings that SmartFinancial has made with the SEC since the date of its most recently filed annual report on Form 10-K, which is incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 85.

Risks Related to the Merger

Because the market price of SmartFinancial common stock will fluctuate, the value of the stock consideration to be received by Tennessee Bancshares shareholders is uncertain.

In connection with the merger, each share of Tennessee Bancshares common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive 0.8065 shares of SmartFinancial common stock.

Although the exchange ratio is fixed, the market value of the stock consideration will fluctuate. The market value of the shares of SmartFinancial common stock to be received as stock consideration will vary from the closing price of SmartFinancial common stock on the date SmartFinancial and Tennessee Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed to Tennessee Bancshares shareholders, on the date of the special meeting, and on the date the merger is completed and thereafter. Any change in the market price of SmartFinancial common stock prior to the completion of the merger will affect the market value of the stock consideration that Tennessee Bancshares shareholders will receive upon completion of the merger, and there will be no adjustment to the stock consideration for changes in the market price of shares of SmartFinancial common stock. Stock price changes may result from a variety of factors that are beyond the control of SmartFinancial, including, but not limited to, general market and economic conditions, changes in SmartFinancial’s business, operations, and prospects and regulatory considerations. Therefore, at the time of the special meeting, you will not know the precise market value of the stock consideration Tennessee Bancshares shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of SmartFinancial common stock.

Tennessee Bancshares may not be able to pay the special dividend, and if Tennessee Bancshares pays the special dividend, it may be less than $0.70 per share.

The merger agreement provides that if certain identified loans currently held by Southern Community Bank are sold or paid in full for at least 95% of the then-current unpaid principal balance on such loans, the Tennessee Bancshares board of directors may declare a pre-closing special dividend of up to $0.70 per share on shares of Tennessee Bancshares common stock. There is no assurance that Tennessee Bancshares will be able to pay the dividend, and even if the special dividend is paid, it may be less than $0.70 per share. See “The Merger Agreement—Merger Consideration—Special Dividend.” Tennessee Bancshares will provide its shareholders with an update regarding the amount of the special dividend prior to the Tennessee Bancshares special meeting.

The market price for SmartFinancial common stock may be affected by factors different from those that historically have affected Tennessee Bancshares.

Upon completion of the merger, holders of Tennessee Bancshares common stock will become holders of SmartFinancial common stock. SmartFinancial’s business differs from that of Tennessee Bancshares, and accordingly, the results of operations of SmartFinancial will be affected by some factors that are different from those currently affecting the results of operations of Tennessee Bancshares. For a discussion of the businesses of SmartFinancial and Tennessee Bancshares and of some important factors to consider in connection with those businesses, see the section entitled “Where You Can Find More Information” beginning on page 85, including, in particular, in the section entitled “Risk Factors” in SmartFinancial’s annual report on Form 10-K for the year ended December 31, 2016.

Integrating Southern Community Bank into SmartBank’s operations may be more difficult, costly, or time-consuming than anticipated.

SmartBank and Southern Community Bank have operated and, until the bank merger is completed, will continue to operate, independently. Accordingly, the process of integrating Southern Community Bank’s operations into SmartBank’s operations could result in the disruption of operations or the loss of Southern Community Bank customers and employees, and could make it more difficult to achieve the intended benefits of the merger. Inconsistencies between the standards, controls, procedures, and policies of SmartBank and those of Southern Community Bank could adversely affect SmartBank’s ability to maintain relationships with current customers and employees of Southern Community Bank if and when the bank merger is completed.

As with any merger of banking institutions, business disruptions may occur that may cause SmartBank to lose customers or may cause Southern Community Bank’s customers to withdraw their deposits from Southern Community Bank prior to the bank merger’s consummation and from SmartBank thereafter. The realization of the anticipated benefits of the merger may depend in large part on the successful integration of Southern Community Bank’s operations into SmartBank’s operations, and to address differences in business models and cultures. If the operations of Tennessee Bancshares and Southern Community Bank are not successfully integrated into SmartFinancial’s and SmartBank’s operations and on a timely basis, some or all of the expected benefits of the merger and the bank merger may not be realized. Difficulties encountered with respect to such matters could result in an adverse effect on the financial condition, results of operations, capital, liquidity, or cash flows of SmartBank and SmartFinancial.

In addition, the integration of Capstone and SmartFinancial following the completion of the Capstone merger on November 1, 2017 is ongoing. Such integration remains a priority for SmartFinancial and continues to utilize human and capital resources. The risk of a diversion of management attention away from ongoing business concerns may be increased by two merger integration processes which are relatively close in time. These integration matters could have an adverse effect on SmartFinancial during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement may be completed, approval of our applications and notices filed with the Federal Reserve Board and the TDFI must be obtained. These governmental entities and regulatory agencies may impose conditions, limitations or costs, or place restrictions on the conduct of SmartFinancial after the completion of the merger as a condition to the granting of such approvals or require changes to the terms of the merger or the bank merger. Although SmartFinancial and Tennessee Bancshares do not currently expect that any material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting the combined company’s revenues, any of which might have a material adverse effect on SmartFinancial following the merger and the bank merger. There can be no assurance as to whether the required regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 63 for a discussion of the conditions to the completion of the merger and for a description of the regulatory approvals that must be received in connection with the merger and the bank merger.

SmartFinancial may fail to realize the benefits and cost savings anticipated from the merger.

Although SmartFinancial anticipates that it will realize certain benefits and cost savings as to the operations of Tennessee Bancshares and Southern Community Bank and otherwise from the merger if and when the operations of Tennessee Bancshares and Southern Community Bank are fully integrated into SmartFinancial’s and

SmartBank’s operations, it is possible that SmartFinancial may not realize all of the benefits and cost savings that it has estimated to be realized from the merger and the bank merger. For example, SmartFinancial may be required to continue to operate or maintain functions that are currently expected to be combined or reduced as a result of the merger. The realization of the estimated benefits and cost savings also will depend on our ability to combine the operations of SmartFinancial and SmartBank with the operations of Tennessee Bancshares and Southern Community Bank in a manner that permits those benefits and costs savings to be realized. If SmartFinancial is not able to integrate the operations of Tennessee Bancshares and Southern Community Bank into SmartFinancial’s and SmartBank’s operations successfully and to reduce the combined costs of conducting the integrated operations of the two banks, the anticipated benefits and cost savings may not be fully realized, if at all, or may take longer to realize than expected. The failure to realize those benefits and cost savings could materially adversely affect the combined company’s financial condition, results of operations, capital, liquidity, or cash flows.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

SmartFinancial expects to incur significant costs associated with combining the operations of Tennessee Bancshares and Southern Community Bank with the operations of SmartFinancial and SmartBank. SmartFinancial recently began collecting information in order to formulate detailed integration plans to deliver anticipated cost savings. Additional unanticipated costs may be incurred in the integration of the businesses of SmartFinancial and Tennessee Bancshares. Although SmartFinancial expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is consummated, each of SmartFinancial and Tennessee Bancshares will incur substantial expenses, such as legal, accounting, and financial advisory fees, in pursuing the merger which will adversely impact each company’s earnings.

The termination fee and the restrictions on negotiation contained in the merger agreement may discourage other companies from trying to acquire Tennessee Bancshares.

Until the consummation of the merger, with some exceptions, Tennessee Bancshares is prohibited from soliciting, initiating, knowingly facilitating or encouraging, or participating in any discussion, negotiation, or activity regarding an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than SmartFinancial. In addition, Tennessee Bancshares has agreed to pay a termination fee of $1.3 million to SmartFinancial if the merger agreement is terminated under certain circumstances, including a change of recommendation of the Tennessee Bancshares board of directors. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 65. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Tennessee Bancshares from considering or proposing such an acquisition that might result in greater value to Tennessee Bancshares’ shareholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Tennessee Bancshares than it might otherwise have proposed to pay.

Certain executive officers and directors of Tennessee Bancshares have interests in the merger different from, or in addition to, the interests of Tennessee Bancshares shareholders.

Certain of Tennessee Bancshares’ existing directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Tennessee Bancshares’ shareholders generally. For example, a director of Tennessee Bancshares will be elected to the boards of directors of SmartFinancial and SmartBank immediately following the consummation of the merger, and certain Tennessee Bancshares executive officers have entered into employment agreements with SmartBank which will take effect following the consummation of the merger. The Tennessee Bancshares board of directors was aware of these interests when it approved and adopted the merger agreement. See “The Merger—Interests of Officers and Directors of Tennessee Bancshares in the Merger” beginning on page 47.

The opinion delivered to the board of directors of Tennessee Bancshares by its financial advisor prior to the signing of the merger agreement does not reflect any changes in circumstances since the date of the opinion.

Olsen Palmer, the financial advisor to Tennessee Bancshares, delivered its written opinion to the board of directors of Tennessee Bancshares on December 12, 2017. Changes in the operations and prospects of Tennessee Bancshares, Southern Community Bank, SmartFinancial, or SmartBank, general market and economic conditions, and other factors that may be beyond the control of Tennessee Bancshares, Southern Community Bank, SmartFinancial, and SmartBank, may alter the value of Tennessee Bancshares, Southern Community Bank, SmartFinancial, or SmartBank, or the value of shares of Tennessee Bancshares common stock or SmartFinancial common stock by the time the merger is completed. The opinion does not speak as of the date of this document, at the time the merger is completed or as of any date other than the date of the opinion. The opinion is attached as Appendix C to this proxy statement/prospectus. For a description of the opinion, see “The Merger—Opinion of Tennessee Bancshares’ Financial Advisor.”

Holders of Tennessee Bancshares common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Tennessee Bancshares common stock currently have the right to vote in the election of the board of directors and on other matters affecting Tennessee Bancshares. Upon the completion of the merger, each Tennessee Bancshares shareholder who receives shares of SmartFinancial common stock as stock consideration will become a shareholder of SmartFinancial with a percentage ownership of SmartFinancial that is smaller than such shareholder’s percentage ownership of Tennessee Bancshares. It is currently expected that the former shareholders of Tennessee Bancshares as a group will receive shares of SmartFinancial common stock constituting approximately 11.50% of the outstanding shares of SmartFinancial common stock immediately after the effective time of the merger. Because of this, Tennessee Bancshares shareholders may have less influence on the management and policies of SmartFinancial than they now have on the management and policies of Tennessee Bancshares, and current SmartFinancial shareholders may have less influence than they now have on the management and policies of SmartFinancial.

The shares of SmartFinancial common stock to be received by Tennessee Bancshares shareholders as consideration for the merger will have different rights from the shares of Tennessee Bancshares common stock.

Upon completion of the merger, Tennessee Bancshares shareholders will become SmartFinancial shareholders and their rights as shareholders will continue to be governed by Tennessee corporate law, and will additionally be governed by the SmartFinancial charter and bylaws. The rights associated with Tennessee Bancshares common stock are different from the rights associated with SmartFinancial common stock. For example, under Tennessee law, dissenters’ rights are not available to holders of a class of stock that is traded on a national securities exchange, such as SmartFinancial common stock, whereas generally under Tennessee, law dissenters’ rights are available to holders of a class of stock that is not traded on a national securities exchange, such as Tennessee Bancshares common stock. Please see “Comparative Rights of SmartFinancial and Tennessee Bancshares Shareholders” beginning on page 74 for a further discussion of the different rights associated with SmartFinancial common stock.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, the merger will not occur or will be delayed and each of SmartFinancial and Tennessee Bancshares may lose some or all of the intended benefits and cost savings of the merger. See “The Merger Agreement — Conditions to Consummation of the Merger.”

Termination of the merger agreement could negatively impact Tennessee Bancshares.

If the merger agreement is terminated before closing, Tennessee Bancshares may suffer various consequences. For example, Tennessee Bancshares’ business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits and cost savings of completing the merger. Also, Tennessee Bancshares will have incurred substantial expenses in connection with the proposed merger without realizing the benefits and cost savings of the merger. If the merger agreement is terminated and the Tennessee Bancshares board of directors seeks another merger or business combination, Tennessee Bancshares shareholders cannot be certain that Tennessee Bancshares will be able to find a party willing to pay the equivalent or greater consideration than that which SmartFinancial has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Tennessee Bancshares may be required to pay SmartFinancial a termination fee or liquidated damages. See “The Merger Agreement—Termination of the Merger Agreement.”

SmartFinancial and Tennessee Bancshares will be subject to business uncertainties and Tennessee Bancshares will be subject to contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SmartFinancial or Tennessee Bancshares. These uncertainties may impair the ability of SmartFinancial or Tennessee Bancshares to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Tennessee Bancshares or SmartFinancial to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Tennessee Bancshares may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Tennessee Bancshares or SmartFinancial depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Tennessee Bancshares’s business prior to the merger closing and SmartFinancial business after the merger closes, could be harmed. In addition, subject to certain exceptions, Tennessee Bancshares has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement—Conduct of Business Pending the Merger.”

The merger may distract SmartFinancial’s management from its other responsibilities.

The acquisition of Tennessee Bancshares could cause SmartFinancial’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of SmartFinancial. Any such distraction on the part of management, if significant, could affect SmartFinancial’s ability to service existing business and develop new business, adversely affect its business and earnings and negatively impact the trading price of its common stock.

The market price of SmartFinancial common stock may decline as a result of the merger.

The market price of SmartFinancial common stock may decline as a result of the merger if SmartFinancial does not achieve the perceived benefits and cost savings of the merger or the effect of the merger on SmartFinancial’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

SmartFinancial’s management will have broad discretion as to the use of assets acquired from this merger, and may not use these assets effectively.

SmartFinancial’s management will have broad discretion in the application of the assets from this merger and could utilize the assets in ways that do not improve SmartFinancial’s results of operations or enhance the value of its common stock. Tennessee Bancshares shareholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. SmartFinancial’s failure to utilize these assets effectively could have a material adverse effect on the combined company, delay the development of products and cause the price of SmartFinancial common stock to decline.

The special dividend may not be treated as additional merger consideration for U.S. federal income tax purposes and instead may be recharacterized as a distribution under Section 301 of the Internal Revenue Code.

SmartFinancial (as the successor to Tennessee Bancshares) intends to report the special dividend as additional merger consideration for U.S. federal income tax purposes. It is possible, however, that the IRS may disagree with the characterization of the special dividend as additional merger consideration paid by SmartFinancial in exchange for a portion of a holder’s Tennessee Bancshares common stock and instead recharacterize the special dividend as a distribution by Tennessee Bancshares within the meaning of Section 301 of the Internal Revenue Code. If the IRS recharacterizes the special dividend as Section 301 distribution, it will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) of Tennessee Bancshares. Assuming certain holding period and other requirements are met, the dividends received by a non-corporate United States holder will be subject to tax at the regular U.S. federal income tax rate generally applicable to long-term capital gains. The dividends received by a corporate United States holder may be eligible for a dividends received deduction, subject to applicable limitations. The portion of the special dividend, if any, in excess of the current or accumulated earnings and profits of Tennessee Bancshares generally will constitute a non-taxable return of capital that will be applied against and reduce (but not below zero) the United States holder’s adjusted tax basis in its Tennessee Bancshares common stock. Any remaining excess generally will be treated as capital gain from the sale or other disposition of the Tennessee Bancshares common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the appendixes hereto and information incorporated by reference, contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (which we refer to as the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”). Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of each of SmartFinancial and Tennessee Bancshares, as well as certain information relating to the merger. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which SmartFinancial and Tennessee Bancshares are unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. You should note that the discussion of SmartFinancial’s and Tennessee Bancshares’ reasons for the merger contain many forward-looking statements that describe beliefs, assumptions, expectations, and estimates of the board or management of each of SmartFinancial and Tennessee Bancshares and public sources as of the indicated dates and those assumptions, expectations and estimates may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements, include, but are not limited to, those identified in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 18 of this proxy statement/prospectus and the following:

•	expected revenue synergies and cost savings from the combination may not be fully realized or may take longer than anticipated to be realized;
•	disruption from the merger with customers, suppliers or employees or other business partners’ relationships;
•	the risk of successful integration of the two companies’ business;
•	a material adverse change in the financial condition of SmartFinancial or Tennessee Bancshares;
•	loan losses that exceed the level of allowance for loan losses of the combined company;
•	lower than expected revenue following the merger;
•	SmartFinancial’s ability to manage the combined company’s growth;
•	the risks inherent or associated with a merger or acquisition, like the merger;
•	ability to obtain governmental approvals of the combination on the proposed terms and schedule;
•	general economic conditions, either nationally or in certain of the MSAs in which we operate, that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;
•	failure of Tennessee Bancshares’ shareholders to approve the merger agreement and the merger;
•	the ability to obtain required governmental approvals of the merger and for such approvals to not be revoked;
•	reputational risk and the risk of adverse reaction of SmartFinancial’s, SmartBank’s, Tennessee Bancshares’ or Southern Community Bank’s customers, suppliers, employees, or other business partners to the merger;
•	the failure of the closing conditions to be satisfied or any unexpected delay in closing the merger;

•	the risk that the integration of SmartFinancial and Tennessee Bancshares’ operations will be materially delayed or will be more costly or difficult than expected;
•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the dilution caused by SmartFinancial’s issuance of additional shares of its common stock in the merger or related to the merger;
•	continuation of the historically low short-term interest rate environment;
•	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;
•	the inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels or regulatory agencies in connection with those agencies’ approval of the merger;
•	credit losses as a result of, among other potential factors, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;
•	the amount of the combined financial institution’s loan portfolio collateralized by real estate and weaknesses in the real estate market;
•	restrictions or conditions imposed by the combined financial institution’s regulators on its operations;
•	the adequacy of the level of the combined financial institution’s allowance for loan losses and the amount of loan loss provisions required in future periods;
•	examinations by the combined financial institution’s regulatory authorities, including the possibility that the regulatory authorities may, among other things, require the combined financial institution to increase its allowance for loan losses or write down assets;
•	reduced earnings due to higher other-than-temporary impairment charges resulting from additional decline in the value of the combined financial institution’s securities portfolio, specifically as a result of increasing default rates, and loss severities on the underlying real estate collateral;
•	changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry;
•	general economic conditions resulting in, among other things, a deterioration in credit quality, and other general competitive, political and market conditions;
•	increased competition with other financial institutions and other changes occurring in business conditions, including inflation.

Additional factors are discussed in the reports filed with the SEC by SmartFinancial. See “Where You Can Find More Information” on page 85.

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Tennessee Bancshares shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to SmartFinancial, Tennessee Bancshares, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, SmartFinancial and Tennessee Bancshares undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF SHAREHOLDERS

General

With respect to Tennessee Bancshares shareholders, this document constitutes a proxy statement of Tennessee Bancshares in connection with its solicitation of proxies from its shareholders for the vote on the merger proposal, on approval and adoption of the merger agreement, and on the adjournment proposal. The proxy statement/prospectus is being mailed to Tennessee Bancshares shareholders of record on or about March 22, 2018, together with the notice of the special meeting and a proxy solicited by Tennessee Bancshares’ board of directors for use at the special meeting and at any adjournments or postponements of the special meeting.

Meeting Date, Time, and Place

The special meeting will be held on Monday, April 23, 2018 at 5:30 p.m. local time, at the main office of Southern Community Bank at 1400 North Jackson Street, Tullahoma, Tennessee 37388.

Matters to be Considered

At the special meeting, Tennessee Bancshares shareholders will be asked to:

•	approve the merger proposal; and
•	approve the adjournment proposal.

Each copy of this proxy statement/prospectus mailed to Tennessee Bancshares shareholders is accompanied by a proxy form for use at the special meeting.

Record Date; Quorum

The Tennessee Bancshares board of directors has fixed the close of business on March 19, 2018 as the record date for determining the Tennessee Bancshares shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 1,809,282 shares of Tennessee Bancshares common stock outstanding and entitled to vote at the special meeting held by approximately 363 holders of record. Each share of Tennessee Bancshares common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Tennessee Bancshares common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Tennessee Bancshares common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting, including any adjournment thereof (unless a new record date is or must be set for the adjourned meeting).

Vote Required; Treatment of Abstentions and Failure to Vote

The merger proposal: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of the outstanding shares of Tennessee Bancshares common stock. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The adjournment proposal: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal at the special meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal it will have no effect on the proposal.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers, and other nominees who hold shares of stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker, or other nominee that are represented at the special meeting, but with respect to which the bank, broker, or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker, or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Tennessee Bancshares common stock in “street name,” your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this proxy statement/prospectus. Tennessee Bancshares believes that all of the proposals to be presented at the special meeting are “non-routine” proposals, and your bank, broker, or other nominee may not vote your shares without your specific voting instructions. Therefore, if you are a Tennessee Bancshares shareholder and you fail to direct your bank, broker, or other nominee to vote your shares, it could have the same effect as voting against the merger proposal and no effect on the adjournment proposal.

Shares Held by Officers and Directors

As of the record date, the directors and executive officers of Tennessee Bancshares and their affiliates collectively beneficially owned and were entitled to vote 508,706 shares of Tennessee Bancshares common stock, representing approximately 28.1% of the outstanding shares of Tennessee Bancshares common stock. In connection with the execution of the merger agreement, directors of Tennessee Bancshares who collectively beneficially own and have the power to vote approximately 27.8% of Tennessee Bancshares common stock have entered into agreements with SmartFinancial in which they have agreed, among other things, to vote their shares of Tennessee Bancshares common stock for the approval of the merger proposal. As of the record date, excluding shares held in fiduciary or agency capacity, SmartFinancial and its subsidiaries did not own any shares of Tennessee Bancshares common stock.

Voting of Proxies

Each copy of this proxy statement/prospectus mailed to Tennessee Bancshares shareholders is accompanied by a proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you may vote your proxy prior to the special meeting in one of the following ways: (i) use the Internet at the website shown on your proxy card; (ii) use the telephone number shown on your proxy card; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided, regardless of whether you plan to attend the special meeting. If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TENNESSEE BANCSHARES COMMON STOCK YOU OWN. Accordingly, please vote using the internet, telephone, or sign, date, and return the enclosed proxy card, whether or not you plan to attend the special meeting in person.

All shares represented by valid proxies that Tennessee Bancshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Revocability of Proxies

If you hold your shares of Tennessee Bancshares common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) using the internet webpage or telephone number on your proxy card, (2) signing and returning a proxy card with a later date, (3) delivering a written revocation letter to Tennessee Bancshares’ President, or (4) attending the special meeting in person, notifying the President, and voting by ballot at the special meeting. Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Tennessee Bancshares’ President) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Tennessee Bancshares, Inc.
Attention: William Yoder, President
P.O. Box 850
Tullahoma, TN 37388-0850

If your shares of Tennessee Bancshares common stock are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or nominee regarding the revocation of proxies.

Solicitation of Proxies

Tennessee Bancshares, on behalf of Tennessee Bancshares’ board of directors, is soliciting your proxy in connection with the merger. Tennessee Bancshares will pay all of the costs of soliciting proxies in connection with the special meeting. In addition to solicitation of proxies by mail, Tennessee Bancshares will request that banks, brokers, nominees and other record holders send proxies and proxy material to the beneficial owners of Tennessee Bancshares common stock and secure their voting instructions. However, Tennessee Bancshares’ directors, officers and employees will not be paid any special or extra compensation for soliciting such proxies.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by SmartFinancial, SmartBank, Tennessee Bancshares, Southern Community Bank or any other person.

Recommendation of the Boards of Directors

The Tennessee Bancshares board of directors has determined that transactions contemplated by the merger agreement, including the merger and the bank merger, each on the terms and conditions set forth in the merger agreement, are in the best interests of Tennessee Bancshares and its shareholders and has approved and adopted the merger agreement. The Tennessee Bancshares board of directors unanimously recommends that Tennessee Bancshares shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger—Tennessee Bancshares’ Reasons for the Merger; Recommendation of the Tennessee Bancshares Board of Directors” for a more detailed discussion of the Tennessee Bancshares board of directors’ recommendation.

In the course of reaching its decision to approve the merger agreement and the merger, Tennessee Bancshares’ board of directors, among other things, consulted with its legal advisors, Waller Lansden Dortch & Davis, LLP, or Waller Lansden, regarding the legal terms of the merger agreement, and with its financial advisor, Olsen Palmer, as to the fairness, from a financial point of view and as of the date of the opinion, to Tennessee Bancshares of the merger consideration. For a discussion of the factors considered by Tennessee Bancshares’ board of directors in reaching its conclusion, see “—Tennessee Bancshares’ Reasons for the Merger; Recommendation of the Tennessee Bancshares Board of Directors.”

Dissenters’ Rights

Holders of Tennessee Bancshares common stock who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act are entitled to dissent from the merger and receive payment of the fair value of their shares of Tennessee Bancshares common stock if the merger is consummated. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to this proxy statement/prospectus. Please see the section entitled “The Merger – Dissenters’ Rights” beginning on page 42 for a summary of the procedures to be followed in asserting dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to Tennessee Bancshares before the vote is taken and the shareholder does not vote in favor of merger proposal.

Attending the Special Meeting

All holders of Tennessee Bancshares common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees, or any other shareholder of record, are invited to attend the special meeting. Shareholders of record of Tennessee Bancshares common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of Tennessee Bancshares common stock, please contact William Yoder, at (931) 461-8507.

THE MERGER

The following is a summary of certain terms and conditions of the merger and the merger agreement. You are urged to read the merger agreement carefully, and a copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

Transaction Structure

Each of the board of directors of SmartFinancial and Tennessee Bancshares has approved the merger agreement, which provides for the merger of Tennessee Bancshares with and into SmartFinancial, with SmartFinancial to be the corporation to survive, upon and subject to the terms and conditions set forth in the merger agreement and in accordance with the Tennessee Business Corporation Act. At the effective time of the merger, the separate corporate existence of Tennessee Bancshares will cease and SmartFinancial, as the surviving corporation of the merger, will continue as a bank holding company chartered under Tennessee law. Following the merger, the charter and bylaws of SmartFinancial as in effect immediately prior to the merger will serve as the charter and bylaws of the surviving corporation, until amended in accordance with applicable law.

Immediately following the merger, Southern Community Bank will merge with and into SmartBank, with SmartBank to be the banking corporation to survive the bank merger, upon and subject to the terms and conditions set forth in the bank plan of merger and in accordance with the Tennessee Banking Act and the Tennessee Business Corporation Act. At the effective time of the bank merger, the separate corporate existence of Southern Community Bank will cease and SmartBank, as the surviving corporation of the bank merger, will continue as a banking corporation chartered under Tennessee law. The charter and bylaws of SmartBank as in effect immediately prior to the merger will serve as the charter and bylaws of the surviving bank, until amended in accordance with applicable law.

Merger Proposal

At the special meeting, holders of Tennessee Bancshares common stock will be asked to vote to approve the merger agreement and the merger. The merger will not be completed unless Tennessee Bancshares’ shareholders adopt the merger agreement and approve the proposed merger of Tennessee Bancshares with and into SmartFinancial.

Background of the Merger

As part of its ongoing consideration and evaluation of Tennessee Bancshares’ long-term strategic plan, Tennessee Bancshares’ board of directors and senior management have regularly reviewed and assessed Tennessee Bancshares’ business strategies and objectives, including strategic opportunities and challenges, and considered various strategic options potentially available to the institution, all with the goal of maximizing value for its shareholders. Previous strategic discussions focused on, among other things, the business environment facing financial institutions in general, and Tennessee Bancshares and Southern Community Bank in particular, as well as current conditions and ongoing consolidation within the financial services industry. Other possible actions considered included continued organic growth, business combinations involving Southern Community Bank and other financial institutions, as well as a possible sale of Tennessee Bancshares and Southern Community Bank to a larger financial institution.

During the first quarter of 2017, Tennessee Bancshares received presentations from representatives of various investment banking firms, including Olsen Palmer, regarding strategic alternatives available to the company, valuation in the banking industry in general, and the potential valuation of Tennessee Bancshares specifically.

On April 8, 2017, the Tennessee Bancshares board of directors held a strategic planning session to discuss in greater detail the strategic options available to the company. These options included, without limitation: (i) continued organic growth as an independent bank; (ii) a stock-for-stock merger with a publicly traded company; (iii) a cash sale to a larger public or private company; or (iv) an acquisition of a smaller bank for stock. Items discussed at the planning session included growth projections for Tennessee Bancshares, potential acquirers, transaction timing, and the impact of such a transaction on the shareholders and employees of the company. The board of directors also received information regarding fiduciary duties in the context of a proposed merger or sale transaction. Following a lengthy discussion, the board of directors instructed management to pursue a potential sale of the company with particular interest in a merger with a publicly traded institution for stock consideration. Also, at this meeting, the board of directors voted to retain Olsen Palmer as Tennessee Bancshares’ financial advisor in connection with a proposed sale of the company.

Tennessee Bancshares directed Olsen Palmer to contact various parties, selected by management after consultation with the board of directors and based on their assessed ability and level of interest in a potential transaction with Tennessee Bancshares, to discuss potential strategic options for Tennessee Bancshares. Following Olsen Palmer’s engagement and as part of that process, various parties, including SmartFinancial, were contacted by Olsen Palmer regarding a potential combination with Tennessee Bancshares.

SmartFinancial’s long-range corporate strategy includes growth through acquisitions within geographic areas complimentary to the company’s existing footprint. Management has also expressed its intention of growing SmartBank to over $2 billion in total assets. The proposed merger with Tennessee Bancshares would allow the combined institution to grow to over $2 billion in total assets, while being accretive to earnings, and providing the opportunity to penetrate banking markets in Middle Tennessee and Huntsville, Alabama.

On July 10, 2017, Tennessee Bancshares entered into a confidentiality and non-disclosure agreement with SmartFinancial in connection with a potential combination of the two entities. SmartFinancial subsequently received certain non-public preliminary diligence material about Tennessee Bancshares, which information was reviewed by SmartFinancial over the following weeks. During this period, Tennessee Bancshares also executed confidentiality agreements with a number of other financial institutions and provided similar non-public information to those institutions.

On August 3, 2017, SmartFinancial submitted a nonbinding indication of interest to Tennessee Bancshares setting forth the proposed terms of a merger transaction between the two organizations, pursuant to which Tennessee Bancshares would merge into SmartFinancial, for a purchase price of $18.50 per share of Tennessee Bancshares common stock, to be paid in 100% SmartFinancial common stock pursuant to a fixed exchange ratio based on the recent trading price of SmartFinancial common stock. Additionally, Tennessee Bancshares received nonbinding indications of interest from other institutions, including a financial institution that we refer to as “Company A.”

On August 10, 2017, the board of directors of Tennessee Bancshares met with a representative of Olsen Palmer to discuss the indications of interest. At this meeting, Olsen Palmer presented on a variety of topics, including an overview of the marketing process and a review and analysis of proposals received. After a lengthy discussion, the board determined to proceed to negotiate with SmartFinancial and Company A in an effort to obtain the highest possible price for Tennessee Bancshares’ shareholders.

On August 18, 2017, SmartFinancial submitted a revised nonbinding indication of interest (the “revised indication of interest”) with an exchange ratio based on $18.75 per share of Tennessee Bancshares common stock, and an agreement by SmartFinancial to evaluate the addition of one legacy Tennessee Bancshares director to the boards of directors of SmartFinancial and SmartBank.

On August 22, 2017, the board of directors of Tennessee Bancshares held a special meeting, during which a representative of Olsen Palmer reviewed the revised indication of interest. The discussion included the increased price, the mechanism for determining the exchange ratio, the possible addition of one legacy Tennessee Bancshares director to the boards of directors of SmartFinancial and SmartBank and the impact of the proposed transaction on current Tennessee Bancshares’ employees. The board of directors also received information regarding the offer received from Company A, which provided for an all-cash transaction at a lower price than that offered by SmartFinancial. After a detailed discussion, the board of directors of Tennessee Bancshares voted not to accept the offer from SmartFinancial due to several issues, including price.

On August 24, 2017, SmartFinancial and Tennessee Bancshares management discussed SmartFinancial’s revised indication of interest by telephone.

On September 6, 2017, the board of directors of Tennessee Bancshares met with Olsen Palmer to discuss a potential offer from another financial institution, which we refer to as “Company B.” Representatives from Olsen Palmer presented an overview of Company B. On September 7, 2017, Tennessee Bancshares received a verbal offer from Company B. At this time, Tennessee Bancshares entered into a confidentiality and non-disclosure agreement with Company B and provided non-public information regarding Tennessee Bancshares to Company B. Tennessee Bancshares informed SmartFinancial of the offer from Company B.

On September 11, 2017, SmartFinancial provided Tennessee Bancshares with certain supplementary financial analyses that SmartFinancial had performed in connection with its revised indication of interest to Tennessee Bancshares.

On September 13, 2017, the board of directors of Tennessee Bancshares held a special meeting to revisit the revised indication of interest. Following a review of additional financial analyses and an update concerning employee synergies, the board of directors unanimously voted to accept the terms of the revised indication of interest, to authorize William Yoder, President and Chief Executive Officer, to accept the revised indication of interest, to negotiate a definitive merger agreement, and to commence the due diligence process.

On September 18, 2017, Mr. Yoder met members of SmartFinancial’s management to discuss the recent decision of the Tennessee Bancshares board of directors to accept SmartFinancial’s revised indication of interest.

Between September 20, 2017 and October 4, 2017, SmartFinancial conducted preliminary diligence with respect to Tennessee Bancshares.

Tennessee Bancshares executed the revised nonbinding indication of interest on October 10, 2017.

On October 12, 2017, Mr. Yoder met with Billy Carroll, President and Chief Executive Officer of SmartFinancial to discuss the timeline of the proposed merger and the expectations of the parties.

On October 13, 2017, SmartFinancial engaged BSP Securities, LLC, or Banks Street, to provide financial advisory and investment banking services related to the proposed transaction with Tennessee Bancshares.

Between October 13, 2017, and October 31, 2017, SmartFinancial conducted a comprehensive financial, legal, operational and credit due diligence review of Tennessee Bancshares and Southern Community Bank, including document and loan review. On October 25, 2017, Tennessee Bancshares engaged an independent accounting firm to perform a review of SmartBank’s loan portfolio.

At a meeting of the SmartFinancial board of directors on October 26, 2017, Banks Street presented the strategic opportunities, financial merits, and viability of a potential transaction with Tennessee Bancshares. The SmartFinancial board of directors authorized Mr. Carroll and other members of SmartFinancial management to continue the diligence and negotiations process with respect to a potential transaction with Tennessee Bancshares.

During November, 2017, Tennessee Bancshares and SmartFinancial and their respective financial and legal advisors continued to perform financial and legal due diligence with respect to the other party based on due diligence request lists exchanged between the parties.

On November 15, 2017, legal counsel to SmartFinancial delivered an initial draft of the proposed definitive merger agreement to legal counsel to Tennessee Bancshares based on the terms outlined in the revised nonbinding indication of interest. Over the course of the next several days, negotiations between the parties and their counsel ensued regarding the terms of the definitive merger agreement. The parties negotiated various issues which included the respective representations and warranties of the parties, the respective covenants of the parties pending closing of the transaction, the rights and obligations of the parties in the event the merger agreement is terminated prior to the consummation of the merger, including negotiations regarding the amount of the termination fee, various employee-related issues, and the new employment agreements proposed by SmartFinancial for Mr. Yoder, Gerald Player, and Robert Stahl.

On November 17, 2017 and December 1, 2017, representatives from SmartFinancial and Tennessee Bancshares, together with counsel for each organization, conducted telephonic due diligence calls which covered a variety of topics including financial, legal, and regulatory matters.

On November 21, 2017, counsel to Tennessee Bancshares provided a revised merger agreement to counsel for SmartFinancial.

On November 27, 2017, representatives of SmartFinancial verbally informed Tennessee Bancshares that the proposed exchange ratio provided for in the merger agreement would be changed to a fixed exchange ratio of 0.7793 shares of SmartFinancial common stock for each share of Tennessee Bancshares common stock, which equated to a price per share of Tennessee Bancshares common stock of $17.37. Additionally, SmartFinancial proposed that Tennessee Bancshares pay its routine annual dividend to shareholders. The proposed revised exchange ratio was based on the results of SmartFinancial’s due diligence of the Tennessee Bancshares’ loan portfolio and projected loan growth.

On November 28, 2017, the Tennessee Bancshares board of directors held a special meeting to discuss the revised offer from SmartFinancial. Representatives from Olsen Palmer updated the board on the current merger and acquisition environment, and presented an analysis of SmartFinancial common stock. The Tennessee Bancshares board of directors discussed the company’s potential options in connection with the transaction with SmartFinancial.

On November 29, 2017, SmartFinancial and Tennessee Bancshares entered into a mutual confidentiality agreement, which superseded and replaced the confidentiality agreement executed on July 10, 2017.

Between November 28 and December 1, 2017, SmartFinancial and Tennessee Bancshares discussed various issues related to specific loans in Southern Community Bank’s loan portfolio.

On December 1, 2017, SmartFinancial revised its offer to a fixed exchange ratio of 0.8065 shares of SmartFinancial common stock for each share of Tennessee Bancshares common stock, with no payment by Tennessee Bancshares of its routine annual dividend. Additionally, SmartFinancial proposed that the merger agreement provide that Tennessee Bancshares be allowed to pay a special, pre-closing cash dividend in an amount up to $0.70 cents per share if certain loans were sold prior to closing.

On December 4, 2017, the board of directors of Tennessee Bancshares held a special meeting to discuss the status of negotiations with SmartFinancial. Mr. Yoder presented the board with information on the status of discussions concerning SmartFinancial’s review of Southern Community Bank’s loan portfolio, and the revised offer from SmartFinancial, including information on the proposed pre-closing special dividend. The board of directors discussed the revised offer from SmartFinancial, and after discussion, directed Mr. Yoder to finalize the merger agreement with SmartFinancial under the revised terms.

On December 5, 2017, counsel to Tennessee Bancshares provided a revised version of the merger agreement.

On December 6, 2017, SmartFinancial’s legal counsel distributed a revised draft of the merger agreement to Tennessee Bancshares’ legal counsel reflecting the revised terms, including the addition of the pre-closing special dividend.

On December 6, 2017, the board of directors of Tennessee Bancshares met to consider the proposed transaction with SmartFinancial, after receiving presentations from Tennessee Bancshares’ legal counsel and Olsen Palmer and after having had discussions with senior management. At the meeting, Tennessee Bancshares’ legal advisor reviewed with the Tennessee Bancshares directors their fiduciary duty to shareholders under Tennessee law. Tennessee Bancshares’ legal advisor also reviewed with the board of directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement. Olsen Palmer reviewed the financial aspects of the proposed merger and summarized the financial analysis that was used to render an opinion to the Tennessee Bancshares board of directors regarding the fairness of the merger consideration, from a financial point of view, to the holders of Tennessee Bancshares common stock. Olsen Palmer verbally informed the board of directors of Tennessee Bancshares that, assuming no material changes were made ot the merger agreement, Olsen Palmer was prepared to deliver its written opinion. Following a discussion among members of Tennessee Bancshares’ board of directors, including consideration of the factors described below under “Tennessee Bancshares’ Reasons for the Merger; Recommendation of the Tennessee Bancshares Board of Directors,” Tennessee Bancshares’ board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of Tennessee Bancshares and its shareholders and approved and adopted the merger agreement and the merger, and recommended that the merger agreement and the merger be submitted to Tennessee Bancshares shareholders for approval. On December 12, 2017, Olsen Palmer delivered its written opinion to the board of directors of Tennessee Bancshares.

At a special called meeting of the SmartFinancial board of directors on December 12, 2017, the SmartFinancial board of directors met with members of SmartFinancial’s senior management, Banks Street, and SmartFinancial’s legal advisors. Mr. Carroll and Mr. Welborn reviewed with the SmartFinancial board of directors information regarding SmartFinancial, Tennessee Bancshares, and the terms of the proposed merger. Representatives of Banks Street then reviewed with the SmartFinancial board of directors a range of matters, including the structure of the merger, business and financial information regarding the two companies, valuation methodologies and analyses and other matters. Members of SmartFinancial’s senior management also apprised the board of directors of the results of its due diligence investigations of Tennessee Bancshares. SmartFinancial’s legal advisors discussed with the board of directors the legal standards applicable to its decisions and actions with respect to the proposed merger and reviewed the terms of the proposed merger, the merger agreement and the ancillary transaction agreements, including the proposed employment agreements with Messrs. Yoder, Player, and Stahl.

After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the SmartFinancial board of directors, including the factors described under “SmartFinancial’s Reasons for the Merger,” the SmartFinancial board of directors unanimously determined that a merger with Tennessee Bancshares was consistent with SmartFinancial’s business strategies and in the best interests of SmartFinancial and SmartFinancial’s shareholders and the directors voted unanimously to approve and adopt the merger agreement and the transactions contemplated thereby.

Subsequently, the merger agreement and related agreements were executed and delivered and the transaction was announced on the evening of December 12, 2017, in a press release issued jointly by SmartFinancial and Tennessee Bancshares.

SmartFinancial’s Reasons for the Merger

In the course of reaching its conclusion that the merger agreement is in the best interest of SmartFinancial and its shareholders, the SmartFinancial board of directors considered many factors, including the positive and negative factors described elsewhere in this proxy statement/prospectus. In reaching their conclusion, the members of the SmartFinancial board of directors relied on, among other things, their personal knowledge of SmartFinancial, Tennessee Bancshares, and the banking industry, on information provided by executive officers of SmartFinancial, and on advice and information provided by SmartFinancial’s legal and financial advisors.

•	each of SmartFinancial’s, Tennessee Bancshares’ and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects;
•	the complementary nature of Southern Community Bank’s geographic footprint, which offers the potential for growth through the expansion into the new and attractive Middle Tennessee and Huntsville, Alabama markets, as well as the opportunity to improve market share in the Chattanooga, Tennessee region;
•	the potential to grow SmartBank’s brand as a premier community bank in the Southeast specializing in serving the banking needs of consumers and small and middle market businesses across its markets;
•	SmartFinancial’s management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Tennessee Bancshares;
•	the similarity of the business models and cultures of the two companies, including with respect to strategic focus, client service, credit cultures and risk profiles, which SmartFinancial management believes should facilitate the successful integration and implementation of the transaction;
•	potential increased income opportunity derived from the ability to market a larger number of products and services to Southern Community Bank customers that are not presently offered;
•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;
•	the potential enhanced economies of scale resulting in improved efficiencies, risk diversification and reduction of marginal cost risk management;
•	the anticipated pro forma impact of the transaction on the surviving corporation, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels;
•	the board of directors’ understanding of the current and prospective environment in which SmartFinancial and Tennessee Bancshares operate, including national, regional, and local economic conditions, the competitive and regulatory environment for financial institutions generally, and the likely effect of these factors on SmartFinancial in the context of the proposed merger;
•	the board of directors’ beliefs with respect to the complementary aspects of SmartFinancial’s and Tennessee Bancshares’ businesses, including customer focus, business orientation and compatibility of the companies’ cultures and management and operating styles;

•	the belief of SmartFinancial’s senior management that the management teams and employees of SmartFinancial and Tennessee Bancshares possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, talent;
•	the belief of the board of directors that the pro forma increased market capitalization of SmartFinancial could result in higher visibility and exposure in the capital markets, which could have positive valuation implications; and
•	the beliefs of the board of directors that heightened regulatory scrutiny makes consolidation preferable, as large banks can more easily respond to market changes.

The foregoing information and factors considered by SmartFinancial’s board of directors is not exhaustive, but includes material factors that SmartFinancial’s board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by SmartFinancial’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors internally and with SmartFinancial’s management and legal and financial advisors and reached the general consensus that the merger was in the best interests of SmartFinancial and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. It should be noted that this explanation of the reasoning of SmartFinancial’s board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The SmartFinancial board of directors determined that the merger, the merger agreement, and the issuance of SmartFinancial common stock in connection with the merger are in the best interests of SmartFinancial and its shareholders.

Tennessee Bancshares’ Reasons for the Merger; Recommendation of the Tennessee Bancshares Board of Directors

In reaching its decision to approve the merger agreement and the other transactions contemplated by the merger agreement, and to recommend to its shareholder to approve the merger proposal, the Tennessee Bancshares board of directors consulted with Tennessee Bancshares management, as well as its financial and legal advisors, and considered a number of factors, including the following factors:

•	each of SmartFinancial’s, Tennessee Bancshares’ and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects;
•	the anticipated economies of scale for the combined company;
•	the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics, including earnings, dividends, return on equity, tangible book value, and regulatory capital levels;
•	the current and prospective environment in which Tennessee Bancshares and SmartFinancial operate including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on Tennessee Bancshares both with and without the merger;
•	the similarity of the business models and cultures of the two companies, including with respect to strategic focus, client service, credit cultures and risk profiles, which Tennessee Bancshares management believes should facilitate the successful integration and implementation of the transaction;
•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;
•	the potential enhanced economies of scale resulting in improved efficiencies, risk diversification and reduction of marginal cost risk management;

•	that holders of Tennessee Bancshares common stock will receive merger consideration consisting primarily of shares of SmartFinancial common stock, which stock is publicly traded on the Nasdaq Capital Market;
•	the ability of SmartFinancial to receive the requisite regulatory approvals in a timely manner;
•	the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;
•	the complementary nature of the business strategies, customers, and business lines of the two companies which the Tennessee Bancshares board of directors believes should provide the opportunity to mitigate integration risks and increase potential returns including the similar cultures of commitment to customers and the communities served;
•	the board of directors’ belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in Tennessee;
•	the board of directors’ beliefs with respect to the complementary aspects of SmartFinancial’s and Tennessee Bancshares’ businesses, including customer focus, business orientation and compatibility of the companies’ cultures and management and operating styles;
•	the belief of Tennessee Bancshares’ senior management that the management teams and employees of SmartFinancial and Tennessee Bancshares possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, talent;
•	the belief of the board of directors that the pro forma increased market capitalization of Tennessee Bancshares could result in higher visibility and exposure in the capital markets, which could have positive valuation implications; and
•	the social and economic effects of the merger on Tennessee Bancshares’ depositors, borrowers, other customers, employees, and creditors, and on the communities in which Tennessee Bancshares operates or is located.

The foregoing information and factors considered by Tennessee Bancshares’ board of directors is not exhaustive, but includes material factors that Tennessee Bancshares’ board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Tennessee Bancshares’ board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors internally and with Tennessee Bancshares’ management and legal and financial advisors. In considering the foregoing factors, individual directors may have assigned different weights to different factors. It should be noted that this explanation of the reasoning of Tennessee Bancshares’ board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Tennessee Bancshares board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Tennessee Bancshares and its shareholders, and approved the merger agreement and the transactions contemplated thereby. The Tennessee Bancshares board of directors recommends that Tennessee Bancshares’ shareholders vote “FOR” the Tennessee Bancshares merger proposal and “FOR” the Tennessee Bancshares adjournment proposal, if necessary or appropriate to solicit additional proxies.

Opinion of Tennessee Bancshares’ Financial Advisor

Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The board of directors of Tennessee Bancshares engaged Olsen Palmer to provide financial advisory services in connection with the merger and to issue an opinion to the board of directors of Tennessee Bancshares as to the fairness, from a financial point of view, to Tennessee Bancshares’ shareholders of the financial terms of the proposed merger (which we refer to as the “opinion”). Olsen Palmer issued its opinion on December 12, 2017.

No limitations were imposed by Tennessee Bancshares’ board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s opinion has any present or contemplated future ownership interest in Tennessee Bancshares. Pursuant to the terms of its engagement with Tennessee Bancshares, Olsen Palmer received a fee for providing the opinion and, upon completion of the merger, will receive a success fee for its financial advisory services. In addition, Tennessee Bancshares also agreed to indemnify Olsen Palmer against certain liabilities arising out of its engagement.

Olsen Palmer has not provided investment banking and financial advisory services to Tennessee Bancshares or SmartFinancial during the two-year period prior to December 12, 2017. Olsen Palmer may provide investment banking, financial advisory and other financial services to Tennessee Bancshares and/or SmartFinancial in the future, for which Olsen Palmer may receive compensation.

In connection with its opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:

•	A draft dated December 12, 2017 of the merger agreement;
•	Certain financial statements and other historical financial information of Tennessee Bancshares that Olsen Palmer deemed relevant;
•	Internal financial projections for Tennessee Bancshares for the years ending December 31, 2017 through December 31, 2021 (the “projections”) as provided by senior management of Tennessee Bancshares;
•	A comparison of certain financial information for Tennessee Bancshares with similar institutions for which publicly available information is available;
•	The financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	Certain financial statements and other historical financial information of SmartFinancial that Olsen Palmer deemed relevant;
•	Publicly available consensus mean analyst earnings per share estimates for SmartFinancial for the years ending December 31, 2017, December 31, 2018 and December 31, 2019;
•	The publicly reported historical price and trading activity for SmartFinancial common stock, including a comparison of certain stock market information for SmartFinancial common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;
•	The current market environment generally and the banking industry in particular; and
•	Such other information, financial studies, analyses and investigations as well as financial, economic and market criteria that Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of Tennessee Bancshares and its representatives the business, financial condition, results of operations, and prospects of Tennessee Bancshares.

In performing its review, and for purposes of rendering its opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by Tennessee Bancshares or their representatives or that was otherwise reviewed by Olsen Palmer and has assumed, without independent verification, such accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of Tennessee Bancshares that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. With Tennessee Bancshares’ consent, Olsen Palmer relied upon the advice Tennessee Bancshares has received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger that is contemplated by the merger agreement and Olsen Palmer assumed that all such advice is correct.

Olsen Palmer’s opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to it as of December 12, 2017. Events occurring after the December 12, 2017 could materially affect Olsen Palmer’s opinion. Olsen Palmer has not undertaken to update, revise, reaffirm, or withdraw its opinion or otherwise comment upon events occurring after December 12, 2017.

Olsen Palmer’s opinion does not constitute a recommendation to the board of directors of Tennessee Bancshares or to any shareholder of either Tennessee Bancshares or SmartFinancial as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the merger. Olsen Palmer expresses no opinion as to the fairness of the merger consideration to the creditors or other constituencies of Tennessee Bancshares. Olsen Palmer’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the shareholders of Tennessee Bancshares and does not address the underlying business decision of Tennessee Bancshares to engage in the merger or the relative merits of the merger as compared to any other alternative business strategies that might exist for Tennessee Bancshares. Olsen Palmer’s opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person. Olsen Palmer’s opinion was not reviewed or issued by a fairness opinion committee. Olsen Palmer has not been requested to opine as to, and the opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the merger to any one class or group of Tennessee Bancshares’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Tennessee Bancshares’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise.

Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Olsen Palmer reached are based on all the analysis and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.

The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable Tennessee Bancshares or the contemplated merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Olsen Palmer reviewed the financial terms of the merger and calculated the following implied transaction metrics:

	Without Special Dividend	With Special Dividend
Merger Consideration / 2016 Net Income	18.4x	19.1x
Merger Consideration / Last Twelve Months Net Income Ended June 30, 2017	14.4x	15.0x
Merger Consideration / Tangible Common Equity as of June 30, 2017	155%	161%
Tangible Book Premium / Core Deposits	6.0%	6.7%

Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 32 publicly-traded banks (including banks traded over-the-counter) headquartered in U.S. with total assets between $200 million and $300 million and with a return on average assets over the last 12 months of 0.50% to 1.25%, including:

•	AMB Financial Corp.
•	Americas United Bank

•	ASB Financial Corp.
•	Central Bank Corporation
•	Century Financial Corporation
•	Century Next Financial Corporation
•	Clarkston Financial Corporation
•	Community Bancorp of Santa Maria
•	Community Bank of the Bay
•	Cornerstone Community Bancorp
•	Cullman Bancorp, Inc. (MHC)
•	Elmer Bancorp, Inc.
•	Enterprise Bank N.J.
•	Equitable Financial Corp.
•	ES Bancshares, Inc.
•	First Bancshares, Inc.
•	First Ottawa Bancshares, Inc.
•	First Resource Bank
•	Golden Valley Bank
•	High Country Bancorp, Inc.
•	Horizon Bancorp, Inc.
•	Melrose Bancorp, Inc.
•	Northern California National Bank
•	Oregon Pacific Bancorp
•	Ottawa Bancorp, Inc.
•	Pacific Alliance Bank
•	Pilgrim Bancshares, Inc.
•	Pinnacle Bancshares, Inc.
•	Quaint Oak Bancorp, Inc.
•	Shore Community Bank
•	Touchstone Bank
•	United Tennessee Bankshares, Inc.

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence including trading price per share to last 12 months’ earnings per share, trading price per share to tangible common equity per share, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high, low, 40th percentile, and 60th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to Last 12 Months Earnings per Share	Price to Tangible Common Equity per Share	Core Deposit Premium Implied by Market Capitalization
Low	9.2x	80.1%	-6.0%
High	32.3x	173.9%	12.4%
Median	14.3x	112.2%	2.0%
Mean	16.0x	114.3%	2.5%
40th Percentile	14.0x	108.1%	1.5%
60th Percentile	14.7x	116.7%	2.6%

National Selected Transactions Analysis. Olsen Palmer analyzed publicly available information relating to 24 selected acquisitions of banks announced between December 6, 2014 and December 5, 2017 for targets headquartered in the U.S. with total assets between $175 million and $300 million and with a return on average assets over the 12 months prior to the transaction announcement between 0.25% and 1.25%. The selected transactions included (buyer / seller):

•	Community Financial Corporation/ County First Bank
•	QCR Holdings, Inc./ Guaranty Bank and Trust Company and certain other assets of Guaranty Bankshares
•	First Bank/ Bucks County Bank
•	Piedmont Bancorp, Inc./ Mountain Valley Bancshares, Inc.
•	West Town Bancorp, Inc./ Sound Banking Company
•	Southern Missouri Bancorp, Inc./ Tammcorp, Inc.
•	Little Bank, Inc./ Union Banc Corp.
•	First Bancshares, Inc./ Iberville Bank
•	OakStar Bancshares, Inc./ Bancshares of Urbana, Inc.
•	Wintrust Financial Corporation/ First Community Financial Corporation
•	Fentura Financial, Inc./ Community Bancorp, Inc.
•	Independent Bank Corp./ New England Bancorp, Inc.
•	Lakeland Bancorp, Inc./ Harmony Bank
•	State Bank Corp./ Country Bank
•	County Bancorp, Inc./ Fox River Valley Bancorp, Inc.
•	Fidelity Southern Corporation/ American Enterprise Bankshares, Inc.
•	HCBF Holding Company, Inc./ OGS Investments, Inc.
•	First Capital, Inc./ Peoples Bancorp Inc. of Bullitt County
•	River Financial Corporation/ Keystone Bancshares, Inc.
•	Heartland Financial USA, Inc./ Community Bancorporation of New Mexico, Inc.
•	Seacoast Banking Corporation of Florida/ Grand Bankshares, Inc.

•	Howard Bancorp, Inc./ Patapsco Bancorp, Inc.
•	First NBC Bank Holding Company/ State Investors Bancorp, Inc.
•	Ironhorse Financial Group, Inc./ Benefit Bank

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last 12 months’ earnings plus cost savings, deal value to tangible common equity, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high, low, 40th percentile, and 60th percentile values for each metric of the selected companies. The results of the selected transactions analysis are summarized below:

	Deal Value to Last 12 Months Earnings Plus Potential Cost Savings	Deal Value to Tangible Common Equity	Core Deposit Premium Implied by the Deal Value
Low	3.0x	98.9%	-0.2%
High	17.3x	160.4%	11.2%
Median	10.7x	132.6%	4.6%
Mean	11.1x	129.6%	4.4%
40th Percentile	10.4x	125.1%	3.7%
60th Percentile	11.5x	137.0%	5.1%

Regional Selected Transactions Analysis. Olsen Palmer analyzed publicly available information relating to 12 selected acquisitions of banks announced between December 6, 2012 and December 5, 2017 for targets headquartered in Tennessee and surrounding states with total assets between $200 million and $300 million and with a return on average assets over the 12 months prior to the transaction announcement of 0.50% to 1.25%. The selected transactions used in the analysis included (buyer / seller):

•	FSB LLC/ First Southern Bancshares, Inc.
•	Piedmont Bancorp, Inc./ Mountain Valley Bancshares, Inc.
•	Progress Financial Corporation/ First Partners Financial, Inc.
•	Little Bank, Inc./ Union Banc Corp.
•	Trustmark Corporation/ RB Bancorporation
•	First Capital, Inc./ Peoples Bancorp Inc. of Bullitt County
•	River Financial Corporation/ Keystone Bancshares, Inc.
•	ServisFirst Bancshares, Inc./ Metro Bancshares, Inc.
•	First Citizens Bancshares, Inc./ Southern Heritage Bancshares, Inc.
•	Southern Missouri Bancorp, Inc./ Peoples Service Company
•	Franklin Financial Network, Inc./ MidSouth Bank
•	New Century Bancorp, Inc./ Select Bancorp, Inc.

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last 12 months’ earnings plus cost savings, deal value to tangible common equity, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high, low, 40th percentile, and 60th percentile values for each metric of the selected companies. The results of the selected transactions analysis are summarized below:

	Deal Value to Last 12 Months Earnings Plus Potential Cost Savings	Deal Value to Tangible Common Equity	Core Deposit Premium Implied by the Deal Value
Low	9.9x	103.3%	0.5%
High	12.8x	169.2%	10.1%
Median	10.5x	138.6%	5.7%
Mean	10.9x	142.4%	5.6%
40th Percentile	10.2x	137.1%	5.1%
60th Percentile	10.8x	147.8%	6.1%

Discounted Cash Flow Analysis. Olsen Palmer analyzed the discounted present value of Tennessee Bancshares’ projected free cash flows for the years ending December 31, 2018 through December 31, 2023 under two different acquisition scenarios. Scenario one was based on Tennessee Bancshares’ management projections, and scenario two was based on recent Tennessee Bancshares’ financial performance. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital Leverage ratio. Olsen Palmer applied a price to earnings multiple to Tennessee Bancshares’ estimated calendar year 2023 net income to derive a terminal value for each scenario.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for Tennessee Bancshares derived by the Ibbotson discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium. The results of the discounted cash flow analysis are summarized below:

Equity Value ($Total)
Scenario One	$35.4
Scenario Two	$29.2

Conclusion. Based upon and subject to the foregoing, and in reliance thereon, it is Olsen Palmer’s opinion that, as of December 12, 2017, the merger consideration to be received by the shareholders of Tennessee Bancshares for all of the shares of Tennessee Bancshares common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders.

Dissenters’ Rights

Under Tennessee law, holders of shares of Tennessee Bancshares common stock who deliver written notice of their intent to dissent and do not vote in favor of the merger proposal have the right to dissent and receive the fair value of their Tennessee Bancshares common stock in cash. Tennessee Bancshares shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act in order to perfect their rights. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached to as Appendix B to this proxy statement/prospectus.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a holder of Tennessee Bancshares common stock in order to properly dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, the full text of which appears as Appendix B of this proxy statement/prospectus.

Holders of Tennessee Bancshares common stock who do not vote in favor of (or who abstain from voting on) the merger proposal, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the Tennessee Business Corporation Act, will have the right to receive cash payment for the “fair value” of their Tennessee Bancshares common stock as determined in accordance with Chapter 23 of the Tennessee Business Corporation Act.

In order to perfect dissenters’ rights with respect to the merger, a holder of Tennessee Bancshares common stock must (1) deliver to Tennessee Bancshares, before the vote to approve the merger proposal is taken, written notice of his or her intent to demand payment for his or her shares of Tennessee Bancshares common stock if the merger is consummated; and (2) not vote, or cause or permit to be voted, any of his shares of Tennessee Bancshares common stock in favor of the merger proposal. Within 10 days after consummation of the merger, Tennessee Bancshares must send to each of the Tennessee Bancshares shareholders who has perfected dissenters’ rights in accordance with the steps disclosed above, a written dissenters’ notice and form setting forth instructions for receipt and payment of their shares of Tennessee Bancshares common stock. Upon receipt of such notice and form, dissenting Tennessee Bancshares shareholders will become entitled to receive payment of their shares of Tennessee Bancshares common stock when they: (1) demand payment; (2) certify that they received their shares prior to the date of the first public announcement of SmartFinancial’s and Tennessee Bancshares’ intention to merge; and (3) deposit with SmartFinancial certificates representing their shares of Tennessee Bancshares common stock in accordance with the instructions set forth in the notice.

Any holder of Tennessee Bancshares common stock contemplating the exercise of his or her dissenters’ rights should carefully review Chapter 23 of the Tennessee Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Appendix B. A holder of Tennessee Bancshares common stock who fails to comply with all requirements of such Chapter 23 will forfeit his or her dissenters’ rights and, upon consummation of the merger, that holder’s shares of Tennessee Bancshares common stock will be converted into the right to receive the merger consideration to which the shareholder is entitled under the merger agreement.

In general, any dissenting shareholder who perfects his or her right to be paid the “fair value” of the holder’s Tennessee Bancshares common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of any cash.

Material United States Federal Income Tax Consequences

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of Butler Snow that the anticipated material United States federal income tax consequences to “United States holders” (as defined below) of Tennessee Bancshares common stock that exchange their shares of Tennessee Bancshares common stock for shares of SmartFinancial common stock in the merger are as described below. The tax opinion of Butler Snow is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. Such opinion has been rendered on the basis of facts, representations, and assumptions set forth or referred to in such opinion and factual representations contained in certificates of the officers of SmartFinancial and Tennessee Bancshares, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. These opinions, however, will not bind the Internal Revenue Service, or IRS, or the courts and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated thereunder, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the United States federal income tax consequences set forth below.

This discussion addresses only those Tennessee Bancshares shareholders that are United States holders (as defined below) and that hold their shares of Tennessee Bancshares common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a bank, thrift or other financial institution;
•	a tax-exempt organization;
•	an S corporation, partnership or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a regulated investment company;
•	a real estate investment trust;
•	a retirement plan, individual retirement account or other tax-deferred account;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of Tennessee Bancshares common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	a holder of Tennessee Bancshares common stock that owns (or is deemed to own) 5% or more of the outstanding stock of Tennessee Bancshares;
•	a holder of Tennessee Bancshares common stock that received Tennessee Bancshares common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a person that is not a United States holder (as defined below);
•	a person that has a functional currency other than the United States dollar;
•	a holder of Tennessee Bancshares common stock that holds Tennessee Bancshares common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or
•	a United States expatriate.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other United States federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Internal Revenue Code. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Tennessee Bancshares or SmartFinancial. You are encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “United States holder” means a beneficial owner of Tennessee Bancshares common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Tennessee Bancshares common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Tennessee Bancshares common stock are encouraged to consult their own tax advisors.

Tax Consequences of the Merger Generally

Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to SmartFinancial’s obligation to complete the merger that SmartFinancial receive an opinion from Butler Snow, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will be based on representations, covenants and undertakings provided by SmartFinancial and Tennessee Bancshares and on customary factual assumptions. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The opinion described above will not be binding on the IRS or any court. SmartFinancial and Tennessee Bancshares have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Tax Consequences of the Special Dividend

The merger agreement provides that Tennessee Bancshares may pay a special pre-closing dividend of up to $0.70 per share in the event that Southern Community Bank sells the special dividend loans before the effective time of the merger for a price equal to at least 95% of the then-current balance of such loans. There is a conflict of legal authorities regarding the characterization of the special dividend for United States federal income tax purposes. Some authorities have characterized a pre-merger distribution as additional merger consideration while other authorities have respected the form of such distribution as a dividend. Here, SmartFinancial proposed the special dividend as a means to address certain loans of concern reflected on Tennessee Bancshares’ balance sheet while also providing the holders of Tennessee Bancshares common stock with an opportunity to receive additional merger consideration if such special dividend loans were sold in their entirety prior to closing. The amount of the special dividend may be less than $0.70 per share if Southern Community Bank sells a participation interest in a portion of the special dividend loans, in which case the special dividend will be proportionally reduced in relation to the aggregate remaining unpaid principal amount of all special dividend loans. Although the tax treatment of the special dividend is unclear, SmartFinancial (as the successor to Tennessee Bancshares) intends to report the special dividend as additional merger consideration for U.S. federal income tax purposes. It is possible, however, that the IRS would disagree with the characterization of the special dividend as additional merger consideration paid by SmartFinancial in exchange for a portion of the holder’s Tennessee Bancshares common stock and instead seek to characterize the special dividend as a distribution by Tennessee Bancshares within the meaning of Section 301 of the Internal Revenue Code. Holders of Tennessee Bancshares common stock are encouraged to consult their tax advisors regarding any alternative characterization of the special dividend.

Tax Consequences to SmartFinancial and Tennessee Bancshares

Each of SmartFinancial and Tennessee Bancshares will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code, and neither SmartFinancial nor Tennessee Bancshares will recognize any gain or loss as a result of the merger.

Tax Consequences to United States Holders of Tennessee Bancshares Common Stock

Subject to the qualifications and limitations set forth above, the material United States federal income tax consequences of the merger to United States holders of Tennessee Bancshares common stock will be as follows:

•	Receipt of SmartFinancial Common Stock. A United States holder of Tennessee Bancshares common stock will not recognize any gain or loss on the exchange of Tennessee Bancshares common stock solely for shares of SmartFinancial common stock in the merger, except for the special dividend and cash received in lieu of a fractional share of SmartFinancial common stock.
•	Receipt of SmartFinancial Common Stock and Special Dividend. If Tennessee Bancshares pays the special dividend contemplated by the merger agreement, a United States holder of Tennessee Bancshares common stock will recognize gain (but not loss) on the receipt of the shares of SmartFinancial common stock in the merger and the special dividend in an amount equal to the lesser of (i) the amount of cash received by such holder of Tennessee Bancshares common stock (in each case excluding any cash received instead of fractional share interests in SmartFinancial), and (ii) the amount by which the sum of the fair market value of the SmartFinancial stock and the special dividend received by a holder of Tennessee Bancshares stock exceeds such holder’s tax basis in its Tennessee Bancshares common stock. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of Tennessee Bancshares common stock exchanged for cash is more than one year at the completion of the merger.

•	Receipt of Cash in Lieu of Fractional Share. If a United States holder of Tennessee Bancshares common stock receives cash in lieu of a fractional share of SmartFinancial common stock, such holder will recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of Tennessee Bancshares common stock allocable to that fractional share of SmartFinancial common stock. This gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss, if the holding period for the share of Tennessee Bancshares common stock exchanged for cash is more than one year at the completion of the merger. The deduction of capital losses is subject to limitations.
•	Tax Basis of SmartFinancial Common Stock Received in the Merger. A United States holder of Tennessee Bancshares common stock will have a tax basis in the SmartFinancial common stock received in the merger equal to the tax basis of the Tennessee Bancshares common stock surrendered by that holder in the merger, reduced by the amount of cash consideration received and increased by the amount of any gain recognized by such holder.
•	Holding Period of SmartFinancial Common Stock Received in the Merger. The holding period for shares of SmartFinancial common stock received by a United States holder in exchange for shares of Tennessee Bancshares common stock in the merger will include the holding period for the shares of Tennessee Bancshares common stock surrendered in the merger.

In the case of a United States holder of Tennessee Bancshares common stock who holds shares of Tennessee Bancshares common stock with different tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Tennessee Bancshares common stock.

Reporting Requirements

All holders of Tennessee Bancshares common stock will be required to retain records pertaining to the merger and may be required to file with the holder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Backup Withholding

Holders of Tennessee Bancshares common stock other than certain exempt recipients may be subject to information reporting and backup withholding (currently at a rate of 24%) on payments received pursuant to the special dividend and any cash payments received in lieu of fractional shares of SmartFinancial common stock. Such a holder generally will not be subject to backup withholding, however, if the holder:

•	furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or
•	provides proof that the holder is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the holder timely furnishes the required information to the IRS.

This summary of material United States federal income tax consequences is for general information only and is not tax advice. Each holder of Tennessee Bancshares common stock is urged to consult the holder’s tax advisor with respect to the application of United States federal income tax laws to the holder’s particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

Voting Agreements

The directors of Tennessee Bancshares who collectively beneficially own and have the power to vote approximately 27.8% of Tennessee Bancshares common stock have entered into agreements with SmartFinancial in which they have agreed, among other things, to vote their shares of Tennessee Bancshares common stock in favor of the merger proposal and the adjournment proposal. The voting agreements automatically terminate upon the earlier to occur of (i) the approval by Tennessee Bancshares’ shareholders of the merger proposal or (ii) the termination of the merger agreement.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under United States generally accepted accounting principles for accounting and financial reporting purposes. Tennessee Bancshares will be treated as the acquired corporation for accounting and financial reporting purposes. Tennessee Bancshares’ assets and liabilities will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of SmartFinancial. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax assets or liabilities. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities and the purchase price will be recorded as goodwill.

Interests of Officers and Directors of Tennessee Bancshares in the Merger

In considering the recommendation of the Tennessee Bancshares board of directors, shareholders should be aware that the directors and executive officers of Tennessee Bancshares have certain interests in the merger that may be different from, or in addition to, the interests of Tennessee Bancshares shareholders generally. The Tennessee Bancshares board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Tennessee Bancshares shareholders vote to approve the merger proposal. These interests are described in further detail below.

Executive Officer of SmartBank

As discussed below, following the merger, William Yoder, the President and Chief Executive Officer of Southern Community and Tennessee Bancshares, will become the Chief Banking and Deposit Officer of SmartBank.

Bill Yoder, age 51, has served as a member of the board of directors, President and Chief Executive Officer of Southern Community Bank since its formation in 2005, and he has served a member of the board of directors, President and Chief Executive Officer of Tennessee Bancshares since its formation in 2007. He also serves on the executive committee of the board of directors. Mr. Yoder has 28 years of lending and banking experience. He held numerous positions with First American Bank in Nashville, Tennessee from 1989 until 1996. Mr. Yoder joined TransFinancial Bank in 1996 as the District Manager for Southern Tennessee and remained with this organization as it went through three mergers. He is an honors graduate from the Tennessee School of Banking, as well as a graduate of the Graduate School of Banking at LSU where he was an honors scholarship recipient. Active in the community, Mr. Yoder is a member of the Tullahoma Noon Rotary Club, serves as a trustee for the Tullahoma Education Foundation for Excellence and serves on the Chamber of Commerce Board of Directors. He has also served on the executive board of the South Jackson Civic Center and as a board member for Habitat for Humanity and Board Member of the Coffee County Children’s Advocacy Center. Mr. Yoder has also been active with the Boy Scouts of America. Mr. Yoder graduated for the University of the South in 1988 with a bachelor’s degree in economics. He earned his master’s degree from Owen Business School at Vanderbilt University in 2001.

New Director of SmartFinancial and SmartBank

Following the merger, the boards of both SmartFinancial and SmartBank will be expanded by one member and Tennessee Bancshares board member Clifton N. Miller will be appointed to both boards. The following is information about Mr. Miller:

Clifton N. Miller, age 51, is the managing member of Henry, McCord, Bean, Miller, Gabriel & LaBar, PLLC, where he has practiced law since 1991 with a focus on commercial and business litigation, banking law, education law, and construction law. Mr. Miller has served on the board of directors of Southern

Community Bank since its formation in 2005, and he has served a member of the Tennessee Bancshares board of directors since its formation in 2007. He has served as president for the Tennessee Council for School Board Attorneys since 2015. Mr. Miller was named a fellow of the American Bar Foundation in 2016, and is a recognized commercial litigator. Active in the community, Mr. Miller is a former member of the Kiwanis Club and Tullahoma Sunrise Rotary Club and a current member of the Tullahoma Noon Rotary and serves as a trustee for the Motlow College Foundations. Mr. Miller is also active in Boy Scouts of America. He graduated from the University of Tennessee in 1988 with a degree in chemistry, and he earned his J.D. from the University of Tennessee College of Law in 1991.

Mr. Miller’s qualifications to serve on the boards of directors of SmartFinancial and SmartBank include his extensive legal and corporate governance experience, as well as his knowledge of the markets in which Southern Community Bank operates. His connection to both Tullahoma and the greater Middle Tennessee area will provide valuable insight into those markets.

SmartBank Employment Agreements

Mr. Yoder has entered into an employment agreement with SmartBank that will become effective at the consummation of the merger, whereby Mr. Yoder will serve as the Chief Banking and Deposit Officer of SmartBank. Under the agreement, Mr. Yoder will receive an initial base salary of $200,000. Additionally, Mr. Yoder will receive a payment equal to one times his then current base salary in the event of a change of control of SmartFinancial of SmartBank. Additionally, Mr. Yoder will receive a severance payment equal to one times his then current base salary in the event SmartBank terminates his employment without cause or Mr. Yoder terminates his employment with cause. Additionally, Mr. Yoder will receive a one-time payment of $100,000 from Southern Community Bank in connection with the closing of the merger.

Following the merger, Gerald Player, the Southern Community Bank Chief Lending Officer, will become the Executive Market Leader of the Tullahoma market for SmartBank. Mr. Player has entered into an employment agreement with SmartBank that will become effective at the consummation of the merger, whereby Mr. Player will serve as Executive Market Leader for SmartBank. Under the agreement, Mr. Player will receive an initial base salary of $165,000. Additionally, Mr. Player will receive a payment equal to one times his then current base salary in the event of a change of control of SmartFinancial of SmartBank. Additionally, Mr. Player will receive a severance payment equal to one times his then current base salary in the event of SmartBank terminates his employment without cause or Mr. Player terminates his employment with cause.

Following the merger, Robert Stahl will serve as a SmartBank Senior Vice-President, Chattanooga Corporate Banker. Mr. Stahl has entered into an employment agreement with SmartBank that will become effective at the consummation of the merger, whereby Mr. Stahl will serve as Senior Vice-President, Chattanooga Corporate Banker of SmartBank. Under the agreement, Mr. Stahl will receive an initial base salary of $135,000. In addition, Mr. Stahl will receive a severance payment equal to one times his then current base salary in the event SmartBank terminates his employment without cause or Mr. Stahl terminates his employment with cause. Additionally, Mr. Stahl will receive a one-time payment of $50,000 from Southern Community Bank in connection with the closing of the merger, and under the terms of his employment agreement with SmartBank, Mr. Stahl is eligible to receive a $50,000 retention bonus in the event his employment agreement is renewed on the third anniversary of the effective date of the merger.

Each of these executives’ employment agreements include non-competition and non-solicitation provisions which prohibit the employee from engaging in any business that is competitive with SmartBank’s business within 50 miles from each SmartBank office in Tennessee, or, subject to certain exceptions, soliciting customers and employees of SmartBank for the year following the termination of the employee’s employment with SmartBank.

Existing Employment Agreements

Upon consummation of the merger agreement, the existing employment agreements between Southern Community Bank and each of Messrs. Yoder and Player will be superseded and replaced by an employment agreement with SmartBank.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, for a period of six years from and after the effective time, SmartFinancial must indemnify certain persons, including Tennessee Bancshares’ directors and executive officers. In addition, the merger agreement requires that for a period of six years from the effective time, subject to a cap on the amount of premiums, SmartFinancial must maintain an insurance policy for the benefit of certain persons, including Tennessee Bancshares’ directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements – Indemnification and Insurance.”

Tennessee Bancshares Executive and Director Compensation

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded to or paid to Mr. Yoder by Tennessee Bancshares for services rendered in all capacities during the years ended December 31, 2017 and December 31, 2016.

Name	Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
William L. Yoder	2017	$176,500	$45,000	$36,648	$258,148
President and Chief Executive Officer of Southern Community Bank and Tennessee Bancshares	2016	$176,500	$42,500	$29,468	$248,670
(1)	Details of the amounts reported as All Other Compensation for 2016 are as follows: (i) directors fees of $22,800; (ii) IRA contribution of $7,329; (iii) medical contributions of $4,000; and (iv) club allowances of $2,519.

Cash Bonus and Equity Plans

Options; Restricted Stock. Mr. Yoder does not hold, and Tennessee Bancshares has never issued to its directors and officers, restricted shares of Tennessee Bancshares common stock, options, or other equity awards. In addition, Mr. Yoder does not hold, and Tennessee Bancshares has never issued to its directors and officers, warrants to purchase shares of Tennessee Bancshares common stock.

Southern Community Bank Executive Bonus Compensation Program. Southern Community Bank instituted an Executive Bonus Compensation Program soon after the bank was opened in 2005. The purpose of the plan was to incentivize executive officers to meet or exceed annual budgetary goals, established by the board of directors, for loan growth, asset growth and earnings. In addition, the board of directors established certain qualitative goals for each plan participant. Cash bonuses are awarded to the plan participants based upon actual performance. The plan was administered by the Executive Committee of the board of directors.

Director Compensation. For Mr. Miller will serve as a director of SmartFinancial following completion of the merger, and the following table presents summary financial information concerning all compensation earned during the year ended December 31, 2017 for his services as a director of Tennessee Bancshares. The table also presents summary financial information concerning all compensation earned during the year ended December 31, 2017 for Mr. Yoder’s services as a director of Tennessee Bancshares:

	Fees Earned
Name	Paid in Common Stock	Paid in Cash	Total ($)
Clifton N. Miller	—	$22,800	$22,800
William L. Yoder	—	$22,800	$22,800

For 2016, each director of Tennessee Bancshares received an annual retainer of $22,800 for their services as a member of the board. Tennessee Bancshares does not compensate its directors for attendance at committee meetings or for positions of leadership held at the committee level. For 2016, non-employee director compensation was calculated and paid monthly. Although retainer amounts are stated in amounts per annum, a retainer was payable only for such months for which a director holds the position for which the retainer was payable.

SmartFinancial’s Dividend Policy

No assurances can be given that any dividends will be paid by SmartFinancial or that dividends, if paid, will not be reduced in future periods. The principal source of SmartFinancial’s cash flow, and any dividends payable to common shareholders, are dividends that SmartBank pays to SmartFinancial as its sole shareholder. The ability of SmartBank to pay dividends, as well as SmartFinancial’s ability to pay dividends to its common shareholders, will continue to be subject to and limited by the results of operations of SmartBank and by certain legal and regulatory restrictions. Further, any lenders making loans to SmartFinancial or SmartBank may impose financial covenants that may be more restrictive than regulatory requirements with respect to SmartFinancial’s payment of dividends to common shareholders.

SmartFinancial’s board of directors may change its dividend policy at any time. For further information on SmartFinancial’s dividend history and restrictions on SmartFinancial’s and SmartBank’s ability to pay dividends, see “Dividend Rights and Limitations on Payment of Dividends” beginning on page 69.

Public Trading Markets

SmartFinancial will use its commercially reasonable efforts to cause the shares of SmartFinancial common stock to be issued as stock consideration in accordance with the merger agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the closing of the merger. The shares of SmartFinancial common stock to be issued as stock consideration will be registered under the Securities Act.

Regulatory Matters

Tennessee Bancshares and SmartFinancial have agreed to cooperate with one another and use their reasonable best efforts to prepare all documents, to effect all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of governmental authorities and other third parties (including the Federal Reserve and the TDFI) necessary to consummate the merger. Additionally, each party has agreed to furnish the other parties with all information concerning itself and its subsidiaries, directors, officers, and shareholders as may be necessary in connection with any filing, notice, or application made or given with or to any governmental authority or other third party.

In order to consummate the merger of Southern Community Bank with and into SmartBank, we must obtain approval from both the Federal Reserve and the TDFI. SmartFinancial anticipates filing an interagency bank merger act application with the Federal Reserve and with the TDFI shortly after the effective date of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, neither the Federal Reserve nor the TDFI had granted its approval of the bank merger. Federal Reserve approval or possible approval of the combination: (i) reflects only the view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) is not an opinion that the proposed combination is financially favorable to the shareholders or that the Federal Reserve has considered the adequacy of the terms of the transaction; and (iii) is not an endorsement of, or recommendation for, the combination.

Under the applicable rules and regulations of the Federal Reserve, SmartFinancial is not required to file a formal merger application with the Federal Reserve with respect to the merger.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of Tennessee Bancshares common stock, please contact William Yoder, at (931) 461-8507.

THE MERGER AGREEMENT

The following is a summary of certain material terms and provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are urged to read the merger agreement carefully and in its entirety. Except that it establishes and governs the legal relations between SmartFinancial and the Tennessee Bancshares parties with respect to the merger, the merger agreement is not intended to be a source of factual, business, or operational information about SmartFinancial or the Tennessee Bancshares parties. That kind of information can be found elsewhere in this proxy statement/prospectus and in filings that SmartFinancial has made with the SEC. See “Where You Can Find More Information” beginning on page 85.

Structure of the Merger

The merger agreement provides for the merger of Tennessee Bancshares with and into SmartFinancial subject to and upon the terms and conditions set forth in the merger agreement, with SmartFinancial to survive the merger. Immediately following the merger, Southern Community Bank will merge with and into SmartBank subject to and upon the terms and conditions set forth in an agreement and plan of merger entered into by Southern Community Bank and SmartBank simultaneously with the parties’ execution of the merger agreement, with SmartBank to be the bank to survive the bank merger.

Merger Consideration

Stock Consideration

At the effective time of the merger, each share of Tennessee Bancshares common stock that is issued and outstanding immediately prior to the effective time of the merger except (a) shares of Tennessee Bancshares common stock that are owned or held, other than in a fiduciary or agency capacity, by SmartFinancial, Tennessee Bancshares, or Southern Community Bank, or any subsidiary of SmartFinancial, Tennessee Bancshares, or Southern Community Bank, including shares of Tennessee Bancshares common stock held by Tennessee Bancshares as treasury stock and (b) shares as to which the holder has perfected his or her right to dissent from the merger pursuant to Chapter 23 of the Tennessee Business Corporation Act) will be converted into and cancelled in exchange for the right to receive 0.8065 shares (which we refer to as the “exchange ratio”) of SmartFinancial common stock, (referred to in this proxy statement/prospectus as the “stock consideration”). After the consummation of the merger, each former holder of shares of Tennessee Bancshares common stock will no longer have any rights with respect to those shares, except for the right to receive the stock consideration (provided that holders of dissenting shares will have those rights provided for by Chapter 23 of the Tennessee Business Corporation Act).

SmartFinancial will not issue fractional shares of its common stock in connection with the merger. Instead, SmartFinancial will pay each former Tennessee Bancshares shareholder who would otherwise be entitled to a fractional share of SmartFinancial common stock an amount in cash, without interest, determined by multiplying the fractional share interest (rounded to the nearest thousandth) to which the shareholder would otherwise be entitled by the volume weighted average closing price of SmartFinancial’s common stock on Nasdaq for the 10 consecutive trading days ending on and including the trading day immediately preceding the closing date for the merger.

SmartFinancial and the exchange agent will be entitled to deduct and withhold from the consideration payable to any Tennessee Bancshares shareholder the amounts they are required by law to deduct and withhold. If SmartFinancial or the exchange agent deducts or withholds such amounts and timely remits them to the appropriate governmental authority, these amounts will be treated for all purposes as having been paid to the persons from whom they were withheld.

If prior to the effective time of the merger the outstanding shares of SmartFinancial common stock or Tennessee Bancshares common stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment will be made to the exchange ratio and therefore the stock consideration.

Special Dividend

The merger agreement provides that Tennessee Bancshares may pay, immediately prior to the effective time of the merger, a special dividend, in an amount up to $0.70 per share of Tennessee Bancshares common stock if certain loans disclosed to SmartFinancial (the “special dividend loans”) are (a) sold in their entirety for cash by Southern Community Bank prior to the closing of the merger to a person other than an affiliate of Tennessee Bancshares or Southern Community Bank for an amount equal to or in excess of 95% of the then-current unpaid principal balance of the special dividend loans or (b) paid in full in cash prior to the closing of the merger by the borrower(s) on the special dividend loans (including as a result of a refinancing of the special dividend loans by an unaffiliated third party) and the payment received by Southern Community Bank is equal to or in excess of 95% of the then-current unpaid principal balance of the special dividend loans. In the event that prior to the closing of the merger, Southern Community Bank sells participation interest(s) in one or more of the special dividend loans to a person other than an affiliate of Tennessee Bancshares or Southern Community Bank, Tennessee Bancshares may pay a per share special dividend in an amount equal to the product of (x) $0.70 multiplied by (y) the quotient obtained by dividing (i) the aggregate amount of cash received by Southern Community Bank for the sale(s) of such participation interest(s) plus the aggregate amount of principal payments received by Southern Community Bank on the special dividend loans after the date of the merger agreement and prior to the date which is 15 calendar days prior to closing of the merger by (ii) the unpaid principal balance of the special dividend loans as of the date of the merger agreement; provided that (1) any such sale of a participation interest in a special dividend loan must be at a price of not less than 95% of the then-current unpaid principal balance of the subject participation interest, (2) the terms of any such sale will be subject to the prior approval of SmartFinancial, and (3) the special dividend shall be capped at, $0.70 per share.

Exchange of Certificates

Prior to the effective time of the merger, SmartFinancial will deliver or cause to be delivered to an exchange agent mutually agreed upon by the parties evidence of shares in book entry form representing the number of shares of SmartFinancial common stock to be issued to holders of Tennessee Bancshares common stock in the form of merger consideration, as well as cash in an amount sufficient for the exchange agent to make payments in respect of fractional shares.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail or deliver to each holder of record of shares of Tennessee Bancshares common stock immediately prior to the effective time whose shares are represented in whole or in part by a stock certificate or certificates a form of letter of transmittal and instructions for surrendering shares of Tennessee Bancshares common stock for the stock consideration. Tennessee Bancshares shareholders should not return their stock certificates with the enclosed proxy card and should not forward their stock certificates to the exchange agent without a properly completed and duly executed letter of transmittal.

A holder of shares of Tennessee Bancshares common stock represented by a certificate or certificates will not be entitled to receive the stock consideration payable in respect of the holder’s shares until the holder surrenders his or her certificates (if any) to the exchange agent together with a properly completed and duly executed letter of transmittal and such other documents as the exchange agent may reasonably require. In the event the stock consideration or cash in lieu of a fractional share of Smart Financial common stock is to be paid to a person other than the person in whose name the shares are registered, the exchange agent must be provided appropriate evidence of, or appropriate instruments for, transfer and evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

If a certificate previously representing Tennessee Bancshares common stock has been lost, stolen, or destroyed, the exchange agent will issue the stock consideration payable in respect of the shares represented by the certificate if the person claiming the certificate to be lost, stolen, or destroyed makes an affidavit of that fact and executes an indemnity agreement and/or posts a bond in such amount as SmartFinancial and the exchange agent reasonably require as indemnity against any claim that may be made against them with respect to the certificate.

Record holders of shares of Tennessee Bancshares common stock whose shares are held only in book-entry form will not receive a letter of transmittal and corresponding instructions from the exchange agent. The book-entry shares owned by these record holders will be automatically converted into an equivalent number of shares of SmartFinancial common stock in book-entry form, and their accounts will be credited accordingly.

Dividends and other distributions payable or distributable with respect to shares of SmartFinancial common stock to be issued as merger consideration will not be remitted to the person entitled to receive such SmartFinancial common stock until the person delivers a properly completed and duly executed letter of transmittal and surrenders his or her shares of Tennessee Bancshares common stock that have been converted into such SmartFinancial common stock. Upon proper surrender or conversion of his or her shares of Tennessee Bancshares common stock, as applicable, all such dividends and other distributions will be remitted to such person without interest. No interest will be paid or will accrue on any amounts payable to holders of Tennessee Bancshares common stock in accordance with the merger agreement.

At the effective time of the merger, the stock transfer books of Tennessee Bancshares will be closed and there will be no further transfers of shares of Tennessee Bancshares stock on the records of Tennessee Bancshares. Until surrendered in accordance with the procedures described above and in the merger agreement, certificates representing shares of Tennessee Bancshares common stock and book entry shares of Tennessee Bancshares common stock will after the effective time of the merger represent only the right to receive the stock consideration and the special dividend, if any, to the extent payment for the special dividend is not delivered to holders of Tennessee Bancshares common stock prior to or contemporaneously with the effective time of the merger.

Closing and Effective Time of the Merger

The closing of the transactions provided for by the merger agreement will take place at 10:00 a.m. central time on a date agreed upon by all of the parties to the merger agreement provide that such date is not more than 30 days after all of the conditions to the merger have been satisfied or waived (or on another date or at another time agreed to by the parties). For more information regarding conditions to the merger, see “Conditions to Consummation of the Merger” below. In order to complete the merger, SmartFinancial and Tennessee Bancshares must execute articles of merger and file them with the Tennessee Secretary of State. The merger will become effective on the date and at the time set forth in these articles of merger.

We currently anticipate completing the merger in the second quarter of 2018, subject to receipt of necessary regulatory and shareholder approvals and the satisfaction of other closing conditions set forth in the merger agreement. However, a delay in satisfying any condition to the merger could delay the completion of the merger, and there can be no assurances as to when or if the merger will be completed. If the merger is not completed by September 30, 2018, either SmartFinancial or the Tennessee Bancshares parties may terminate the merger agreement unless the failure to complete the merger by this date is due to the failure of the terminating party or parties to perform its or their obligations under the merger agreement.

Boards of Directors of SmartFinancial and SmartBank After the Merger

Following the merger, SmartFinancial and SmartBank, and their respective boards of directors, will take all action necessary to elect to the SmartFinancial and SmartBank boards of directors Clifton N. Miller, who is currently a member of the board of directors of Tennessee Bancshares, provided he continues to serve on the Tennessee Bancshares board of directors until immediately prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by the Tennessee Bancshares parties to SmartFinancial and by SmartFinancial to the Tennessee Bancshares parties. The representations and warranties contained in the merger agreement are the product of negotiations among the parties and, generally, are for the benefit of SmartFinancial and the Tennessee Bancshares parties. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and, with respect to SmartFinancial, reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Tennessee Bancshares, Southern Community Bank, and SmartFinancial each delivered in connection with the merger agreement and, with respect to SmartFinancial, certain documents filed with the SEC. Generally, the merger agreement may only be enforced against a party thereto by another party thereto. Moreover, information concerning the subject matter of the representations and warranties contained in the merger agreement may change after the date of the merger agreement, and this subsequent information may or may not be fully reflected in SmartFinancial’s public disclosures. Generally, the representations and warranties of the parties contained in the merger agreement will not survive the completion of the merger or the termination of the merger agreement.

The merger agreement contains representations and warranties made by the Tennessee Bancshares parties to SmartFinancial, and made by SmartFinancial to the Tennessee Bancshares parties, relating to, among other things:

•	corporate organization, existence, and good standing; corporate power and authority; and qualification to conduct business;
•	subsidiaries;
•	capital stock and capitalization;
•	due authorization, execution, and delivery of the merger agreement and enforceability of the merger agreement;
•	the absence of violations or breaches of organizational documents, and applicable laws as a result of the merger agreement or the consummation of the transactions contemplated by the merger agreement;
•	consents, approvals, waivers, notices, filings, and registrations required in connection with the merger agreement or the transactions contemplated by the merger agreement;
•	filings with governmental and regulatory authorities;
•	filings required under federal securities laws;
•	financial statements and books and records;
•	the absence of undisclosed liabilities;
•	the absence of certain events, changes, and actions, and the conduct of their respective businesses, since December 31, 2016;
•	pending and threatened legal proceedings and the absence of judgments, decrees, injunctions, orders, and rulings of governmental and regulatory authorities;
•	the absence of certain regulatory actions or any basis therefor;
•	compliance with laws and deposit insurance;
•	tax matters;
•	labor and employment matters;
•	benefit plans;
•	receipt of opinion of financial advisor;
•	brokers and broker fees and expenses;
•	loan matters, including the adequacy of allowances for loan and lease losses and non-performing and classified loans;
•	insurance matters;
•	investment securities;
•	tax treatment of the merger;
•	Community Reinvestment Act and Bank Secrecy Act compliance and compliance with anti-money laundering and customer or consumer privacy laws;
•	disclosure controls and procedures and internal control over financial reporting; and
•	regulatory capital levels;

In addition, the merger agreement contains certain representations and warranties made only by the Tennessee Bancshares parties to SmartFinancial and relating to, among other things:

•	organizational documents and corporate records;
•	equity or other ownership interests (in addition to subsidiaries);

•	the absence of violations or breaches of contracts as a result of the merger agreement or the consummation of the transactions contemplated by the merger agreement;
•	certain material contracts;
•	intellectual property and information technology systems;
•	real and personal property;
•	environmental matters;
•	certain material interests of current and former directors and officers and their immediate family members or affiliates;
•	securities transactions;
•	transactions with affiliates;
•	administration and maintenance of fiduciary accounts;
•	required shareholder vote; and
•	inapplicability of state antitakeover laws.

Certain of the representations and warranties contained in the merger agreement are subject to materiality or “material adverse effect” qualifiers. For purposes of the merger agreement, “material adverse effect” generally means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise), operations or results of operations of SmartFinancial or Tennessee Bancshares (as the case may be) and its subsidiaries taken as a whole or (ii) materially impairs the ability of SmartFinancial or Tennessee Bancshares (as the case may be) to perform its obligations under the merger agreement or prevents or materially impedes the consummation by SmartFinancial or Tennessee Bancshares (as the case may be) of the transactions contemplated by the merger agreement. However, with respect to (i) above, the following will not be deemed to have or contribute to, and will not be taken into account in determining whether there exists, has been, or would reasonably be expected to be, a material adverse effect:

•	changes after the date of the merger agreement in laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by governmental authorities, except to the extent of any materially disproportionate impact they have on SmartFinancial or Tennessee Bancshares (as the case may be) and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;
•	changes after the date of the merger agreement in accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, except to the extent of any materially disproportionate impact they have on SmartFinancial or Tennessee Bancshares (as the case may be) and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;
•	changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, except to the extent of any materially disproportionate impact they have on SmartFinancial or Tennessee Bancshares (as the case may be) and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;
•	any failure by Tennessee Bancshares or Southern Community Bank or by SmartFinancial or SmartBank (as the case may be) to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (however, any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a material adverse effect);

•	actions or omissions of the parties required under the merger agreement or taken or omitted with the prior consent of the counterparties;
•	with respect to determining whether SmartFinancial has experienced a material adverse effect, changes in the trading price or trading volume of SmartFinancial’s common stock (however, any facts or circumstances giving rise to or contributing to any such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a material adverse effect).

Conduct of Business Pending the Merger

The merger agreement contains customary covenants regarding the parties’ operation of their respective businesses prior to the effective time of the merger.

Subject to certain exceptions, from the date of the merger agreement to the effective time of the merger, except as permitted by the merger agreement or as required by law or at the direction of a governmental authority, or with the prior written consent of SmartFinancial (such consent not be unreasonably withheld) each of Tennessee Bancshares and Southern Community Bank has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of SmartFinancial:

•	conduct its business other than in the regular, ordinary, and usual course;
•	fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees;
•	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;
•	incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year;
•	prepay any indebtedness or other similar arrangements so as to cause Tennessee Bancshares or Southern Community Bank or any of their subsidiaries to incur any prepayment penalty;
•	purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;
•	adjust, split, combine, or reclassify any of its capital stock;
•	make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than dividends by Southern Community Bank to Tennessee Bancshares for the purpose of funding the payments by Tennessee Bancshares of (i) amounts due and payable by Tennessee Bancshares to First Tennessee Bank, National Association under that certain Loan Agreement dated December 20, 2016, between Tennessee Bancshares and First Tennessee Bank National Association, (ii) the special dividend on the Tennessee Bancshares common stock in an amount up to $0.70 per share (for more information regarding this one-time, special dividend, see “The Merger Agreement — Merger Consideration — Special Dividend” beginning on page 51), and (iii) expenses incurred by Tennessee Bancshares in connection with the transactions contemplated by the merger agreement;
•	grant any person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;
•	other than in the ordinary course of business, sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including other real estate owned), or cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

•	make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other person, or otherwise, or form any new subsidiary or dissolve, liquidate, or terminate any existing subsidiary;
•	enter into, renew, fail to renew, materially amend or modify, cancel, or terminate any new or existing material contract except for those that were disclosed to SmartFinancial;
•	make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, except (i) in conformity with existing lending practices and where the principal amount of the loan does not exceed $800,000 or (ii) loans as to which the Tennessee Bancshares parties and their subsidiaries had binding obligations to make such loans as of the date of the merger agreement and which were disclosed to SmartFinancial. Notwithstanding the previous, the Tennessee Bancshares parties shall not make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, to any person if, when aggregated with all other outstanding loans and commitments for loans to such person and such person’s family members and affiliates, the aggregate principal amount of all such loans and commitments would exceed $800,000;
•	extend credit to, directly or indirectly, any person who has a loan with Tennessee Bancshares or Southern Community Bank or any of their subsidiaries that is classified by Tennessee Bancshares or Southern Community Bank (or any of their subsidiaries) or the Federal Deposit Insurance Corporation, or FDIC, or the TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “classified borrower”);
•	renegotiate, renew, increase the amount of, extend the term of, or modify any loan with or to a classified borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding loans and commitments for loans to the classified borrower and the classified borrower’s family members and affiliates do not and would not exceed $500,000 in the aggregate;
•	except in strict compliance with Regulation O of the Federal Reserve, make or increase the amount of any loan, or commit to make or increase the amount of any loan, to any director, executive officer, or principal shareholder of the Tennessee Bancshares parties or any entity controlled, directly or indirectly, by any Tennessee Bancshares party;
•	commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Tennessee Bancshares or Southern Community Bank or any of their subsidiaries and in accordance with past practice or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $25,000, or (ii) would impose any material restriction on its business or operations or the operations of any of its subsidiaries;
•	except as disclosed to SmartFinancial, increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit sharing, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other contact, with or for the benefit of any director, officer, or employee, except as required by applicable law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any person who did not hold such office as of the date of the merger agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $50,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

•	amend its charter, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any person or any indication of interest, letter of intent, or agreement in principle with respect thereto;
•	increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;
•	purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;
•	make any capital expenditures in excess of $50,000, individually, or $100,000, in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement and disclosed to SmartFinancial;
•	establish or commit to establish any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;
•	except for interest rate caps and interest rate floors for individual loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;
•	make any material changes in policies or procedures in existence on the date of the merger agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in law or GAAP or at the direction of a governmental authority;
•	except with respect to foreclosures in process as of the date of the merger agreement, foreclose upon or take the deed or title to any real property without prior written notice to SmartFinancial;
•	make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any material taxes, enter into any closing agreement with respect to any taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;
•	take any action that is intended or could reasonably be expected to result in (i) any of the representations or warranties of the Tennessee Bancshares parties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, (ii) any of the conditions to the merger not being satisfied, or (iii) a breach or violation of any provision of the merger agreement;
•	adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;
•	except as previously disclosed to SmartFinancial, enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;
•	make any written communications to the officers or employees of the Tennessee Bancshares parties or their subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the Tennessee Bancshares parties or their subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement, without first providing SmartFinancial a copy or written description of the intended communication and providing SmartFinancial with a reasonable period of time to review and comment on the communication;

•	engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the merger agreement, ordinary wear and tear excepted;
•	subject any of its properties or assets to any lien (other than liens existing as of the date of the merger agreement and other than in connection with securing advances, repurchase agreements, and other borrowings from the Federal Home Loan Bank and transactions in federal funds);
•	take any action or fail to take any action, which action or failure to act would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or
•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Similarly, from the date of the merger agreement to the effective time of the merger, except as permitted by the merger agreement or as required by law or at the direction of a governmental authority, or with the prior written consent of Tennessee Bancshares (such consent not to be unreasonably withheld), SmartFinancial has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of Tennessee Bancshares:

•	fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships;
•	take any action that would adversely affect or delay, in any material respect, its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;
•	amend its charter or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Tennessee Bancshares common stock;
•	take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the merger not being satisfied, or (ii) a breach or violation of any provision of the merger agreement;
•	take any action or fail to take any action, which action or failure to act would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or
•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Covenants and Agreements

Acquisition Proposals

The Tennessee Bancshares parties agreed in the merger agreement to immediately terminate, and to use their reasonable best efforts to cause their subsidiaries and their and their subsidiaries’ affiliates, directors, officers, employees, agents, and representatives to immediately terminate, all activities, discussions, or negotiations with anyone other than SmartFinancial with respect to any acquisition proposal.

The merger agreement provides generally, and subject to the exceptions described below, that unless the merger agreement has been terminated the Tennessee Bancshares parties will not, and will cause their subsidiaries and their and their subsidiaries’ affiliates, directors, officers, employees, agents, and representatives not to, directly or indirectly through another person:

•	solicit, initiate, or encourage, or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an acquisition proposal;
•	provide any non-public information or data regarding the Tennessee Bancshares parties or any of their subsidiaries to anyone other than SmartFinancial or SmartBank relating to or in connection with any acquisition proposal or any inquiry or indication of interest that could be expected to lead to an acquisition proposal;
•	continue or participate in any discussions or negotiations, or otherwise communicate in any way with any person other than SmartFinancial or SmartBank, regarding any acquisition proposal;
•	approve, endorse, recommend, or execute, enter into, or consummate, any indication of interest or letter of intent or similar agreement relating to any acquisition proposal or requiring the Tennessee Bancshares parties to abandon, terminate, or fail to consummate the transactions contemplated by the merger agreement (or propose to do any of the foregoing); or
•	make or authorize any statement, recommendation, endorsement, or solicitation in support of any acquisition proposal, except in connection with a Tennessee Bancshares change of recommendation as discussed in the section below titled “Tennessee Bancshares Special Meeting.”

The merger agreement requires the Tennessee Bancshares parties to promptly advise SmartFinancial of their receipt of an acquisition proposal, or any request or inquiry which would reasonably be expected to lead to an acquisition proposal, and to keep SmartFinancial informed of the status thereof, and to provide SmartFinancial any material written materials received by the Tennessee Bancshares parties or any of their subsidiaries in connection therewith. In addition, the Tennessee Bancshares parties must contemporaneously provide or make available to SmartFinancial all material documentation or correspondence provided or made available to any third party in connection with an acquisition proposal which has not been previously provided or made available to the SmartFinancial parties.

The merger agreement provides that, prior to the meeting of the Tennessee Bancshares’ shareholders, if the Tennessee Bancshares board of directors determines in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties, the Tennessee Bancshares parties may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Tennessee Bancshares board of directors determines in good faith constitutes a superior proposal, (i) furnish information with respect to the Tennessee Bancshares parties and their subsidiaries to any person making the superior proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the terms contained in the confidentiality agreement among SmartFinancial, SmartBank, Tennessee Bancshares, and Southern Community Bank (and which confidentiality agreement shall not provide such person the exclusive right to negotiate with the Tennessee Bancshares parties) and (ii) participate in discussions or negotiations with such person regarding the superior proposal. The Tennessee Bancshares parties must provide SmartFinancial 48 hours prior written notice of their decision to take such action and provide SmartFinancial with the identity of the person making the superior proposal and all of the material terms and conditions of the superior proposal.

Also, the merger agreement permits the Tennessee Bancshares parties and their boards of directors and subsidiaries to comply with Rule 14e-2(a) and Rule 14d-9 under the Exchange Act and Item 1012(a) of Regulation M-A in the event of a tender offer.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of a party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 15% or more of any class of equity or voting securities of a party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving a party or any of its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide written acquisition proposal which the Tennessee Bancshares board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in the merger agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after taking into account the advice of Tennessee Bancshares’ financial advisor and outside legal counsel and is (i) more favorable from a financial point of view to the shareholders of Tennessee Bancshares than the merger and (ii) is reasonably likely to be consummated on the terms set forth. For purposes of the definition of “superior proposal”, references to “10% or more” in the definition of the term “acquisition proposal” are replaced with references to “a majority.”

Notice of Certain Matters

Prior to the effective time of the merger, each party to the merger agreement has agreed to promptly notify the other parties of any fact, event, occurrence, circumstance, or condition known to it that constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the party’s representations, warranties, covenants, or agreements contained in the merger agreement provided that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties contained in the merger agreement; be deemed to amend or supplement the disclosures each party has made to the other parties, has had or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such party, a material adverse effect on the party; or that would or could reasonably be expected to, prohibit, or materially impede or delay the consummation of the transactions contemplated by the merger agreement. Each party must give the other parties prompt written notice of any notice or communication from a third party alleging that the consent or approval of the third party is or may be required in connection with the transactions contemplated by the merger agreement.

Access and Information

Prior to the effective time of the merger, the Tennessee Bancshares parties have generally agreed to afford Smart Financial and its representatives reasonable access to its and its subsidiaries’ books, records, contracts, properties, assets, personnel, and information technology systems. Also, each party has agreed to afford the other parties and their representatives any other information relating it or its subsidiaries that the other parties reasonably request. Also, Tennessee Bancshares has generally agreed to, prior to the effective time of the merger, furnish SmartFinancial with a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any governmental authority, except where disclosure of the same is not permitted by law.

Further Assurances

Generally, each of the parties has agreed in the merger agreement to use its reasonable best efforts to promptly take or cause to be taken all actions, and to promptly do or cause to be done all things, necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger) as expeditiously as reasonably possible.

Tennessee Bancshares Special Meeting and Recommendation of Tennessee Bancshares Board

Tennessee Bancshares has agreed in the merger agreement to take all action necessary to call and hold, as promptly as reasonably practicable after the effective date of the registration statement of which this proxy statement/prospectus is a part, a meeting of its shareholders for the purpose of its shareholders considering and voting on approval of the merger agreement and any other matters required to be approved by Tennessee Bancshares’ shareholders in order to consummate the transactions contemplated by the merger agreement. Subject to certain limited exceptions discussed below, (i) Tennessee Bancshares and its board of directors must at all times prior to and during the special meeting recommend to Tennessee Bancshares’ shareholders the approval of the merger agreement and the transactions contemplated by the merger agreement (and take all reasonable and lawful action to solicit and obtain such approval) and (ii) neither Tennessee Bancshares nor its board of directors can withdraw, modify, or qualify in any manner adverse to SmartFinancial its recommendation of the merger agreement and the transactions contemplated thereby to Tennessee Bancshares’ shareholders, or take any other action or make any other public statement inconsistent with such recommendation (referred to in this proxy statement/prospectus as a “Tennessee Bancshares change of recommendation”).

The Tennessee Bancshares board of directors may make a Tennessee Bancshares change of recommendation if, but only if:

•	the Tennessee Bancshares board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties; and
•	in the event the Tennessee Bancshares change of recommendation relates to an acquisition proposal, (i) the Tennessee Bancshares parties have complied in all material respects with their obligations under the merger agreement with respect to acquisition proposals, (ii) the Tennessee Bancshares board of directors has determined in good faith, after giving effect to any adjustments offered by SmartFinancial in the manner discussed below, that the acquisition proposal constitutes a superior proposal, (iii) Tennessee Bancshares notifies SmartFinancial at least five business days in advance of its intention to effect a Tennessee Bancshares change of recommendation in response to such superior proposal, and furnishes SmartFinancial the identity of the person making such superior proposal, a copy of the proposed transaction agreements and all other documents relating to such superior proposal, and (iv) prior to effecting the Tennessee Bancshares change of recommendation, the Tennessee Bancshares parties have for a period of five business days following Tennessee Bancshares’ delivery of the notice referred to above negotiated in good faith with SmartFinancial (to the extent SmartFinancial desires to negotiate) to make adjustments in the terms of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal.

Absent termination of the merger agreement, nothing in the merger agreement is intended to relieve Tennessee Bancshares of its obligation to hold a meeting of its shareholders to obtain the approval required to complete the merger.

Tennessee Bancshares has also agreed in the merger agreement to adjourn or postpone the special meeting at least two times if as of the date of the meeting (i) there are not sufficient shares of Tennessee Bancshares common stock represented in person or by proxy to constitute the quorum necessary to conduct the business of the meeting or (ii) Tennessee Bancshares has not received proxies representing a sufficient number of shares of Tennessee Bancshares common stock for the approval of the merger agreement by Tennessee Bancshares’ shareholders.

Employee Benefits

SmartFinancial and SmartBank generally have agreed to provide employees of Southern Community Bank who become employees of SmartBank in connection with the merger (which we refer to as “continuing employees”) with benefits that are no less favorable that those provided to similarly situated employees of SmartBank as of the date of the merger agreement. Generally, and subject to certain customary exceptions, SmartFinancial and SmartBank will recognize the years of service of continuing employees with Southern Community Bank for vesting and eligibility purposes under employee benefit plans maintained by SmartFinancial or SmartBank in which the continuing employees are eligible to participate. The SmartFinancial parties have agreed to use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions applicable to new employees under SmartFinancial or SmartBank health care, dental, and vision plans to not apply to continuing employees or their eligible spouses and dependents. Moreover, if continuing employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, the SmartFinancial parties have agreed to use commercially reasonable efforts to cause any successor SmartFinancial or SmartBank benefit plan providing health care, dental, or vision coverage for continuing employees to give credit towards the satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor benefit plan for any deductible, co-payment, or other cost-sharing amounts previously paid by continuing employees as part of their participation in the corresponding Tennessee Bancshares or Southern Community Bank benefit plan during the plan year.

The Tennessee Bancshares parties generally have agreed in the merger agreement to, prior to the effective time of the merger, take any actions reasonably requested by SmartFinancial to terminate or freeze, or cause benefit accruals to cease under, one or more of their benefit plans as of or immediately prior to the effective of the merger; to continue after the effective time of the merger any contract or insurance policy relating to any of their benefit plans for such period as may be requested by SmartFinancial; and to facilitate the merger of any of their benefit plans into any employee benefit plans maintained by SmartFinancial or their subsidiaries.

Generally, and subject to certain exceptions and conditions set forth in the merger agreement, Southern Community Bank employees who are not offered continued employment with SmartFinancial or one of its subsidiaries, and continuing employees whose employment is terminated by SmartFinancial or one of its subsidiaries without cause during the six-month period immediately following the merger, will be paid severance benefits based on their length of service with the Tennessee Bancshares parties prior to the effective time of the merger and with SmartFinancial or one of its subsidiaries thereafter.

Indemnification and Insurance

The merger agreement generally provides that, for a period of six years following the merger, SmartFinancial will indemnify, defend, and hold harmless all current and former directors, officers, and employees of Tennessee Bancshares and Southern Community Bank against costs and expenses, judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of matters existing or occurring prior to the effective time of the merger and based on the fact that such individuals were directors, officers, or employees of Tennessee Bancshares or Southern Community Bank (or was serving at the request of Tennessee Bancshares or Southern Community Bank as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity), to the fullest extent these individuals would have been entitled to be indemnified, defended, and held harmless under applicable law and the charters and bylaws of Tennessee Bancshares and Southern Community Bank as in effect as of the date of the merger agreement.

The merger agreement requires Tennessee Bancshares prior to the merger and SmartFinancial after the merger to maintain in effect after the merger, a six-year “tail” policy under Tennessee Bancshares’ existing directors’ and officers’ liability insurance policy providing at least the same coverage and amounts and containing terms and conditions that are not less advantageous than those currently provided for by the Tennessee Bancshares parties’ existing directors’ and officers’ liability insurance with respect to claims against those individuals covered by such existing policies arising from facts or events that occurred at or prior to the completion of the merger, provided however that without the prior consent of SmartFinancial, the Tennessee Bancshares parties shall not expend for such tail insurance an amount in excess of 150% of the most recent annual premiums paid by the Tennessee Bancshares parties for their existing directors’ and officers’ liability insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to obtaining the governmental authority and other third party consents and approvals required for the transactions contemplated by the merger agreement; public statements or disclosures pertaining to the merger agreement or the transactions contemplated by the merger agreement; the preparation and filing of the registration statement and this proxy statement/prospectus; the authorization for listing on Nasdaq of the shares of SmartFinancial common stock to be issued as stock consideration; and exemption from liability under Rule 16b-3 under the Exchange Act for acquisitions of SmartFinancial common stock by Tennessee Bancshares insiders.

Conditions to Consummation of the Merger

The respective obligations of SmartFinancial, SmartBank, Tennessee Bancshares, and Southern Community Bank to consummate the merger are subject to the satisfaction or, to the extent permissible, waiver of certain conditions, including:

•	the approval of the merger proposal by Tennessee Bancshares’ shareholders;
•	the receipt of all required consents and approvals of governmental authorities (including the Federal Reserve and the TDFI) required to consummate the transactions contemplated by the merger agreement, without the imposition of any non-customary condition, restriction, or requirement material and adverse to the economic benefits of the operation of the combined company and its subsidiaries, and the expiration of all statutory waiting periods;

•	the absence of any order, decree, or injunction enjoining or prohibiting the merger or the bank merger, and any action, suit, or proceeding seeking the same, and the absence of any law prohibiting or making illegal the consummation of the merger or the bank merger;
•	the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, under the Securities Act, and the absence of any stop order suspending its effectiveness, as well as the absence of any action, suit, investigation, or proceeding to suspend the effectiveness of the registration statement; and
•	the authorization of the shares of SmartFinancial common stock to be issued as stock consideration to Tennessee Bancshares shareholders for listing on Nasdaq.

The obligation of each of Tennessee Bancshares and Southern Community Bank to consummate the merger is also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

•	the accuracy of the representations and warranties of SmartFinancial in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the merger (except for representations and warranties that speak as of an earlier date than the date of the merger agreement), subject to the materiality standards provided for in the merger agreement;
•	SmartFinancial’s performance of and compliance with, in all material respects, their obligations and covenants in the merger agreement;
•	the Tennessee Bancshares parties’ receipt of a certificate, dated as of the date of the closing of the merger, signed by the chief executive officer and chief financial officer of SmartFinancial to the effect that the two conditions described immediately above have been satisfied; and
•	Tennessee Bancshares’ receipt of an opinion from Waller Lansden, dated as of the date of the closing of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The respective obligations of SmartFinancial to consummate the merger are also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

•	the accuracy of the representations and warranties of Tennessee Bancshares and Southern Community Bank in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the merger (except for representations and warranties that speak as of an earlier date than the date of the merger agreement), subject to the materiality standards provided for in the merger agreement;
•	the Tennessee Bancshares parties’ performance of and compliance with, in all material respects, their obligations and covenants in the merger agreement;
•	SmartFinancial’s receipt of a certificate, dated as of the date of the closing of the merger, signed by the chief executive officer and chief financial officer of Tennessee Bancshares and Southern Community Bank to the effect that the two conditions described immediately above have been satisfied;
•	SmartFinancial’s receipt of evidence that all consents, approvals, and waivers required to be obtained by the Tennessee Bancshares parties have been obtained;
•	SmartFinancial’s receipt of an opinion from Butler Snow, dated as of the date of the closing of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
•	SmartFinancial’s receipt of evidence of written resignations from those individuals serving on the boards of directors of Tennessee Bancshares and Southern Community Bank; and
•	the holders of no more than 10% of the outstanding shares of Tennessee Bancshares common stock shall have perfected, and not effectively withdrawn or lost, their rights to dissent from the merger pursuant to Chapter 23 of the Tennessee Business Corporation Act.

There can be no assurance as to whether or when all of the conditions to consummation of the merger will be satisfied or, where permissible, waived.

Termination of the Merger Agreement

Generally. The merger agreement may be terminated as follows:

•	by mutual written agreement of SmartFinancial, Tennessee Bancshares, and Southern Community Bank;
•	by SmartFinancial or the Tennessee Bancshares parties, in the event that Tennessee Bancshares’ shareholders do not approve the merger proposal, provided that in the case of termination by the Tennessee Bancshares parties, Tennessee Bancshares and its board of director have complied with their obligations to call and hold the special meeting and to recommend and solicit approval of the merger agreement by Tennessee Bancshares’ shareholders;
•	by SmartFinancial or the Tennessee Bancshares parties, in the event that any consent, approval, or waiver from the Federal Reserve, the TDFI, the United States Department of Justice, or any other governmental agency required in connection with the consummation of the transactions contemplated by the merger agreement has been denied by final and non-appealable action of such governmental authorities or any application for any such consent, approval, or waiver has been permanently withdrawn at the request of any such governmental authority, provided the denial or withdrawal is not due to the failure of the terminating parties to perform or observe their obligations under the merger agreement;
•	by SmartFinancial or the Tennessee Bancshares parties, in the event that any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement, provided that the action of such governmental authority is not due to the failure of the terminating parties to perform or observe their obligations under the merger agreement;
•	by SmartFinancial or the Tennessee Bancshares parties, in the event the merger is not consummated by September 30, 2018, provided that the failure to consummate the merger by such date is not due to the failure of the terminating parties to perform or observe their obligations under the merger agreement;
•	by SmartFinancial:
-	in the event of a breach of the merger agreement by Tennessee Bancshares or Southern Community Bank, if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and is not cured by the earlier of September 30, 2018, and 30 days after written notice to the breaching party of the breach (provided that SmartFinancial is not in material breach of the merger agreement) (which we refer to as a “SmartFinancial material breach termination”);
-	in the event that, (i) the Tennessee Bancshares parties materially breach their obligations under the merger agreement relative to acquisition proposals or calling and holding the special meeting and recommending and soliciting approval of the merger agreement by Tennessee Bancshares’ shareholders or (ii) the Tennessee Bancshares board of directors does not recommend in this proxy statement/prospectus the approval of the merger agreement and the transactions contemplated thereby by Tennessee Bancshares’ shareholders or, after having made such recommendation, subsequently makes a Tennessee Bancshares change of recommendation;
-	in the event of a third-party tender or exchange offer for 10% or more of the outstanding shares of Tennessee Bancshares stock is commenced and Tennessee Bancshares’ board of directors recommends that Tennessee Bancshares shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that Tennessee Bancshares shareholders reject the tender or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;
•	by the Tennessee Bancshares parties:
-	in the event of a breach of the merger agreement by SmartFinancial if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and is not cured by the earlier of September 30, 2018, and 30 days after written notice to the breaching party of the breach (provided that the Tennessee Bancshares parties are not in material breach of the merger agreement);

-	at any time prior to approval of the merger agreement by the Tennessee Bancshares shareholders, for the purpose of entering into an agreement with regard to a superior proposal, provided that the Tennessee Bancshares parties have not materially breached their obligations under the merger agreement relative to acquisition proposals or calling and holding the special meeting and recommending and soliciting approval of the merger agreement by Tennessee Bancshares’ shareholders;

Effect of Termination. Generally, and except as discussed below, if the merger agreement is terminated, the parties will have no further liability or obligations under the merger agreement, provided that (i) certain designated provisions of the merger agreement will survive termination, including those relating to the confidentiality of information shared by the parties pursuant to the merger agreement, public statements or disclosures pertaining to the merger agreement or the transactions contemplated by the merger agreement, the payment of termination fees described below, and the payment of costs and expenses associated with the transactions contemplated by the merger agreement, and (ii) the termination of the merger agreement will not release a party from any liability for fraud or any willful or intentional breach of the merger agreement.

Termination Fees. The Tennessee Bancshares parties will be required to pay SmartFinancial a termination fee of $1,300,000:

•	in the event of a SmartFinancial material breach termination, if at or before the special meeting the Tennessee Bancshares Parties receive a bona fide acquisition proposal that is not withdrawn prior to the date of termination of the merger agreement and within 12 months of the date of termination Tennessee Bancshares enters into a definitive agreement with respect to or consummates an acquisition proposal, whether or not the same acquisition proposal first mentioned above;
•	in the event the SmartFinancial parties terminate the merger agreement because, prior to the approval of the merger agreement by Tennessee Bancshares’ shareholders, (i) the Tennessee Bancshares parties materially breach their obligations under the merger agreement relative to acquisition proposals or calling and holding the special meeting and recommending and soliciting approval of the merger agreement by Tennessee Bancshares’ shareholders or (ii) the Tennessee Bancshares board of directors does not recommend in this proxy statement/prospectus the approval of the merger agreement and the transactions contemplated thereby by Tennessee Bancshares’ shareholders or, after having made such recommendation, subsequently makes a Tennessee Bancshares change of recommendation;
•	in the event the SmartFinancial parties terminate the merger agreement because Tennessee Bancshares’ board of directors recommends that Tennessee Bancshares shareholders tender their shares in a third-party tender or exchange offer for 10% or more of any class or series of outstanding shares of Tennessee Bancshares stock or otherwise fails to recommend that Tennessee Bancshares shareholders reject the tender or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or
•	in the event the Tennessee Bancshares parties terminate the merger agreement for the purpose of entering into an agreement with regard to a superior proposal.

The above-described termination fee payable by the Tennessee Bancshares parties could discourage other companies from seeking to acquire or merge with the Tennessee Bancshares parties prior to completion of the merger and could cause the Tennessee Bancshares parties to reject any acquisition proposal from a third party which does not take into account the termination fee.

Amendment and Waiver

The merger agreement may be amended at any time by a written instrument executed by each of the parties. However, notwithstanding the foregoing descriptions of the provisions for extensions and waivers, after the approval of the merger proposal by the shareholders of Tennessee Bancshares, no amendment or waiver may be accomplished without the further approval of the Tennessee Bancshares shareholders, if such amendment or waiver requires further approval under applicable law. Any provision of the merger agreement may be waived by the party or parties entitled to the benefits of that provision, if the waiver is in writing and executed by the party or parties granting the waiver.

Governing Law

The merger agreement is governed by Tennessee law.

Expenses

The merger agreement provides generally that each party will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. This includes fees and expenses of legal counsel, accountants, and other professional advisors.

INFORMATION ABOUT SMARTFINANCIAL

SmartFinancial, a Tennessee corporation, is a bank holding company headquartered in Knoxville, Tennessee. Our wholly owned subsidiary, SmartBank, provides a wide range of banking, mortgage, and financial services to business and individual customers. SmartBank has 22 branches, one loan production office, and one mortgage production office across east Tennessee, Alabama, and northwest Florida, and is the 2nd largest commercial bank headquartered in east Tennessee, based on asset size.

As of December 31, 2017, on a consolidated basis, we had total assets of $1.7 billion, net loans of $1.3 billion, total deposits of $1.4 billion, and shareholders’ equity of $205.9 million. Our shares of common stock are traded on the Nasdaq Capital Market under the symbol “SMBK.”

Our executive offices are located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, and our telephone number is (865) 437-5700. Our website address is www.smartbank.com.

Legacy SmartFinancial/Cornerstone Merger

SmartFinancial was incorporated in 1983 and originally headquartered in Chattanooga, Tennessee. SmartFinancial previously operated under the name Cornerstone Bancshares, Inc. On August 31, 2015, the company completed its merger with Legacy SmartFinancial, Inc., with Cornerstone Bancshares surviving the merger, changing its name to “SmartFinancial, Inc.” and relocating its headquarters to Knoxville, Tennessee (we refer to this merger as the “2015 merger”).

After the 2015 merger, shareholders of Legacy SmartFinancial owned approximately 56% of the outstanding common stock of the combined entity on a fully-diluted basis, after taking into account the exchange ratio and new shares issued as part of a concurrent capital raise through a private placement. While Cornerstone Bancshares was the acquiring entity for legal purposes, the 2015 merger was accounted for as a reverse merger using the acquisition method of accounting, in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 805-10. Under this guidance, for accounting purposes, Legacy SmartFinancial was the acquirer in the 2015 merger, and as a result the historical financial statements of the combined entity are the historical financial statements of Legacy SmartFinancial.

The assets and liabilities of Cornerstone Bancshares as of the effective date of the 2015 merger were recorded at their respective estimated fair values and combined with those of Legacy SmartFinancial. The excess of the purchase price over the net estimated fair values of the acquired assets and liabilities was allocated to identifiable intangible assets with the remaining excess allocated to goodwill. In periods following the 2015 merger, the financial statements of the combined entity have included the results attributable to Cornerstone Bancshares’ subsidiary bank, Cornerstone Community Bank, beginning on the date the 2015 merger was completed. The 2015 merger had a significant impact on all aspects of our financial statements, and as a result, financial results after the 2015 merger may not be comparable to financial results prior to the 2015 merger.

SmartBank/Capstone Merger

On November 1, 2017, SmartFinancial merged with Capstone Bancshares, Inc., or Capstone, pursuant to an agreement and plan of merger, dated as of May 22, 2017, by and among SmartFinancial, Capstone, SmartBank, and Capstone Bank, an Alabama-chartered commercial bank and wholly owned subsidiary of Capstone. We refer to this merger as the “Capstone merger.” At the effective time of the Capstone merger, Capstone merged with and into SmartFinancial, with SmartFinancial as the surviving corporation. Immediately following the Capstone merger and as part of a single integrated transaction, Capstone Bank merged with and into SmartBank, with SmartBank as the surviving banking corporation. In connection with the Capstone merger, SmartFinancial issued approximately 2,908,094 shares of SmartFinancial common stock and approximately $15.8 million in cash to former holders of Capstone common stock.

DESCRIPTION OF SMARTFINANCIAL CAPITAL STOCK

The charter of SmartFinancial authorizes the issuance of up to a maximum of 40,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of March 8, 2018, there were 11,233,806 shares of common stock outstanding and no shares of preferred stock outstanding. The preferred stock may be issued in one or more series with those terms and at those times and for the consideration as the SmartFinancial board of directors determines.

As of the date hereof, 1,500,000 shares of SmartFinancial common stock were reserved for issuance to Tennessee Bancshares’ shareholders in accordance with the merger agreement. There are no other shares of capital stock of SmartFinancial authorized, issued, or outstanding.

The following is a summary of certain rights and provisions of SmartFinancial’s capital stock. You are urged to read the SmartFinancial charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 85.

Common Stock

The outstanding shares of SmartFinancial common stock are fully paid and nonassessable. Holders of SmartFinancial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of SmartFinancial common stock do not have preemptive rights and are not entitled to cumulative voting rights with respect to the election of directors. SmartFinancial’s common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.

Subject to the preferences applicable to any shares of SmartFinancial preferred stock outstanding at the time, holders of common stock are entitled to, in the event of liquidation, share pro rata in all assets remaining after payment of liabilities.

Preferred Stock

SmartFinancial’s charter authorizes the issuance of up to 2,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. The preferred stock may be issued by vote of the board of directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons.

The preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares, including the shares of common stock to be issued pursuant to the merger. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of the holders of common stock. The issuance of preferred stock might also serve to deter or block any attempt to obtain control of SmartFinancial or to facilitate any such attempt.

Dividend Rights and Limitations on Payment of Dividends

Holders of SmartFinancial common stock are entitled to receive dividends when, as and if declared by SmartFinancial’s board of directors out of funds legally available for dividends. In order to pay any dividends, SmartFinancial generally must receive dividends from SmartBank. Under the Tennessee Banking Act, SmartBank is subject to restrictions on the payment of dividends to SmartFinancial. Pursuant to these laws, SmartBank may only make a dividend from the surplus profits arising from the business of the bank, and may not declare dividends in any calendar year that exceeds the total of its retained net income of that year combined with its retained net income of the preceding two years without the prior approval of the commissioner of the TDFI. Moreover, Tennessee laws regulating SmartBank requires certain charges against and transfers from SmartBank’s undivided profit account before undivided profits can be made available for the payment of dividends. Furthermore, the TDFI also has the authority to prohibit the payment of dividends by SmartBank if it determines such payment to be an unsafe and unsound banking practice.

SmartFinancial has not paid dividends to its common shareholders during the last three years. SmartFinancial’s ability to pay dividends to shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, SmartFinancial’s ability to service any equity or debt obligations senior to SmartFinancial’s common stock and other factors deemed relevant by SmartFinancial’s board of directors. See “Bank holding company dividends” in our annual report on Form 10-K, and “Bank dividends” in our annual report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, for additional information about limitations on our ability to declare and pay dividends. See “Where You Can Find More Information” beginning on page 85.

Election of Board of Directors; Members of the Board after the Merger

The business of SmartFinancial is controlled by a board of directors, which is elected by a non-cumulative vote of the common shareholders. Currently, the SmartFinancial board of directors consists of 13 individuals.

SmartFinancial’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in SmartFinancial’s board of directors. The overall effect of this provision may be to prevent a person or entity from seeking to acquire control of SmartFinancial through an increase in the number of directors on the board of directors and the election of designated nominees to fill newly created vacancies. See “New Director of SmartFinancial and SmartBank” on page 47 for more information.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights may be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to SmartFinancial because SmartFinancial’s charter does not contain a specific provision “opting in” to the act as is required under the act.

The Tennessee Business Combination Act generally prohibits a “business combination” by a Tennessee corporation with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. The corporation can, however, enter into a business combination within that period if, before the interested shareholder became such, the corporation’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of stock of the corporation. SmartFinancial’s charter does not have special requirements for transactions with interested parties; however, under the Tennessee Business Corporation Act, with exceptions, all mergers and similar transactions must be approved by a majority of SmartFinancial’s board of directors and a majority of the shares entitled to vote.

The Tennessee Business Combination Act applies to SmartFinancial, because neither SmartFinancial’s charter nor its bylaws expressly provides that the company shall not be subject to the act as is required under the act.

The Tennessee Greenmail Act applies to a Tennessee corporation, such as SmartFinancial, that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, SmartFinancial may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by SmartFinancial or SmartFinancial makes an offer, of at least equal value per share, to all shareholders of such class.

Certain Protective Provisions

General

Our charter and bylaws, as well as the Tennessee Business Corporation Act, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our charter and bylaws and which are provided by the Tennessee Business Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our articles of incorporation and bylaws and the statutory provisions contained in the Tennessee Business Corporation Act.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company’s management.

Removal of Directors and Filling Vacancies

Our charter and bylaws provide that a director may be removed from office prior to the expiration of such director’s term only for cause at a meeting called for such purpose. Our bylaws provide that all vacancies on our board may be filled by the board of directors for the unexpired term.

Advance Notice Requirements for Shareholder Proposals

Our bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder must submit certain information regarding the proposal, together with the proposal itself, to our corporate secretary in advance of the annual meeting. Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Exchange Act. We may reject a shareholder proposal that is not made in accordance with such procedures.

Certain Nomination Requirements

Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of SmartFinancial stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

Business Combinations with Interested Shareholders

The Tennessee business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose charter contains a provision electing not to be covered by the law. Our charter does not contain such a provision. An amendment of our charter to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

Indemnification

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

The Tennessee Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. SmartFinancial maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Our bylaws provide that the company will indemnify, to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal law or regulations, any person who is made a party to or is involved in any proceeding by reason of the fact that he or she is or was a director or officer of SmartFinancial, provided that the basis of such proceeding is alleged action in an official capacity as a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SmartFinancial pursuant to the provisions discussed above, SmartFinancial has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C, (S) 1818(b)).

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is American Stock & Transfer Company, LLC.

COMPARATIVE RIGHTS OF SMARTFINANCIAL AND TENNESSEE BANCSHARES SHAREHOLDERS

SmartFinancial and Tennessee Bancshares are incorporated under the laws of the State of Tennessee. The holders of Tennessee Bancshares common stock, whose rights are governed by Tennessee law, the charter of Tennessee Bancshares, and the bylaws of Tennessee Bancshares, will become holders of SmartFinancial common stock upon the exchange of their shares of Tennessee Bancshares common stock for shares of SmartFinancial common stock at the effective time of the merger. Accordingly, their rights as such will be governed by Tennessee law, the SmartFinancial charter, and the SmartFinancial bylaws.

The summary below is a description of the material differences between the rights of Tennessee Bancshares shareholders and SmartFinancial shareholders under their respective governing documents and the Tennessee Business Corporation Act.

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS
Voting Rights
Each share of SmartFinancial’s common stock is entitled to one vote per share. Common stock has unlimited voting rights, and preferred stockholders are entitled to vote only on matters authorized under the corporation’s charter. Voting rights are non-cumulative.
Each share of Tennessee Bancshares common stock is entitled to one vote per share. Voting rights are non-cumulative.

Description of Common Stock
SmartFinancial is authorized to issue 40,000,000 shares of common stock, $1.00 par value. The holders of common stock are entitled to receive net assets of the corporation upon dissolution, secondary to any rights of preferred stock holders as may be specified in the charter.
Tennessee Bancshares is authorized to issue 10,000,000 shares of common stock, $1.00 par value.

Description of Preferred Stock
SmartFinancial is authorized to issue 2,000,000 shares of preferred stock, $1.00 par value, in any number of series and preferences as determined by the board. There are no shares of preferred stock issued or outstanding.
Tennessee Bancshares is not authorized to issue any preferred stock.

Number of Shares of Outstanding Common Stock before the Merger	As of March 8, 2018, there were 11,233,806 shares of SmartFinancial common stock outstanding.	As of March 8, 2018, there were 1,809,282 shares of Tennessee Bancshares common stock outstanding.

Number of Shares of Outstanding Common Stock after the Merger	Immediately after the merger, SmartFinancial will have approximately 12,692,992 shares of common stock outstanding.	Immediately after the merger, Tennessee Bancshares will not have any shares of common stock outstanding.

Estimated Voting Percentage of SmartFinancial and Tennessee Bancshares Shareholders with respect to SmartFinancial Common Stock after the Merger
Based on 11,233,806 shares of SmartFinancial common stock outstanding as of March 8, 2018, current holders of SmartFinancial common stock will control approximately 88% of SmartFinancial ’s common stock following the consummation of the merger.

Based on 1,809,282 shares of Tennessee Bancshares common stock outstanding as of the record date, current holders of Tennessee Bancshares common stock will control approximately 12% of SmartFinancial ’s common stock following the consummation of the merger.

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS
Rights of Holders of Stock Subject to Future Issuances of Stock	The rights of holders of SmartFinancial common stock may be affected by the future issuance of SmartFinancial common stock or preferred stock.	The rights of holders of Tennessee Bancshares common stock may be affected by the future issuance of Tennessee Bancshares common stock

Right to receive dividends	Holders of SmartFinancial common stock are entitled to receive dividends as and when declared by the board of directors. Dividends are non-cumulative.	Holders of SmartFinancial common stock are entitled to receive dividends as and when declared by the board of directors. Dividends are non-cumulative.

Outstanding Preferred stock	SmartFinancial does not currently have any preferred stock outstanding.	Tennessee Bancshares does not currently have any preferred stock outstanding.

Preemptive Rights
The Tennessee Business Corporation Act provides that shareholders of a corporation, solely by virtue of their status as such, do not have a preemptive right to acquire the corporation’s unissued shares unless expressly stated in the charter.

Holders of SmartFinancial common stock are not entitled to preemptive rights to acquire unissued shares of any class..

The Tennessee Business Corporation Act provides that shareholders of a corporation, solely by virtue of their status as such, do not have a preemptive right to acquire the corporation’s unissued shares unless expressly stated in the charter.

Holders of Tennessee Bancshares common stock are not entitled to preemptive rights with respect to any shares of Tennessee Bancshares that may be issued.

Special Meeting of Shareholders
SmartFinancial’s charter and bylaws allow for a meeting of the shareholders to be called only by (1) the chairman of the board of directors, (2) the vice-chairman of the board, (3) the president or chief executive officer of the corporation, (4) a majority of the members of the board, or (5) holder(s) of 20% or more of the outstanding shares of voting stock. If any person(s) other than the board call a special meeting, the request must be in writing, specify the nature of the proposed business to be discussed, and be delivered to the secretary of the corporation.

Tennessee Bancshares’ bylaws provide that a special meeting may be called by the commissioner of financial institutions, the chairman, the president/chief executive officer, a majority of the board of directors, or by the owners of 10% or more of the outstanding common stock. Additionally, the purpose for the meeting and written notice must be given to all shareholders of record not less than 10 days and no more than 60 days before the date of the meeting.

Election, Size, and Classification of Board of Directors
SmartFinancial’s charter provides that the number of directors will be no less than five and no more than 25 persons. The number of directors may be fixed or changed by resolution of the board. Directors are elected at the annual meeting of the shareholders by a plurality of the votes by those shareholders entitled to vote.

SmartFinancial’s board of directors presently consists of 13 individuals.

Tennessee Bancshares’ charter and bylaws provide that the number of directors will not be fewer than five and no more than 25. Directors are elected by a plurality vote of the shareholders at the annual meeting.

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS
Vacancies on the Board of Directors
The Tennessee Business Corporation Act provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter or bylaws provides otherwise.

SmartFinancial’s charter states that any vacancies on the board may be filled by a majority vote of the remaining directors or the shareholders. Those directors so elected will serve until the next annual meeting of shareholders.

The Tennessee Business Corporation Act provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter or bylaws provides otherwise.

Tennessee Bancshares’ bylaws states that vacancies among the board of directors may be filled by a vote of the remaining directors, except for vacancies that are the result of removal.

Removal of Directors
The Tennessee Business Corporation Act provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

SmartFinancial’s charter and bylaws allow for the removal of a director with cause by a majority of the board at a meeting called for such purpose. The shareholders may also remove a director with cause at a meeting called for such purpose. Directors may not be removed without cause.

The Tennessee Business Corporation Act provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

Tennessee Bancshares’ charter and bylaws state that shareholders may remove one or more directors with or without cause; and the board of directors, by a majority vote, may remove any or all directors for cause.

Indemnification
The Tennessee Business Corporation Act provides that a corporation will indemnify a director, officer, employee or agent who was successful in the defense of any proceeding or claim to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred unless otherwise limited by the charter.

Under the Tennessee Business Corporation Act, a corporation may indemnify an individual against liability if the individual acted in good faith, the individual reasonably believed that the conduct was in the corporation’s best interest or was not opposed to its best interest, and the individual had no reasonable cause to believe the conduct was unlawful. The corporation may also advance for expenses if the director follows the requirements proscribed in the Tennessee Business Corporation Act Section 48-18-504.

The Tennessee Business Corporation Act provides that a corporation will indemnify a director, officer, employee or agent who was successful in the defense of any proceeding or claim to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred unless otherwise limited by the charter.

Under the Tennessee Business Corporation Act, a corporation may indemnify an individual against liability if the individual acted in good faith, the individual reasonably believed that the conduct was in the corporation’s best interest or was not opposed to its best interest, and the individual had no reasonable cause to believe the conduct was unlawful. The corporation may also advance for expenses if the director follows the requirements proscribed in the Tennessee Business Corporation Act Section 48-18-504.

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS

The Tennessee Business Corporation Act also allows a corporation to maintain insurance or furnish other protections against liability on behalf of its directors, officers, employees, or agents.

SmartFinancial’s charter and bylaws provide that the company will indemnify and advance expenses to its directors and officers, and may indemnify all other persons it has the power to indemnify under the Tennessee Business Corporation Act. SmartFinancial may also purchase and maintain insurance or provide similar protections on behalf of its directors, officers, and employees to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal laws and regulations

The Tennessee Business Corporation Act also allows a corporation to maintain insurance or furnish other protections against liability on behalf of its directors, officers, employees, or agents.

Tennessee Bancshares’ charter and bylaws provide that Tennessee Bancshares will indemnify and advance expenses to its directors, officers, employees and agents, and will purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, employees and agents, to the fullest extent authorized by Tennessee Business Corporation Act and applicable federal law and regulation.

Personal Liability of Directors
The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends).

SmartFinancial’s charter provides that a director will not be personally liable to SmartFinancial or its shareholders for monetary damages for breach of fiduciary duty as a director; however, a director’s liability will not be eliminated or limited for the following: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act with respect to the unlawful payment of dividends.

SmartFinancial’s charter further provides that any amendment to the director’s liability section of the charter requires at least a two-thirds affirmative vote by shareholders entitled to vote on the amendment and a two-thirds affirmative vote by the board of directors.

The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends).

Tennessee Bancshares’ charter and bylaws contain no other specific provision.

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS
Dissenters’ Rights
Under the Tennessee Business Corporation Act, because SmartFinancial’s common stock is traded on the Nasdaq Capital Market, holders of common stock do not have dissenters’ rights.

SmartFinancial’s charter and bylaws do not contain any provision(s) that relate to dissenters’ rights.

The Tennessee Business Corporation Act provides dissenters rights to shareholders of a company proposing a merger, share exchange or a sale of substantially all of the assets of the company allowing shareholders to dissent from, and obtain payment of the fair value of the shareholders’ shares in the event of, certain extraordinary corporate transactions. The parties have determined that Tennessee Bancshares’ shareholders have the right to dissent from this merger.

Votes on Extraordinary Corporate Transactions
Under the Tennessee Business Corporation Act, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

SmartFinancial’s charter and bylaws contain no other specific provision.

Under the Tennessee Business Corporation Act, a sale or other disposition of all or substantially all of Tennessee Bancshares’ assets, a merger of Tennessee Bancshares with and into another corporation, or a share exchange involving one or more classes or series of Tennessee Bancshares’ shares or a dissolution of Tennessee Bancshares must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

Tennessee Bancshares’ charter and bylaws contain no other specific provision.

Consideration of other Constituencies
The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC will be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the

The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC will be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS

board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.

SmartFinancial’s charter and bylaws contain no other specific provision.

board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets

Tennessee Bancshares’ charter and bylaws contain no other specific provision.

Amendment of Charter
The Tennessee Business Corporation Act provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

SmartFinancial’s charter provides that any amendment to the director’s liability section of the charter requires at least a two-thirds affirmative vote by shareholders entitled to vote on the amendment and a two-thirds affirmative vote by the board of directors

The Tennessee Business Corporation Act provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

Tennessee Bancshares’ charter provides that the board of directors or shareholders of Tennessee Bancshares may amend its charter if amendment is made in a manner consistent with the laws of the State of Tennessee and the regulations of the appropriate regulatory official. Additionally, an amendment to Tennessee Bancshares charter will not be valid unless approved by a majority of the shareholders and approved in writing by the appropriate regulatory official.

Amendment of Bylaws
SmartFinancial’s bylaws provide that the bylaws may be amended by shareholders at any regular or special meeting of the shareholders where a quorum is present by a majority vote of the common stock entitled to vote at the meeting. The bylaws may also be amended by the board of directors with a three-fourths vote.
Tennessee Bancshares’ bylaws provide that the bylaws may be amended by a majority of the common stock. The bylaws may also be amended by a majority vote of the board of directors.

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS
Business Combinations Involving Interested Shareholders
The Tennessee Business Combination Act generally prohibits a “business combination” by SmartFinancial or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. SmartFinancial or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, SmartFinancial ’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of SmartFinancial stock.

SmartFinancial’s charter does not have special requirements for transactions with interested parties.

The Tennessee Business Combination Act generally prohibits a “business combination” by Tennessee Bancshares or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Tennessee Bancshares or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Tennessee Bancshares’ board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Tennessee Bancshares stock.

Tennessee Bancshares’ charter does not have special requirements for transactions with interested parties.

Shareholder Right to Make Proposals and to Nominate Directors
Under the Tennessee Business Corporation Act, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

SmartFinancial’s charter allows for a shareholder to nominate a director so long as the shareholder is entitled to vote and provides written notice of the nomination in proper form to the secretary of the company.

SmartFinancial’s bylaws allow for shareholder proposals to be brought before the board at the annual meeting so long as written notice of the proposal is timely given to the secretary of the company in proper form.

Under Tennessee law shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

Tennessee Bancshares’ charter and bylaws contain no other specific provision.

RIGHTS	SMARTFINANCIAL BANCSHARES, INC. SHAREHOLDER RIGHTS	TENNESSEE BANCSHARES, INC. SHAREHOLDER RIGHTS
Shareholder Ability to Act by Written Consent
The Tennessee Business Corporation Act allows for shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to taking such action without a meeting. The affirmative vote of the number of shares otherwise required to authorize or take such action at a meeting is the act of the shareholders.

The Tennessee Business Corporation Act allows for shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to taking such action without a meeting. The affirmative vote of the number of shares otherwise required to authorize or take such action at a meeting is the act of the shareholders.

Tennessee Bancshares bylaws provide that action required or permitted to be taken at a shareholders meeting may be taken without a meeting if all shareholders entitled to vote consent in writing to take action without a meeting. The affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.

INFORMATION ABOUT TENNESSEE BANCSHARES

Tennessee Bancshares was organized in 2007 to serve as the holding company for Southern Community Bank, a non-member, community bank headquartered in Tullahoma, Tennessee. Southern Community Bank opened for business in 2005, initially with one office located at 1400 North Jackson Street, Tullahoma, Tennessee 37388. As of December 31, 2017, Tennessee Bancshares on a consolidated basis had total assets of approximately $245.3 million, total deposits of $216.0 million, and total shareholders’ equity of approximately $23.4 million, with branches in Chattanooga and Murfreesboro, Tennessee, and Huntsville, Alabama.

Southern Community Bank wholly owns The Financial Group, LLC, or the Financial Group, which provides financial consulting and other financial and wealth management services throughout Middle Tennessee.

The following table sets forth a summary of certain information concerning the compensation awarded to or paid to Mr. Yoder by Tennessee Bancshares for services rendered in all capacities during the years ended December 31, 2017 and December 31, 2016.

Name	Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
William L. Yoder President and Chief Executive Officer of Southern Community Bank and Tennessee Bancshares	2017	$176,500.00	$45,000.00	$36,648.24	$258,148.24
	2016	$176,500.00	$42,500.00	$29,468.00	$248,670.00
(1)	Details of the amounts reported as All Other Compensation for 2017 are as follows: (i) directors fee of $22,800.00 (ii) IRA contribution of $7,329.00; (iii) medical contributions of $4,000; and (iv) club allowances of $2,519.24.

Cash Bonus and Equity Plans

Options; Restricted Stock. Mr. Yoder does not hold, and Tennessee Bancshares has never issued to its directors and officers, restricted shares of Tennessee Bancshares common stock, options, or other equity awards. In addition, Mr. Yoder does not hold, and Tennessee Bancshares has never issued to its directors and officers, warrants to purchase shares of Tennessee Bancshares common stock.

Southern Community Bank Executive Bonus Compensation Program. Southern Community Bank instituted an Executive Bonus Compensation Program soon after the bank was opened in 2005. The purpose of the plan was to incentivize executive officers to meet or exceed annual budgetary goals, established by the board of directors, for loan growth, asset growth and earnings. In addition, the board of directors established certain qualitative goals for each plan participant. Cash bonuses are awarded to the plan participants based upon actual performance. The plan was administered by the Executive Committee of the board of directors.

Director Compensation Table. For Mr. Miller, who will serve as a director of SmartFinancial following completion of the merger, the following table presents summary financial information concerning all compensation earned during the year ended December 31, 2017 for his services as a director of Tennessee Bancshares. The table also presents summary financial information concerning all compensation earned during the year ended December 31, 2017 for Mr. Yoder’s services as a director of Tennessee Bancshares:

	Fees Earned
Name	Paid in Common Stock	Paid in Cash	Total ($)
Clifton N. Miller	—	$22,800	$22,800
William L. Yoder	—	$22,800	$22,800

Director Fees. For 2017, each director of Tennessee Bancshares received an annual retainer of $22,800 for their services as a member of the board. See “Information About Tennessee Bancshares - Tennessee Bancshares Executive Compensation - Cash and Equity Plans - Tennessee Bancshares Director Stock Plan.” Tennessee Bancshares does not compensate its directors for attendance at committee meetings or for positions of leadership held at the committee level. For 2017, non-employee director compensation was calculated and paid monthly. Although retainer amounts are stated in amounts per annum, a retainer was payable only for such months for which a director holds the position for which the retainer was payable.

PROPOSALS

Proposal No. 1 – The Merger Proposal

Tennessee Bancshares is asking its shareholders to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the bank merger. Tennessee Bancshares shareholders should read this proxy statement/prospectus carefully and in its entirety, including the appendixes and the documents incorporated by reference into this proxy statement/prospectus, for more detailed information concerning the merger agreement, the merger, the bank merger and the other transaction contemplated thereby. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

After careful consideration, the Tennessee Bancshares board of directors determined that the transactions contemplated by the merger agreement, including the merger and the bank merger, each on the terms and conditions set forth in the merger agreement, are in the best interests of Tennessee Bancshares and its shareholders. Please see “The Merger—Tennessee Bancshares’ Reasons for the Merger; Recommendation of the Tennessee Bancshares Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Tennessee Bancshares board of directors’ recommendation.

Holders of Tennessee Bancshares common stock who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act are entitled to dissent from the merger and receive payment of the fair value of their shares of Tennessee Bancshares common stock if the merger is consummated. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to this proxy statement/prospectus. Please see the section entitled “The Merger—Dissenters’ Rights” beginning on page 42 for a summary of the procedures to be followed in asserting dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to Tennessee Bancshares before the vote is taken and the shareholder does not vote in favor of the merger proposal.

The Tennessee Bancshares board of directors unanimously recommends that Tennessee Bancshares shareholders vote “FOR” the merger proposal.

Proposal No. 2 – Adjournment Proposal

The special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, the number of shares of Tennessee Bancshares common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve such proposal, Tennessee Bancshares intends to move to adjourn the special meeting in order to solicit additional proxies for the approval and adoption of the merger agreement.

In this proposal, Tennessee Bancshares is asking its shareholders to authorize the holder of any proxy solicited by the Tennessee Bancshares board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies, including the solicitation of proxies from Tennessee Bancshares shareholders who have previously voted.

Except as required by the Tennessee Business Corporation Act or Tennessee Bancshares’ amended and restated bylaws, the Tennessee Bancshares board of directors is not required to fix a new record date to determine the Tennessee Bancshares shareholders entitled to vote at the adjourned special meeting. At the adjourned special meeting, any business may be transacted which might have been transacted at the special meeting. If the Tennessee Bancshares board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special meeting other than an announcement at the special meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original special meeting. If a new record date is fixed, notice of the adjourned special meeting shall be given as in the case of an original special meeting.

The Tennessee Bancshares board of directors unanimously recommends that Tennessee Bancshares shareholders vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TENNESSEE BANCSHARES

The following table sets forth, as of March 8, 2018, information with respect to the beneficial ownership of Tennessee Bancshares’ common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that Tennessee Bancshares believes owns in excess of 5% of the outstanding shares of common stock. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to the shares of Tennessee Bancshares common stock reported as owned by such person.

	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Tennessee Bancshares Common Stock(1)
Directors
Dr. Stephen H. Bills(2)	28,590	1.6%
Dr. Robert Craig Collier(3)	69,610	3.8%
Theresa R. Devlin(4)	135,784	7.5%
Danny A. Lamb(5)	5,615	*
Joe. L. Lester(6)	31,663	1.8%
Clifton N. Miller(7)	159.368	8.8%
William L. Yoder(8)	71,731	4.0%
All directors as a group	502,361	27.8%

Executive Officers (who are not also directors)
Gerald Player(9)	2,000	*
Shelia Gilmer(10)	4,345	*
All directors and executive officers as a group (10 persons)	508,706	28.1%
*	Less than 1%.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days. Percentages presented are based on 1,809,282 shares of Tennessee Bancshares common stock outstanding.
(2)	Includes (a) 17,125 shares of Tennessee Bancshares common stock that are held by Raymond James & Associates, Inc. as custodian for the Stephen H. Bills IRA of which he has beneficial ownership and (b) 11,465 shares of Tennessee Bancshares common stock that he owns jointly with his wife.
(3)	Includes 69,610 shares of Tennessee Bancshares common stock that are held by the Robert Craig Collier Revocable Living Trust of which he has beneficial ownership.
(4)	Includes 67,582 shares of Tennessee Bancshares common stock that are held by James G. Devlin, the spouse of Mrs. Devlin, in respect of which Mrs. Devlin disclaims beneficial ownership.
(5)	Includes (a) 5,309 shares of Tennessee Bancshares common stock that are held by Community National Bank as custodian for the benefit of Danny A. Lamb of which he has beneficial ownership and (b) 306 shares of Tennessee Bancshares common stock that are held by Community National Bank as custodian for the benefit of Danny A. Lamb of which he has beneficial ownership.
(6)	Mr. Lester owns these shares jointly with his wife.
(7)	Includes (a) 44,670 shares of Tennessee Bancshares common stock that he owns individually, (b) 51,596 shares of Tennessee Bancshares common stock that are held by Raymond James & Associates, Inc. as custodian for the benefit of the Clifton N. Miller Beneficiary IRA of which he has beneficial ownership, (c) 32,285 shares of Tennessee Bancshares common stock that are held by Miller Family Partners I, LP of which he has beneficial ownership and (d) 30,817 shares of Tennessee Bancshares common stock that are held by Raymond James & Associates, Inc. as custodian for the benefit of the Clifton N. Miller SEP IRA
(8)	Includes (a) 37,806 shares of Tennessee Bancshares common stock that he owns jointly with his wife and (b) 33,925 shares of Tennessee Bancshares common stock that are held by Raymond James & Associates, Inc. as custodian for the benefit of the William L. Yoder IRA.
(9)	Includes 2,000 shares of Tennessee Bancshares common stock that Mr. Player owns jointly with his wife.

LEGAL MATTERS

The validity of the shares of SmartFinancial common stock to be issued in connection with the merger will be passed upon for SmartFinancial by Butler Snow. Certain matters pertaining to the federal income tax consequences of the merger will be passed upon by Butler Snow.

EXPERTS

The consolidated financial statements of SmartFinancial, Inc. as of December 31, 2016 and 2015, and for the years then ended, have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of Mauldin & Jenkins, LLC, independent public accounting firm, and upon authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

SmartFinancial

In accordance with SEC Rule 14a-8, in order to present proposals for inclusion in our proxy statement and form of proxy for the 2018 SmartFinancial annual meeting, shareholders were required to submit their proposals at our principal executive offices, addressed to our Corporate Secretary, no later than December 11, 2017. In order to submit a proposal for inclusion in the proxy statement and form of proxy for our 2019 annual meeting of shareholders, proposals must be received at our principal executive offices, addressed to our Corporate Secretary, not less than 120 calendar days before the date that proxy materials are distributed to shareholders in connection with the 2018 annual meeting of shareholders. SmartFinancial currently expects to distribute proxy materials for its 2018 annual meeting on or around April 10, 2018. Assuming our proxy materials are mailed on such date, in order to present proposals for inclusion in our proxy statement and form of proxy for the 2019 annual meeting, shareholders must submit their proposals at our principal executive offices, addressed to our Corporate Secretary, no later than December 11, 2018.

Tennessee Bancshares

If the merger is consummated, there will be no Tennessee Bancshares annual meeting of shareholders for 2018 or 2019. In that case, former Tennessee Bancshares shareholders holding SmartFinancial common stock as a result of the merger must submit shareholder proposals to SmartFinancial in accordance with the procedures described above.

If the merger is not consummated, then Tennessee Bancshares will hold an annual meeting later in 2018.

WHERE YOU CAN FIND MORE INFORMATION

SmartFinancial has filed with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act, as amended, that registers the issuance of the shares of SmartFinancial common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of SmartFinancial in addition to being a proxy statement for Tennessee Bancshares shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about SmartFinancial and SmartFinancial common stock.

SmartFinancial also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as SmartFinancial, who file electronically with the SEC. The address of the website is www.sec.gov. The reports and other information filed by SmartFinancial with the SEC are also available at SmartFinancial’s website at www.smartbank.com or by contacting SmartFinancial’s Investor Relations department at (423) 385-3009. The web addresses of the SEC and SmartFinancial are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

SmartFinancial “incorporates by reference” certain documents into this proxy statement/prospectus, which means SmartFinancial can disclose important information to you by referring you specifically to those documents. This means that the information incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus. Certain information that SmartFinancial subsequently files with the SEC will automatically update and supersede information in this proxy statement/prospectus and in SmartFinancial’s other filings with the SEC. SmartFinancial incorporates by reference the documents listed below, which SmartFinancial has already filed with the SEC, and any future filings SmartFinancial makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the special meeting, except that SmartFinancial is not incorporating any information that has been or will be furnished (and not filed) with the SEC:

•	the annual report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 31, 2017;
•	those portions of the definitive proxy statement on Schedule 14A filed on April 3, 2017, in connection with our annual meeting of shareholders that are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 2016;
•	the quarterly reports on Form 10-Q for the quarter ended March 31, 2017, June 30, 2017, and September 30, 2017; and
•	the current reports on Form 8-K filed on January 17, 2017, January 25, 2017, January 31, 2017, May 23, 207, May 25, 2017, August 8, 2017, September 20, 2017, November 7, 2017, December 13, 2017, January 17, 2018, and January 31, 2018 except to the extent any such information is deemed “furnished” in accordance with SEC rules.

Appendix A

Agreement and Plan of Merger
by and among
SmartFinancial, Inc., Tennessee Bancshares, Inc. and Southern Community Bank & Trust
dated December 12, 2017

AGREEMENT AND PLAN

OF

MERGER

SMARTFINANCIAL, INC.

TENNESSEE BANCSHARES, INC.

AND

SOUTHERN COMMUNITY BANK

December 12, 2017

A-i

EXHIBIT A – FORM OF VOTING AGREEMENT

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 12th day of December, 2017, is made and entered into by and among SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), Tennessee Bancshares, Inc., a Tennessee corporation (“Bancshares”), and Southern Community Bank, a Tennessee-chartered commercial bank and wholly owned subsidiary of Bancshares (the “Bank”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A.   The board of directors of each of SmartFinancial, Bancshares, and the Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial, Bancshares, and the Bank, respectively, and their respective shareholders.

B.   As a material inducement for SmartFinancial to enter into this Agreement, each member of the board of directors of Bancshares has entered into a Voting Agreement dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such individual has agreed, among other things, to vote his or her shares of Bancshares Common Stock (as defined below) in favor of approval of this Agreement and the transactions contemplated hereby.

C.   For United States federal income tax purposes, the Parties (as defined below) intend for the Parent Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 15% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Bancshares Common Stock” means the common stock, par value $1.00 per share, of Bancshares.

“Bancshares Director Stock Plan” means the 2016 Director Stock Plan of Bancshares.

“Bancshares DRIP” means the 2015 Dividend Reinvestment Plan of Bancshares.

“Bancshares Financial Statements” means, collectively, the Audited Bancshares Financials and the Interim Bancshares Financials.

“Bancshares Loan Property” means any property in which Bancshares or a Subsidiary of Bancshares holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Bancshares Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had or could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Bancshares and its Subsidiaries taken as a whole or (ii) materially impairs the ability of Bancshares or the Bank to perform its obligations under this Agreement or prevents or materially impedes the consummation by Bancshares or the Bank of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Bancshares Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) any failure by Bancshares or the Bank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Bancshares Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Bancshares Material Adverse Effect), or (E) actions or omissions of SmartFinancial, Bancshares, and the Bank required under this Agreement or taken or omitted to be taken with the prior written consent of SmartFinancial (in the case of actions or omissions by the Bancshares Parties) or the Bancshares Parties (in the case of actions or omissions by SmartFinancial); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Bancshares Material Adverse Effect to the extent of any materially disproportionate impact they have on Bancshares and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Bancshares Participation Facility” means any facility in which Bancshares or a Subsidiary of Bancshares participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Bancshares Parties” means, collectively, Bancshares and the Bank.

“Bank Common Stock” means the common stock, par value $1.00 per share, of the Bank.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1-101 et seq.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.)

“Book-Entry Shares” means non-certificated shares of Bancshares Common Stock immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Certificate” means a certificate which prior to the Effective Time represents shares of Bancshares Common Stock.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated November 29, 2017, by and among SmartFinancial, SmartBank (as defined below), Bancshares, and the Bank.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Disclosure Memoranda” means, collectively, the SmartFinancial Disclosure Memorandum and the Bancshares Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and (ii) any common Law that may impose Liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Bancshares Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by SmartFinancial, Bancshares, or the Bank, or any Subsidiary of SmartFinancial, Bancshares, or the Bank, including shares of Bancshares Common Stock held by Bancshares as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise).

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to a Party, the actual knowledge after reasonable inquiry of the chairman, president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, and chief credit officer of such Party, as applicable, and other Persons performing similar functions for such Party. In addition, with respect to the Bancshares Parties, the term “Knowledge” shall also include the actual knowledge after reasonable inquiry of Clifton N. Miller, who serves on the boards of directors of Bancshares and the Bank.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Nasdaq” means The Nasdaq Capital Market.

“Parties” means, collectively, SmartFinancial, Bancshares, and the Bank.

“Permitted Exceptions” means (i) Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings being diligently conducted (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (ii) mechanics’, materialmen’s, and similar inchoate liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings being diligently conducted (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (iii) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the subject property, which are not violated by the current use and operation of the subject property; (iv) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to the subject property, which do not materially impair the occupancy or use of the subject property for the purposes for which it is currently used; (v) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of the subject property for the purposes for which it is currently used; and (vi) inchoate liens arising or incurred in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation for amounts that are not delinquent.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Proxy Statement/Prospectus” means the proxy statement prepared by Bancshares to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancshares, which will include the prospectus of SmartFinancial relating to the issuance by SmartFinancial of SmartFinancial Common Stock to holders of Bancshares Common Stock pursuant to and in accordance with Article III of this Agreement.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by SmartFinancial with the SEC under the Securities Act with respect to the shares of SmartFinancial Common Stock to be issued by SmartFinancial to the holders of Bancshares Common Stock in connection with the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SmartBank Common Stock” means the common stock, par value $1.00 per share, of SmartBank.

“SmartBank Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartBank.

“SmartBank Stock” means, collectively, the SmartBank Common Stock and the SmartBank Preferred Stock.

“SmartFinancial Common Stock” means the common stock, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of SmartFinancial and its Subsidiaries taken as a whole or (ii) materially impairs the ability of SmartFinancial to perform its obligations under this Agreement or prevents or materially impedes the consummation by SmartFinancial of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term SmartFinancial Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions or omissions of SmartFinancial, Bancshares, and the Bank required under this Agreement or taken or omitted to be taken with the prior consent of SmartFinancial (in the case of actions or omissions by the Bancshares Parties) or the Bancshares Parties (in the case of actions or omissions by SmartFinancial), (E) any failure by SmartFinancial or SmartBank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of SmartFinancial Material Adverse Effect may be taken into account in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect), or (F) changes in the trading price or trading volume of the SmartFinancial Common Stock (it being understood that any facts or circumstances giving rise to or contributing to any change in the trading price of the SmartFinancial Common Stock that are not otherwise excluded from the definition of SmartFinancial Material Adverse Effect may be taken into account in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect to the extent of any materially disproportionate impact they have on SmartFinancial and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“SmartFinancial Option” means an option to acquire shares of SmartFinancial Common Stock under the Cornerstone Bancshares, Inc. Statutory-NonStatutory Stock Option Plan, as amended; the Cornerstone Bancshares, Inc. 2002 Long Term Incentive Plan, as amended; the SmartBank Stock Option Plan, as amended; the SmartFinancial, Inc. 2010 Incentive Plan, as amended; the SmartFinancial, Inc. 2015 Stock Incentive Plan, as amended; or the Capstone Bancshares, Inc. 2008 Long-Term Equity Incentive Plan, as amended.

“SmartFinancial Parties” means, collectively, SmartFinancial and SmartBank.

“SmartFinancial Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartFinancial, including the SmartFinancial Series B Stock.

“SmartFinancial Series B Stock” means the Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Stock” means, collectively, the SmartFinancial Common Stock and the SmartFinancial Preferred Stock.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or other entity in which SmartFinancial, Bancshares, or the Bank, as the case may be, has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written Acquisition Proposal which the Bancshares board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of Bancshares’ financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of Bancshares than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “10% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TDFI” means the Tennessee Department of Financial Institutions.

“Tennessee Corporation Act” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2   Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II
THE MERGERS

Section 2.1   The Parent Merger. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Bancshares shall be merged with and into SmartFinancial in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Tennessee Corporation Act (the “Parent Merger”). At the Effective Time, the separate corporate existence of Bancshares shall cease and SmartFinancial shall continue, as the surviving corporation of the Parent Merger, as a corporation chartered under the laws of the State of Tennessee unaffected and unimpaired by the Parent Merger (SmartFinancial in such capacity as the surviving corporation of the Parent Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2   Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Parent Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place,

Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as shall be mutually agreed upon by the Parties, provided that such date shall be not more than 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.3   Effective Time. Prior to or at the Closing, and in order to effect the Parent Merger, SmartFinancial and Bancshares shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Articles of Merger”), such articles of merger to be in such form and of such substance as is consistent with applicable provisions of the Tennessee Corporation Act and otherwise mutually agreed upon by SmartFinancial and Bancshares. The Parent Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Parent Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.4   Effects of the Parent Merger. The Parent Merger shall have the effects set forth in this Agreement and applicable provisions of the Tennessee Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Bancshares shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Bancshares shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 2.5   Name of Surviving Corporation. The legal name of the Surviving Corporation at and after the Effective Time of the Parent Merger will be “SmartFinancial, Inc.”

Section 2.6   Charter and Bylaws of Surviving Corporation. The charter and bylaws of SmartFinancial as in effect immediately prior to the Effective Time shall at and after the Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended and/or restated in accordance with applicable Law.

Section 2.7   The Bank Merger. Simultaneously with the Parties’ execution of this Agreement, SmartBank, a Tennessee-chartered commercial bank and wholly owned Subsidiary of SmartFinancial (“SmartBank”), and the Bank have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of the Bank with and into SmartBank immediately following the Parent Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act and the Tennessee Corporation Act (the “Bank Merger”). SmartBank will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of the Bank will cease. As soon as reasonably practicable following the date of this Agreement, SmartFinancial shall approve the Bank Merger Agreement as the sole shareholder of SmartBank and Bancshares shall approve the Bank Merger Agreement as the sole shareholder of the Bank. Prior to or at the Closing, SmartFinancial shall cause SmartBank, and Bancshares shall cause the Bank, to execute and deliver such articles or certificates of merger and such other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

ARTICLE III
MERGER CONSIDERATION

Section 3.1   Conversion of Bancshares Common Stock. Subject to the other provisions of this Article III, solely by virtue and as a result of the Parent Merger, each share of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for 0.8065 (the “Exchange Ratio”) shares of SmartFinancial Common Stock. The SmartFinancial Common Stock issuable by SmartFinancial to holders of Bancshares Common Stock as consideration for the Parent Merger in accordance with this Agreement, together with any cash payable by SmartFinancial to holders of Bancshares Common Stock in lieu of fractional shares pursuant to Section 3.6, is referred to herein as the “Merger Consideration.”

Section 3.2   [Reserved]

Section 3.3   [Reserved]

Section 3.4   Exchange Procedures.

(a)   Deposit with Exchange Agent. At or prior to the Closing, SmartFinancial shall deliver or cause to be delivered to an exchange agent mutually agreed upon by SmartFinancial and Bancshares, which the Parties agree may be SmartFinancial’s customary stock transfer agent (the “Exchange Agent”), for the benefit of holders of Bancshares Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at SmartFinancial’s option, evidence of shares in book entry form representing the number of shares of SmartFinancial Common Stock issuable to holders of Bancshares Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration and (ii) cash in an amount sufficient to make payment in respect of fractional share interests pursuant to Section 3.6. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of SmartFinancial Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b)   Letter of Transmittal. Provided that Bancshares has delivered or caused to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, as soon as reasonably practicable after the Effective Time, SmartFinancial shall cause the Exchange Agent to mail or deliver to each holder of record of shares of Bancshares Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) a letter of transmittal in customary form and containing such provisions as SmartFinancial shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of Bancshares Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

(c)   Payment of Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of Bancshares Common Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event the Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of Bancshares Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d)   Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of Bancshares shall be closed and there shall thereafter be no further transfers of shares of Bancshares Common Stock on the books or records of Bancshares, and, if any shares of Bancshares Common Stock are thereafter presented to SmartFinancial or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the Bancshares Common Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of SmartFinancial Common Stock that are issued or issuable in connection with the Parent Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of

SmartFinancial Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Bancshares Common Stock converted into such SmartFinancial Common Stock, or his or her Book-Entry Shares converted into such SmartFinancial Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts payable to holders of Bancshares Common Stock under or in accordance with this Agreement.

(e)   Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as SmartFinancial or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of Bancshares Common Stock previously represented thereby pursuant to this Agreement.

(f)   Unclaimed Merger Consideration. Any portion of the Merger Consideration, and any other amounts payable by SmartFinancial to the holders of shares of Bancshares Common Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of Bancshares for nine months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall at the request of SmartFinancial be delivered by the Exchange Agent to SmartFinancial. Any former shareholder of Bancshares who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to SmartFinancial for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of Bancshares Common Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable under this Agreement in respect of any shares of Bancshares Common Stock is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of SmartFinancial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Bancshares Common Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. SmartFinancial and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of Bancshares to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Bancshares Common Stock, SmartFinancial and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.5   Rights as Bancshares Shareholders. Holders of Bancshares Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of Bancshares and have no further rights as shareholders of Bancshares, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ Bancshares Common Stock in accordance with this Article III.

Section 3.6   No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of SmartFinancial Common Stock, and no certificate or scrip therefor, will be issued in connection with the Parent Merger to any holder of shares of Bancshares Common Stock. Instead, SmartFinancial shall pay to each holder of Bancshares Common Stock who would otherwise be entitled to a fraction of a share of SmartFinancial Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of SmartFinancial Common Stock on Nasdaq (or such other securities market or stock exchange on which the SmartFinancial Common Stock then principally trades) for the 10 consecutive trading days ending on and including the Business Day immediately preceding the Closing Date.

Section 3.7   Availability of Dissenters’ Rights; Dissenting Shares.

(a)   Holders of shares of Bancshares Common Stock shall have such rights to dissent from the Parent Merger and obtain payment of the fair value of their shares as are afforded to such holders by Chapter 23 of the Tennessee Corporation Act.

(b)   Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.7(c), each issued and outstanding share of Bancshares Common Stock the holder of which has perfected his or her right to dissent from the Parent Merger pursuant to Chapter 23 of the Tennessee Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Tennessee Corporation Act. SmartFinancial shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of Bancshares shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by SmartFinancial within the time periods set forth in, and otherwise in accordance with, the Tennessee Corporation Act.

(c)   If any holder of shares of Bancshares Common Stock who asserts such holder’s right to dissent from the Parent Merger pursuant to Chapter 23 of the Tennessee Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Bancshares Common Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.8   Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.9   Adjustments Upon Change in Capitalization. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of SmartFinancial Common Stock or Bancshares Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and, therefore, the Merger Consideration issuable or payable pursuant to this Agreement. For the avoidance of doubt, neither the issuance of shares of SmartFinancial Common Stock upon the exercise of SmartFinancial Options, the grant of or lapse of restrictions on restricted stock awards in respect of shares of SmartFinancial Common Stock, nor the issuance of shares of SmartFinancial Common Stock in settlement of stock appreciation rights or under or pursuant to a SmartFinancial Benefit Plan shall cause or result in an adjustment of or to the Exchange Ratio or the Merger Consideration issuable or payable pursuant to this Agreement.

Section 3.10   [Reserved]

Section 3.11   Withholding Rights. SmartFinancial (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Bancshares Common Stock such amounts as SmartFinancial is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.12   SmartFinancial Stock. The shares of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Parent Merger, and, accordingly, each share of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BANCSHARES PARTIES

Section 4.1   Bancshares Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, Bancshares and the Bank have delivered to SmartFinancial a confidential memorandum (the “Bancshares Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Bancshares Parties contained in this Article IV or to one or more covenants of the Bancshares Parties contained in Article VI, making specific reference in such Bancshares Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2   Bancshares and Bank Representations and Warranties. Each of Bancshares and the Bank hereby represents and warrants to SmartFinancial as follows:

(a)   Organization and Qualification. Bancshares is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of Bancshares and the Bank has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Bancshares and the Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except, as to good standing only, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect. The copies of the charter, bylaws, and other organizational documents of Bancshares and the Bank and their respective Subsidiaries previously provided or made available to SmartFinancial are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither Bancshares or the Bank nor any Subsidiary of Bancshares or the Bank is in violation of its respective articles of organization, bylaws, or other organizational documents. The minute books of Bancshares and the Bank and their Subsidiaries previously provided or made available to the SmartFinancial Parties constitute a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof), shareholders, and other governing bodies for the periods covered thereby.

(b)   Subsidiaries and Other Interests. Set forth on Schedule 4.2(b) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of Bancshares (other than the Bank) and/or the Bank, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and Bancshares’ and/or the Bank’s percentage ownership of each such Subsidiary. Each of Bancshares and the Bank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of Bancshares or the Bank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of Bancshares or the Bank. The ownership interests of Bancshares and the Bank in their respective Subsidiaries are in compliance with all applicable Laws. Each of the Subsidiaries of Bancshares and/or the Bank (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, for purposes of this clause (iii) only, where the failure to be so licensed or qualified or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of Bancshares and/or the Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or the Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or the Bank, or any other debt or equity security of any Subsidiary of Bancshares and/or the Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of Bancshares and/or the Bank or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 4.2(b) of the Bancshares Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Bancshares nor the Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c)   Capitalization. The authorized capital stock of Bancshares consists of 10,000,000 shares of Bancshares Common Stock, of which 1,809,282 shares were issued and outstanding as of the date of this Agreement. The authorized capital stock of the Bank consists of 10,000,000 shares of Bank Common stock, of which 1,292,761 shares were issued and outstanding as of the date of this Agreement and are owned by Bancshares. There are no other classes or series of authorized, issued, or outstanding capital stock of Bancshares or the Bank. Except as set forth on Schedule 4.2(c) of the Bancshares Disclosure Memorandum, no shares of Bancshares Common Stock are held in treasury by Bancshares or otherwise owned, directly or indirectly, by Bancshares, and no shares of the Bank Common Stock are held in treasury by the Bank or otherwise owned, directly or indirectly, by the Bank. All of the issued and outstanding shares of Bancshares Common Stock and Bank Common Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable with no personal Liability attaching to the ownership thereof, and none of the issued and outstanding shares of Bancshares Common Stock or Bank Common Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 4.2(c) of the Bancshares Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Bancshares to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bancshares capital stock, or securities convertible into or exercisable for shares of Bancshares capital stock, or that require or obligate or could require or obligate Bancshares to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bank Common Stock, or securities convertible into or exercisable for shares of Bank Common Stock, or that require or obligate or could require or obligate the Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations of Bancshares or the Bank to repurchase, redeem, or otherwise acquire any shares of its capital stock. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Bancshares or the Bank may vote are issued or outstanding. Set forth on Schedule 4.2(c) of the Bancshares Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Bancshares Common Stock or Bank Common Stock that have been declared, set aside, or paid since January 1, 2015, as well as all shares of Bancshares capital stock and all shares of Bank Common Stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Bancshares and the Bank, respectively, since January 1, 2015. Prior to the Parties’ execution of this Agreement, Bancshares and its board of directors have taken all action necessary to terminate or suspend the Bancshares Director Stock Plan and the Bancshares DRIP in order that no shares of Bancshares Common Stock will be issuable or payable under or pursuant to the Bancshares Director Stock Plan or the Bancshares DRIP after the date of this Agreement.

(d)   Authority. Each of Bancshares and the Bank has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Bancshares Parties and the consummation by the Bancshares Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Bancshares and the Bank, and no other corporate actions or proceedings on the part of Bancshares or the Bank are necessary to authorize the execution and delivery of this Agreement by the Bancshares Parties and the consummation by the Bancshares Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of Bancshares in accordance with the charter and bylaws of Bancshares and applicable Law and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law. The board of directors of Bancshares has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bancshares and its shareholders and has directed that this Agreement be submitted to Bancshares’ shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Bancshares approve this Agreement. This Agreement has been duly and validly executed and delivered by each of Bancshares and the Bank and constitutes a valid and legally binding obligation of each of Bancshares and the Bank enforceable against each of Bancshares and the Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e)   No Violations. Neither the execution, delivery, or performance of this Agreement by Bancshares or the Bank nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of this Agreement by the shareholders of Bancshares in accordance with the charter and bylaws of Bancshares and applicable Law and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law, violate the charter, bylaws, or other organizational documents of Bancshares or the Bank or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which the Bancshares Parties or any of their Subsidiaries (or the properties or assets of the Bancshares Parties or any of their Subsidiaries) are subject or by which the Bancshares Parties or any of their Subsidiaries (or the properties or assets of the Bancshares Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bancshares or the Bank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Bancshares or the Bank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of Bancshares or the Bank, or any of their Subsidiaries, may be subject or bound.

(f)   Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by Bancshares or the Bank, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the Bancshares Parties or the consummation by the Bancshares Parties of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iii) the approval of this Agreement by the shareholders of Bancshares and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of the Bank; and (iv) as set forth on Schedule 4.2(f) of the Bancshares Disclosure Memorandum. As of the date hereof, neither Bancshares nor the Bank is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)   Reports. Bancshares and the Bank, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2015, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Schedule 4.2(g) of the Bancshares Disclosure Memorandum, as of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)   Securities Filings. Bancshares and the Bank, and each of their Subsidiaries, have filed with or furnished to the SEC, the Federal Reserve, the FDIC, and state securities commissions and authorities all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials, if any, that they have been required to file or furnish under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, or applicable state securities Laws since January 1, 2015 (collectively, the “Bancshares Securities Filings”). None of the Bancshares Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing, all of the Bancshares Securities Filings complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, and applicable state securities Laws.

(i)   Financial Statements. The Bancshares Parties have previously delivered to SmartFinancial true, complete, and correct copies of (i) the consolidated balance sheets of Bancshares and its Subsidiaries as of the fiscal years ended December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of Bancshares’ independent registered public accounting firm (the “Audited Bancshares Financials”), and (ii) the unaudited consolidated balance sheet of Bancshares and its Subsidiaries as of September 30, 2017 (the “Interim Financials Date”), and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the nine-month period ended September 30, 2017 (the “Interim Bancshares Financials”). The Bancshares Financial Statements were prepared from and in accordance with the books and records of Bancshares and its Subsidiaries, fairly present in all material respects the consolidated financial position of Bancshares and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of Bancshares and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. No financial statements of any entity or enterprise other than Bancshares and its Subsidiaries are required by GAAP to be included in the financial statements of Bancshares. The books and records of Bancshares and its Subsidiaries have been, and are being, maintained in accordance with GAAP consistently applied and other legal, accounting, and regulatory requirements and reflect only actual transactions. True, complete, and correct copies of the Bancshares Financial Statements are included as Schedule 4.2(i) of the Bancshares Disclosure Memorandum.

(j)   Undisclosed Liabilities. Neither Bancshares nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP or a Consolidated Report of Condition and Income (Call Report), other than (i) Liabilities reflected on or reserved against in the Interim Bancshares Financials, (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Bancshares Material Adverse Effect; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) as set forth on Schedule 4.2(j) of the Bancshares Disclosure Memorandum.

(k)   Absence of Certain Changes or Events.

(i)   Since December 31, 2016, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Bancshares Material Adverse Effect.

(ii)   Since December 31, 2016, Bancshares and the Bank and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 2016, neither Bancshares nor the Bank, nor any of their Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken or omitted after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(k)(ii) of the Bancshares Disclosure Memorandum.

(l)   Litigation. Except as set forth on Schedule 4.2(l)(i) of the Bancshares Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Bancshares Parties, threatened against or affecting Bancshares or the Bank or any of their Subsidiaries or any property, asset, right, or interest of Bancshares or the Bank or any of their Subsidiaries, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Bancshares Material Adverse Effect, and, to the Knowledge of the Bancshares Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l)(ii) of the Bancshares Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the Bancshares Parties, threatened against or affecting Bancshares or the Bank or any of their Subsidiaries or any property, asset, right, or interest of Bancshares or the Bank or any of their Subsidiaries. Neither Bancshares or the Bank nor any of their Subsidiaries, nor any of the properties or assets of Bancshares or the Bank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

(m)   Regulatory Actions. Except as set forth on Schedule 4.2(m) of the Bancshares Disclosure Memorandum, since January 1, 2015, neither Bancshares nor the Bank, nor any of their Subsidiaries, has been a party to or subject to any cease and desist order, prompt correction action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Bancshares Parties, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Bancshares or the Bank or any of their Subsidiaries. Since January 1, 2015, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Bancshares or the Bank or any of their Subsidiaries.

(n)   Compliance with Laws; Deposit Insurance.

(i)   Except as set forth on Schedule 4.2(n)(i) of the Bancshares Disclosure Memorandum, the Bancshares Parties and their Subsidiaries have at all times since January 1, 2015, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect, the Bancshares Parties and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Bancshares Parties, no suspension or cancellation of any of them is threatened.

(ii)   The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the full extent permitted by Law, and the Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Bancshares Parties, threatened.

(o)   Taxes.

(i)   The Bancshares Parties and their Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Bancshares Returns”). Neither the Bancshares Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any Bancshares Returns. All of the Bancshares Returns are true, correct, and complete in all material respects, and all Taxes due and payable by the Bancshares Parties and their Subsidiaries with respect to the periods covered by such Bancshares Returns have been paid (whether or not shown on any Bancshares Returns). The accruals and reserves for Taxes reflected in the Interim Bancshares Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Bancshares Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of Bancshares and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries accruing through the Closing Date. No claim (whether formal or informal) has ever been made against the Bancshares Parties or any of their Subsidiaries by an authority in a jurisdiction where Bancshares or the Bank or their Subsidiaries do not file Tax Returns that Bancshares or the Bank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Bancshares Return has been agreed to or entered into or granted (by the Bancshares Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from the Bancshares Parties or any of their Subsidiaries, and neither the Bancshares Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii)   All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Bancshares Parties or any of their Subsidiaries have been paid to the proper taxing authorities. All Taxes that the Bancshares Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to the Bancshares Parties or any of their Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Bancshares Parties and their Subsidiaries have complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Bancshares Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance in all material respects with the withholding provisions of the Code and other applicable Laws.

(iii)   Except as set forth on Schedule 4.2(o)(iii) of the Bancshares Disclosure Memorandum, all of the Bancshares Returns have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The Bancshares Parties have delivered or made available to SmartFinancial true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the Bancshares Returns which the Bancshares Parties have in their possession or control. Set forth on Schedule 4.2(o)(iii) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all deficiencies proposed as a result of Governmental Entity audits, all of which have been paid or, as set forth on such schedule, have been settled or are being contested in good faith in appropriate proceedings. Set forth on Schedule 4.2(o)(iii) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all Bancshares Returns filed by or with respect to the Bancshares Parties or any of their Subsidiaries during the past five years.

(iv)   No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Bancshares Parties, threatened against or with respect to the Bancshares Parties or any of their Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of the Bancshares Parties there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any written notice of deficiency or similar document received by the Bancshares Parties or any of their Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Bancshares Parties or any of their Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Bancshares Parties or any of their Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v)   Neither Bancshares nor the Bank, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither Bancshares nor the Bank, nor any of their Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to Bancshares or the Bank or any of their Subsidiaries.

(vi)   There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of Bancshares or the Bank or any of their Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or could reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code, or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither Bancshares nor the Bank, nor any of their Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code. All disqualified individuals (as defined in Section 280G(c) of the Code) with respect to Bancshares and the Bank and each of their Subsidiaries are set forth on Schedule 4.2(o)(vi) of the Bancshares Disclosure Memorandum.

(vii)   Except as set forth on Schedule 4.2(o)(vii) of the Bancshares Disclosure Memorandum, (A) neither Bancshares nor the Bank, nor any of their Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither Bancshares nor the Bank, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither Bancshares nor the Bank, nor any of their Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii)   The Bancshares Parties and their Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the Bancshares Parties nor their Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2, or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the Bancshares Parties or any of their Subsidiaries. Neither Bancshares nor the Bank, nor any of their Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The Bancshares Parties and their Subsidiaries have disclosed on all Bancshares Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Bancshares nor the Bank, nor any of their Subsidiaries, has incurred, and no state of affairs exist that could result in Bancshares or the Bank, or any of their Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix)   None of the assets, properties, or rights of the Bancshares Parties or their Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the Bancshares Parties nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither Bancshares nor the Bank, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is Bancshares or the Bank, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of Bancshares or the Bank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x)   Set forth on Schedule 4.2(o)(x) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the Bancshares Parties or their Subsidiaries are parties or in which the Bancshares Parties or their Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the Bancshares Parties or their Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi)   Neither Bancshares or the Bank nor any of their Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Bancshares or the Bank nor any of their Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Bancshares Parties or their Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither Bancshares or the Bank nor any of their Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii)   For purposes of this Section 4.2(o), (A) references to Bancshares shall be deemed to include any predecessor to Bancshares, any Person which merged or was liquidated with or into Bancshares, any direct or indirect Subsidiary of Bancshares, and any Person from which Bancshares has incurred any Liability for Taxes as a result of transferee liability and (B) references to the Bank shall be deemed to include any predecessor to the Bank, any Person which merged or was liquidated with or into the Bank, any direct or indirect Subsidiary of the Bank, and any Person from which the Bank has incurred any Liability for Taxes as a result of transferee liability.

(p)   Material Contracts.

(i)   Set forth on Schedule 4.2(p)(i) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of the following Contracts to which Bancshares or the Bank, or any of their Subsidiaries, is a party, by which Bancshares or the Bank, or any of their Subsidiaries, is bound, or to which Bancshares or the Bank, or any of their Subsidiaries, or any of the properties or assets of Bancshares or the Bank, or any of their Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “Bancshares Material Contracts”):

(A)   Any Contract (other than Contracts for Bancshares Loans made in the ordinary course of business) that involves, or could reasonably be expected to involve, annual receipts or disbursements of $25,000 or more;

(B)   Any Contract that requires Bancshares or the Bank, or any of their Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)   Any Contract that provides for the indemnification by Bancshares or the Bank, or any of their Subsidiaries, of any Person, or the express assumption by Bancshares or the Bank, or any of their Subsidiaries, of any Tax, environmental, or other Liability of any Person;

(D)   Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Bancshares or the Bank, or any of their Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $25,000 or more;

(E)   Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to Bancshares or the Bank or any of their Subsidiaries (excluding commercially standard confidentiality and non-disclosure provisions included in vendor agreements entered into by the Bancshares Parties in the ordinary course of business);

(F)   Any Contract not disclosed under Section 4.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, independent contractor, or Affiliate of Bancshares or the Bank or any of their Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G)   Any Contract under which any payment (whether change of control, severance, or otherwise) will become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(H)   Any Contract that provides for compensation or benefits that will be increased, or under which compensation or benefits will be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(I)   Any Contract that provides for any payments by Bancshares or the Bank, or any of their Subsidiaries, upon a change of control;

(J)   Any Contract that limits or purports to limit the right of Bancshares or the Bank, or any of their Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(K)   Any partnership, joint venture, limited liability company, or similar Contract;

(L)   Any Contact with respect to the ownership, occupancy, management, lease, or operation of real property;

(M)   Any data processing or information technology Contract;

(N)   Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of Bancshares or the Bank or any of their Subsidiaries;

(O)   Any Contract that relates to indebtedness of or borrowings of money by Bancshares or the Bank, or any of their Subsidiaries, in excess of $25,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(P)   Any Contract relating to the acquisition, transfer, sale, or issuance of, or affecting or dealing with, any securities of Bancshares or the Bank or any of their Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement;

(Q)   Any Contract not terminable on 30 days or less notice without any payment or penalty and involving disbursements or payments by Bancshares or the Bank or any of their Subsidiaries in excess of $25,000 per annum; and

(R)   Any other Contract not disclosed pursuant to subsections (A)-(Q) of this Section 4.2(p)(i) that is material to Bancshares or the Bank or any of their Subsidiaries or the business, operations, or financial condition of Bancshares or the Bank or any of their Subsidiaries.

(ii)   A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Bancshares Material Contract, as amended through the date of this Agreement, has been previously provided or made available to SmartFinancial. Each of the Bancshares Material Contracts is in full force and effect and is a valid and binding obligation of Bancshares or the Bank or their Subsidiaries, as applicable, and each of the other parties thereto, enforceable against Bancshares or the Bank or their Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. Bancshares and the Bank and their Subsidiaries have performed all duties and obligations required to be performed by them under each Bancshares Material Contract. Neither Bancshares or the Bank or any of their Subsidiaries nor any other party thereto is in breach or violation of or default under any Bancshares Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Bancshares Material Contract, (B) the right to accelerate the maturity of or performance under any Bancshares Material Contract, or (C) the right to cancel, terminate, or modify any Bancshares Material Contract.

(iii)   Except as set forth on Schedule 4.2(p)(iii) of the Bancshares Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Bancshares Material Contract as a result of the Bancshares Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither the Bancshares Parties’ execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Bancshares Material Contract; accelerate the maturity of or performance under any Bancshares Material Contract; or cancel, terminate, or modify any Bancshares Material Contract.

(q)   Intellectual Property; Information Technology Systems.

(i)   Set forth on Schedule 4.2(q)(i) of the Bancshares Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of all of the Intellectual Property owned, leased, or licensed by Bancshares or the Bank or any of their Subsidiaries, or used by Bancshares or the Bank or any of their Subsidiaries in the conduct of their respective businesses (collectively, the “Bancshares Intellectual Property”). All required filings and fees related to Bancshares Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Bancshares Intellectual Property registrations are in good standing.

(ii)   Set forth on Schedule 4.2(q)(ii) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all licenses and other Contracts relating to or affecting the Bancshares Intellectual Property. There is no breach or default or alleged breach or default by the Bancshares Parties or their Subsidiaries or, to the Knowledge of the Bancshares Parties, any third party of or under any such license or other Contract, and to the Knowledge of the Bancshares Parties there is no state of facts or circumstances which, with or without notice or lapse of time or both, would constitute such a breach or default. The Bancshares Parties have previously provided to SmartFinancial true, correct, and complete copies (or, in the case of any oral Contract, a complete and accurate written description) of the above-mentioned licenses and other Contracts, including all modifications, amendments, and supplements thereto and waivers thereunder.

(iii)   Bancshares or the Bank, or one of their Subsidiaries, is the sole and exclusive owner of all of the Bancshares Intellectual Property not leased or licensed to Bancshares or the Bank or one of their Subsidiaries, free and clear of any Liens, and, with respect to any Bancshares Intellectual Property leased or licensed to Bancshares or the Bank or one of their Subsidiaries, has a valid and enforceable lease, license, or other right to use such Bancshares Intellectual Property, and except as set forth on Schedule 4.2(q)(iii) of the

Bancshares Disclosure Memorandum, no leases, licenses, or other rights have been granted by Bancshares or the Bank or their Subsidiaries to third Persons with respect to any such Bancshares Intellectual Property. Bancshares and the Bank and their Subsidiaries own or possess all requisite rights to use all of the Bancshares Intellectual Property required or necessary for the conduct of the business of Bancshares and the Bank and their Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of Bancshares or the Bank or any of their Subsidiaries. Neither Bancshares nor the Bank, nor any of their Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by Bancshares or the Bank or any of their Subsidiaries of any of the Bancshares Intellectual Property. Neither Bancshares nor the Bank, nor any of their Subsidiaries, has received notice of, and to the Knowledge of the Bancshares Parties there is no basis for, any claimed conflict with respect to any of the Bancshares Intellectual Property or any claim against Bancshares or the Bank or any of their Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that Bancshares or the Bank or any of their Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the Bancshares Intellectual Property is invalid or defective in any way.

(iv)   Set forth on Schedule 4.2(q)(iv) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the Bancshares Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the Bancshares Intellectual Property, in connection with the Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that the need to record the transactions contemplated by this Agreement against all registered or recorded Bancshares Intellectual Property does not have to be expressly identified on Schedule 4.2(q)(iv) of the Bancshares Disclosure Memorandum.

(v)   All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the Bancshares Parties and their Subsidiaries (collectively, the “Bancshares IT Systems”) have, to the Knowledge of the Bancshares Parties, been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The Bancshares IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Except as set forth on Schedule 4.2(q)(v) of the Bancshares Disclosure Memorandum, since January 1, 2015, neither Bancshares nor the Bank, nor any of their Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the Bancshares IT Systems. The Bancshares Parties and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Bancshares nor the Bank, nor any of their Subsidiaries, is in breach of or default under any Contract relating to any of the Bancshares IT Systems.

(vi)   The Bancshares Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Bancshares Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. The Bancshares Parties and their Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bancshares Parties pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Bancshares Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2015, there have not been any, pending or, to the Knowledge of the Bancshares Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the Bancshares Parties’ or their Subsidiaries’ information technology systems or (B) Bancshares Data or any other such information collected, maintained, or stored by or on behalf of the Bancshares Parties or their Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(r)   Labor and Employment Matters.

(i)   The Bancshares Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Bancshares nor the Bank, nor any of their Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Bancshares or the Bank, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that Bancshares or the Bank, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel Bancshares or the Bank, or any of their Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of the Bancshares Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving Bancshares or the Bank, or any of their Subsidiaries, pending or, to the Knowledge of the Bancshares Parties, threatened.

(ii)   Set forth on Schedule 4.2(r)(ii) of the Bancshares Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the Bancshares Parties and their Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Bancshares Disclosure Memorandum are the names of any employees of the Bancshares Parties or any of their Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of Bancshares or the Bank or any of their Subsidiaries.

(iii)   To the Knowledge of the Bancshares Parties, no director, officer, employee, or independent contractor of or to Bancshares or the Bank or any of their Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of Bancshares or the Bank or any of their Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv)   Neither Bancshares nor the Bank, nor any of their Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Bancshares Benefit Plan (as defined below), should have been classified as an employee. Neither Bancshares nor the Bank, nor any of their Subsidiaries, has any Liability for improperly excluding any Person who provides or has provided services to Bancshares or the Bank or any of their Subsidiaries in any capacity from participating in any Bancshares Benefit Plan.

(v)   Except as set forth on Schedule 4.2(r)(v) of the Bancshares Disclosure Memorandum, as of the date of this Agreement, none of the officers or other employees of Bancshares or the Bank (or any of their Subsidiaries) with a title of branch manager or higher have informed Bancshares or the Bank (or any of their Subsidiaries) of their intent, and the Bancshares Parties do not have Knowledge that any of the officers or other employees of Bancshares or the Bank (or any of their Subsidiaries) with a title of branch manager or higher have an intention, to terminate their employment with Bancshares or the Bank (or any of their Subsidiaries) during the next 12 months, including in connection with the transactions contemplated by this Agreement.

(vi)   There is no pending or, to the Knowledge of the Bancshares Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Bancshares or the Bank or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Bancshares Material Adverse Effect, and to the Knowledge of the Bancshares Parties there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s)   Benefit Plans.

(i)   Set forth on Schedule 4.2(s)(i) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by Bancshares or the Bank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, or employees of Bancshares or the Bank or any of their Subsidiaries (herein referred to collectively as the “Bancshares Benefit Plans”), including any and all plans or policies offered to employees of Bancshares or the Bank, or any of their Subsidiaries, with respect to which Bancshares or the Bank or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Bancshares Voluntary Plans”). The Bancshares Parties have previously delivered or made available to SmartFinancial true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth in Schedule 4.2(s)(i) of the Bancshares Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by Bancshares or the Bank, or any of their Subsidiaries, to create any additional Bancshares Benefit Plan, to amend any Bancshares Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such Bancshares Benefit Plan), or to terminate any Bancshares Benefit Plan. Each Bancshares Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, stock option, or salary continuation agreement between Bancshares or the Bank or any of their Subsidiaries and any current or former director, officer, or employee, complies with Section 409A of the Code.

(ii)   Except as set forth on Schedule 4.2(s)(ii) of the Bancshares Disclosure Memorandum, other than routine claims for benefits, there is no pending or, to the Knowledge of the Bancshares Parties, threatened, or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Bancshares Benefit Plan. All of the Bancshares Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Bancshares Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Bancshares Benefit Plan. No audit of any Bancshares Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the Bancshares Parties, threatened or was ongoing or closed, or to the Knowledge of the Bancshares Parties threatened, at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Bancshares Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon Bancshares or the Bank or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)   No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Bancshares Parties or their Subsidiaries to be, incurred with respect to any Bancshares Benefit Plan that is subject to Title IV of ERISA (a “Bancshares Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Bancshares or the Bank or any ERISA Affiliate. No Bancshares Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Bancshares Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Bancshares Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Bancshares Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Bancshares Pension Plan within the 12-month period ending on the date of this Agreement. Neither Bancshares nor the Bank, nor any of their Subsidiaries, has provided or is required to provide security to any Bancshares Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Bancshares nor the Bank, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv)   Each Bancshares Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Bancshares Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Bancshares Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Bancshares Parties there are no facts or circumstances that could result in the revocation of any such favorable determination letter. Each Bancshares Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such Bancshares Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)   Except as set forth on Schedule 4.2(s)(v) of the Bancshares Disclosure Memorandum, neither Bancshares nor the Bank, nor any of their Subsidiaries, has any obligations for post-retirement or post-employment benefits under any Bancshares Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi)   Except as set forth on Schedule 4.2(s)(vi) of the Bancshares Disclosure Memorandum, all contributions and payments (both employer and employee) required to be made with respect to any Bancshares Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Bancshares Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Bancshares Financials to the extent required by GAAP or regulatory accounting requirements. Each Bancshares Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded Bancshares Benefit Plan pays benefits solely from the general assets of Bancshares or the Bank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Bancshares Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Bancshares Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Bancshares Benefit Plan and as required by ERISA. No unfunded Bancshares Benefit Plan is delinquent in the payment of benefits, and neither Bancshares nor the Bank, nor any of their Subsidiaries, is delinquent in making its required contributions to any such unfunded Bancshares Benefit Plan so that the Bancshares Benefit Plan can pay benefits on a timely basis.

(vii)   All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Bancshares Benefit Plan. All required Tax filings with respect to each Bancshares Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2015, neither Bancshares nor the Bank, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that could reasonably be expected to result in Bancshares or the Bank, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

(viii)   Except as set forth on Schedule 4.2(s)(viii) of the Bancshares Disclosure Memorandum, neither Bancshares nor the Bank, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Parent Merger or the Bank Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of Bancshares or the Bank, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Bancshares Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Bancshares Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(ix)   Each Bancshares Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x)   Persons being provided coverage under each Bancshares Benefit Plan are described in such Bancshares Benefit Plan as being eligible for coverage under such Bancshares Benefit Plan, and neither Bancshares nor the Bank, nor any of their Subsidiaries, has any Liability for improperly including any Person as a participant in any Bancshares Benefit Plan in which such Person is or was not eligible for coverage.

(xi)   No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from Bancshares or the Bank or any of their Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xii)   All of the Bancshares Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the Bancshares Benefit Plans have been approved by the shareholders of Bancshares or the Bank, as applicable, or the shareholders of corporations Bancshares or the Bank has acquired.

(xiii)   All Bancshares Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such Bancshares Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by Bancshares or the Bank or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(t)   Real and Personal Property.

(i)   Set forth on Schedule 4.2(t)(i) of the Bancshares Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by Bancshares or the Bank or any of their Subsidiaries, including without limitation property carried on the books of the Bank as “Other Real Estate Owned” (the “Bancshares Properties”). No real property is leased by Bancshares or the Bank or any of their Subsidiaries. Set forth on Schedule 4.2(t)(i) of the Bancshares Disclosure Memorandum is a

true, correct, and complete list of all Contracts under or pursuant to which Bancshares or the Bank or any of their Subsidiaries leases, as lessor, any real property, and the Bancshares Parties have previously delivered or made available to SmartFinancial a true, correct, and complete copy of each such Contract, including any amendments thereto. Except for the Bancshares Properties, as of the date of this Agreement, neither Bancshares nor the Bank nor any of their Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property. Bancshares and the Bank and their Subsidiaries have good and marketable title to all of the Bancshares Properties (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Permitted Exceptions. There are no unpaid bills or claims for work performed on or at the Bancshares Properties other than bills for work that has been performed but which are not yet due and payable. Each of the Bancshares Properties is in good condition (normal wear and tear excepted), conforms with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the Bancshares Parties to be adequate for the current business of the Bancshares Parties and their Subsidiaries. To the Knowledge of the Bancshares Parties, none of the buildings, structures, or other improvements located on any of the Bancshares Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and none of the buildings, structures, or other improvements located on any parcel adjoining the Bancshares Properties encroaches upon or over any portion of the Bancshares Properties.

(ii)   Except as set forth on Schedule 4.2(t)(i) of the Bancshares Disclosure Memorandum, the Bancshares Properties are not subject to any legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the Bancshares Parties’ or their Subsidiaries’ use of the Bancshares Properties. There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Bancshares Properties other than the Bancshares Parties and their Subsidiaries. There are no easements of any kind on, in respect of, or affecting the Bancshares Properties that materially and adversely affect the rights of the Bancshares Parties and their Subsidiaries to use the Bancshares Properties for the conduct of their business.

(iii)   None of the Bancshares Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Bancshares Parties have no Knowledge that any of the Bancshares Properties, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the Bancshares Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Bancshares Properties as currently used and operated by the Bancshares Parties and their Subsidiaries.

(iv)   None of the Bancshares Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Bancshares Properties are appropriately zoned for each of the purposes for which they are being used by the Bancshares Parties and their Subsidiaries.

(v)   Neither Bancshares nor the Bank, nor any of their Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by Bancshares or the Bank or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Bancshares Parties, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of the Bancshares Parties, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Bancshares Properties are adequate in all material respects for the Bancshares Parties’ and their Subsidiaries’ existing use and operation of the Bancshares Properties.

(vi)   Bancshares and the Bank and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens other than Permitted Exceptions. Each lease pursuant to which Bancshares or the Bank, or any of their Subsidiaries, leases personal property is valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect, and neither Bancshares nor the Bank, nor any of their Subsidiaries, nor to the Knowledge of the Bancshares Parties

any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by Bancshares and the Bank and their Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of Bancshares and the Bank and their Subsidiaries in the ordinary course consistent with past practice.

(u)   Environmental Matters.

(i)   Each of the Bancshares Properties, each of the Bancshares Participation Facilities, and, to the Knowledge of the Bancshares Parties, each of the Bancshares Loan Properties is, and as applicable has been during the period of Bancshares’ or the Bank’s or their Subsidiaries’ ownership or operation thereof, in compliance with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, investigation, directive, or proceeding pending or, to the Knowledge of the Bancshares Parties, threatened against Bancshares or the Bank or any of their Subsidiaries, or any Bancshares Participation Facility, (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by Bancshares or the Bank or any of their Subsidiaries, or any Bancshares Participation Facility. To the Knowledge of the Bancshares Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Bancshares Loan Property (or Bancshares or the Bank or any of their Subsidiaries in respect of any Bancshares Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a Bancshares Loan Property. Neither Bancshares nor the Bank, nor any of their Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in material violation of or have any material Liability under any Environmental Law.

(ii)   To the Knowledge of the Bancshares Parties, there are no underground storage tanks at or on any of the Bancshares Properties, any other property operated by Bancshares or the Bank or any of their Subsidiaries, or any Bancshares Participation Facility. Neither Bancshares nor the Bank nor any of their Subsidiaries, nor to the Knowledge of the Bancshares Parties any other Person, has closed or removed any underground storage tank on or from any of the Bancshares Properties, any other property operated by Bancshares or the Bank or any of their Subsidiaries, or any Bancshares Participation Facility. To the Knowledge of the Bancshares Parties, except as set forth on Schedule 4.2(u)(ii) of the Bancshares Disclosure Memorandum, (A) there are no underground storage tanks at or on any of the Bancshares Loan Properties, (B) no underground storage tank has been closed or removed on or from any of the Bancshares Loan Properties, and (C) none of the Bancshares Loan Properties is the site of or was formerly the site of a dry cleaning facility.

(iii)   During the period of (A) the Bancshares Parties’ and their Subsidiaries’ ownership or operation of the Bancshares Properties and (B) the Bancshares Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the Bancshares Parties, prior to the period of (A) the Bancshares Parties’ and their Subsidiaries’ ownership or operation of the Bancshares Properties or (B) the Bancshares Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)   The Bancshares Parties and their Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the Bancshares Parties or their Subsidiaries, and the Bancshares Parties and their Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v)   Except as set forth in this Section 4.2(u), no representations or warranties are being made with respect to environmental matters.

(v)   Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of Bancshares has received from Olsen Palmer LLC an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Bancshares Common Stock.

(w)   Broker Fees. Except as set forth on Schedule 4.2(w) of the Bancshares Disclosure Memorandum, neither Bancshares or the Bank or any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Bancshares or the Bank or any of their Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x)   Loan Matters.

(i)   No Loans have been made or originated or are held by Bancshares. All Loans made, originated, or held by the Bank or any of its Subsidiaries (collectively, the “Bank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained in all material respects, in accordance with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) all applicable Laws. To the Knowledge of the Bancshares Parties, none of the Bank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Bank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii)   Except as set forth on Schedule 4.2(x)(ii) of the Bancshares Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by the Bank or any of its Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor the Bank’s or its Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii)   The Bancshares Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)   Except as set forth on Schedule 4.2(x)(iv) of the Bancshares Disclosure Memorandum, none of the Contracts pursuant to which the Bank or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Bancshares or the Bank or any of their Subsidiaries to repurchase such Loans or interests therein.

(v)   Set forth on Schedule 4.2(x)(v) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by the Bank or any of its Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bancshares or the Bank or any of their Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(vi)   Set forth on Schedule 4.2(x)(vi) of the Bancshares Disclosure Memorandum is a true, correct, and complete listing, as of November 30, 2017, by account of (A) each borrower, customer, or other Person who has notified Bancshares or the Bank or any of their Subsidiaries during the past 12 months of, or has asserted against Bancshares or the Bank or any of their Subsidiaries, any “lender liability” or similar claim; and

(B) all Loans of the Bank and its Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by Bancshares or the Bank or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of November 30, 2017.

(vii)   Except as set forth on Schedule 4.2(x)(vii) of the Bancshares Disclosure Memorandum, each Loan held by the Bank or its Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(viii)   There are no material oral modifications or amendments related to any Loans held by the Bank or its Subsidiaries that are not reflected in the written records of the Bancshares Parties or their Subsidiaries. All Loans held by the Bank or its Subsidiaries are owned by the Bank or its Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Cincinnati. No claims of defense as to the enforcement of any Loan held by the Bank or its Subsidiaries have been asserted in writing against the Bancshares Parties or their Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by the Bank or its Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third party servicing.

(ix)   Neither Bancshares or the Bank nor any of their Subsidiaries is now or has been since January 1, 2015, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y)   Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as otherwise set forth on Schedule 4.2(y) of the Bancshares Disclosure Memorandum, no current or former officer or director of Bancshares or the Bank or any of their Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by Bancshares or the Bank or any of their Subsidiaries.

(z)   Insurance. Set forth on Schedule 4.2(z) of the Bancshares Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for Bancshares or the Bank or any of their Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Bancshares Insurance Policies”), including for each such Bancshares Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. Bancshares and the Bank and their Subsidiaries are insured with insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All of the Bancshares Insurance Policies are in full force and effect. Neither Bancshares or the Bank nor any of their Subsidiaries is in default under any Bancshares Insurance Policy, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Bancshares Insurance Policies. All premiums due and payable with respect to the Bancshares Insurance Policies have been timely and fully paid, and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by Bancshares or the Bank or any of their Subsidiaries pending under any of the Bancshares Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither Bancshares nor the Bank nor any of their Subsidiaries has received notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Bancshares Insurance Policies.

(aa)   Investment Securities. The Bancshares Parties and their Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Bancshares Parties and their Subsidiaries. Such securities and commodities are valued on the books of the Bancshares Parties and their Subsidiaries in accordance with GAAP. The Bancshares Parties and their Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the Bancshares Parties have made available to SmartFinancial true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except as set forth on Schedule 4.2(aa) of the Bancshares Disclosure Memorandum, and except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Bancshares or the Bank or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither Bancshares nor the Bank nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)   Securities Transactions. All offers and sales of securities by Bancshares or the Bank were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the Bancshares Parties nor, to the Knowledge of the Bancshares Parties, any director, officer, or employee of Bancshares or the Bank, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of Bancshares Common Stock or the Bank Common Stock (or other securities issued by Bancshares or the Bank) in violation of any applicable provision of federal or state securities Laws.

(cc)   Transactions with Affiliates. All “covered transactions” between the Bank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd)   Fiduciary Accounts. Bancshares and the Bank and their Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither Bancshares nor the Bank nor any of their Subsidiaries, nor to the Knowledge of the Bancshares Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee)   Tax Treatment of Transaction. The Bancshares Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff)   CRA, Anti-Money Laundering, OFAC, and Customer Information Security. The Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Bancshares Parties do not have Knowledge of any facts or circumstances that would be expected to cause the Bank (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the

Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank. To the Knowledge of the Bancshares Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause the Bank to undertake any remedial action. The board of directors of the Bank has adopted, and the Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(gg)   Internal Controls. The records, systems, controls, data, and information of the Bancshares Parties and their Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bancshares Parties and their Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on the Bancshares Parties’ or their Subsidiaries’ system of internal accounting controls. Bancshares and the Bank and their Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of Bancshares or the Bank or their Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2015, (i) neither the Bancshares Parties nor any of their Subsidiaries, nor any director, officer, or employee of the Bancshares Parties or any of their Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Bancshares Parties or any of their Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the Bancshares Parties or any of their Subsidiaries have engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Bancshares Parties or any of their Subsidiaries, or any other Person, whether or not employed by the Bancshares Parties or any of their Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the Bancshares Parties or any of their Subsidiaries, or any of the officers, directors, or employees of the Bancshares Parties or any of their Subsidiaries, to the board of directors of Bancshares or the Bank or any of their Subsidiaries (or any committee thereof) or, to the Knowledge of the Bancshares Parties, to any director or executive officer of Bancshares or the Bank or any of their Subsidiaries. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Bancshares Parties’ internal controls over financial reporting.

(hh)   Regulatory Capital. Bancshares and the Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii)   Required Shareholder Vote. The affirmative vote of a majority of the issued and outstanding shares of Bancshares Common Stock is required for the approval of this Agreement and the Parent Merger by the shareholders of Bancshares under the charter and bylaws of Bancshares and the Tennessee Corporation Act.

(jj)   State Antitakeover Laws. Bancshares and the Bank have taken (through their respective boards of directors or otherwise) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” or “interested shareholder” Law.

(kk)   No Further Representations. Except for the representations and warranties made by the Bancshares Parties in this Article IV (including the related portions of the Bancshares Disclosure Memorandum), neither Bancshares nor the Bank, nor any other Person, makes or has made any express or implied representation or warranty with respect to Bancshares or the Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Bancshares Parties and their Subsidiaries, and the Bancshares Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Bancshares nor the Bank, nor any other Person, makes or has made any representation or warranty to SmartFinancial or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Bancshares Parties or any of their Subsidiaries or the respective businesses of the Bancshares Parties and their Subsidiaries or (ii) except for the representations and warranties made by the Bancshares Parties in this Article IV, any oral or written information presented, delivered, or made available to SmartFinancial or any of its Affiliates or representatives in the course of their due diligence investigation of the Bancshares Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SMARTFINANCIAL

Section 5.1   SmartFinancial Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, SmartFinancial has delivered to the Bancshares Parties a confidential memorandum (the “SmartFinancial Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of SmartFinancial contained in this Article V, making specific reference in such SmartFinancial Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2   SmartFinancial Representations and Warranties. Subject to and except as disclosed in the SmartFinancial Securities Filings (as defined below) filed prior to the date hereof (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), SmartFinancial hereby represents and warrants to the Bancshares Parties as follows:

(a)   Organization and Qualification. SmartFinancial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. SmartBank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of SmartFinancial and SmartBank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of SmartFinancial and SmartBank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. Neither SmartFinancial or SmartBank nor any Subsidiary of SmartFinancial or SmartBank is in violation of its respective charter, bylaws, or other organizational documents.

(b)   Subsidiaries. Each Subsidiary of SmartFinancial (other than SmartBank) and each Subsidiary of SmartBank is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation; has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted; and is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. The ownership interests of SmartFinancial and SmartBank in their respective Subsidiaries (other than the ownership interest of SmartFinancial in SmartBank) are in compliance with all applicable Laws. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of SmartFinancial (other than SmartBank) or SmartBank have been validly authorized and are validly issued, fully paid, and non-assessable

(c)   Capitalization. As of the date of this Agreement, the authorized capital stock of SmartFinancial consists of (i) 40,000,000 shares of SmartFinancial Common Stock, of which 11,152,561 shares are issued and outstanding, and (ii) 2,000,000 shares of SmartFinancial Preferred Stock, of which 12,000 shares have been designated as SmartFinancial Series B Stock, no shares of which are issued and outstanding. As of the date of this Agreement, the authorized capital stock of SmartBank consists of (i) 8,000,000 shares of common stock, par value $1.00 per share, of which 3,552,171 shares are issued and outstanding and are owned by SmartFinancial, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are issued and outstanding. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of SmartFinancial or SmartBank. All of the issued and outstanding shares of SmartFinancial Stock and SmartBank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of SmartFinancial Stock or SmartBank Stock have been issued in violation of the preemptive rights of any Person. Except as set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum, as of the date of this Agreement, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartFinancial to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartFinancial Stock, or securities convertible into or exercisable for shares of SmartFinancial Stock, or that require or obligate or could require or obligate SmartFinancial to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartBank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartBank Stock, or securities convertible into or exercisable for shares of SmartBank Stock, or that require or obligate or could require or obligate SmartBank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of SmartFinancial may vote are issued or outstanding.

(d)   Authority. SmartFinancial has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, and filings and registration referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SmartFinancial and the consummation by SmartFinancial of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors of SmartFinancial, and no other corporate actions or proceedings on the part of SmartFinancial are necessary to authorize the execution and delivery of this Agreement by SmartFinancial and the consummation by SmartFinancial of the transactions contemplated hereby. The board of directors of SmartFinancial has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial and its shareholders. This Agreement has been duly and validly executed and delivered by SmartFinancial and constitutes a valid and legally binding obligation of SmartFinancial enforceable against SmartFinancial in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(e)   No Violations. Neither the execution, delivery, or performance of this Agreement by SmartFinancial nor the consummation of the transactions contemplated by this Agreement will (i) violate the charter or bylaws of SmartFinancial or (ii) assuming that the consents, approvals, waivers, notices, and filings and registrations referred to in Section 5.2(f) have been obtained, given, and made and all applicable waiting periods have expired, violate any Law to which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are subject or by which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are bound.

(f)   Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by SmartFinancial or SmartBank in connection with the execution and delivery of this Agreement by SmartFinancial or the consummation of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, notices, registrations, consents, declarations, and approvals as are required to be made, given, or obtained under or pursuant to applicable federal or state securities Laws or the rules of Nasdaq, including without limitation those required to be made, given, or obtained in connection with the issuance by SmartFinancial of shares of SmartFinancial Common Stock as Merger Consideration pursuant to this Agreement; (v) the approval of the listing on Nasdaq of the shares of SmartFinancial Common Stock to be issued as Merger Consideration; (vi) the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank; and (vii) as set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum. As of the date hereof, SmartFinancial is not aware of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)   Reports. SmartFinancial and SmartBank have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2015, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)   Securities Filings. SmartFinancial has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that SmartFinancial has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2015 (collectively, the “SmartFinancial Securities Filings”). True, correct, and complete copies of the SmartFinancial Securities Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the SmartFinancial Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SmartFinancial Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SmartFinancial Securities Filings.

(i)   Financial Statements. The consolidated financial statements of SmartFinancial and its Subsidiaries included in the SmartFinancial Securities Filings (including the related notes, where applicable) (the “SmartFinancial Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of SmartFinancial and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount). Each of the SmartFinancial Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such SmartFinancial Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SmartFinancial and its Subsidiaries have since January 1, 2015, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2015, no independent public accounting firm of SmartFinancial has resigned (or informed SmartFinancial that it intends to resign) or been dismissed as independent public accountants of SmartFinancial as a result of or in connection with any disagreements with SmartFinancial on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j)   Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a SmartFinancial Material Adverse Effect, neither SmartFinancial nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP or a Consolidated Report of Condition and Income (Call Report), other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of SmartFinancial and its

Subsidiaries as of September 30, 2017, included in SmartFinancial’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, (ii) Liabilities incurred since September 30, 2017, in the ordinary course of business consistent with past practice, and (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k)   Absence of Certain Changes or Events.

(i)   Since December 31, 2016, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(ii)   Except as set forth on Schedule 5.2(k)(ii) of the SmartFinancial Disclosure Memorandum, since December 31, 2016, through the date of this Agreement, SmartFinancial and SmartBank have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(l)   Litigation. There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of SmartFinancial, threatened against SmartFinancial or SmartBank or any of their Subsidiaries as to which there is a reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor any of the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(m)   Regulatory Actions. Except as set forth on Schedule 5.2(m) of the SmartFinancial Disclosure Memorandum, since January 1, 2015, neither SmartFinancial nor SmartBank has been a party to or subject to any cease and desist order, prompt correction action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of SmartFinancial, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of SmartFinancial or SmartBank or any of their Subsidiaries. Since January 1, 2015, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of SmartFinancial or SmartBank or any of their Subsidiaries.

(n)   Compliance with Laws; Deposit Insurance.

(i)   The SmartFinancial Parties and their Subsidiaries have at all times since January 1, 2015, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect. Except in each case as would not reasonably be expected to have a SmartFinancial Material Adverse Effect, the SmartFinancial Parties and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of SmartFinancial, no suspension or cancellation of any of them is threatened.

(ii)   Each of the principal executive officer and the principal financial officer of SmartFinancial (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SmartFinancial Securities Filings, and the statements contained in such certifications are true and accurate in all material respects. SmartFinancial has, (A) since January 1, 2015, been in compliance with all other applicable provisions of the Sarbanes-Oxley Act and (B) since December 21, 2015, been in compliance with applicable listing and corporate governance rules of Nasdaq, except in each case for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a SmartFinancial Material Adverse Effect. For purposes of this Section 5.2(n)(ii), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(iii)   The deposits of SmartBank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and SmartBank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SmartFinancial, threatened.

(o)   Taxes.

(i)   The SmartFinancial Parties have timely filed all Tax Returns required to be filed by or with respect to them (the “SmartFinancial Returns”). All of the SmartFinancial Returns were, as of their respective dates of filing, true, correct, and complete in all material respects, and all Taxes due and payable by the SmartFinancial Parties and their Subsidiaries with respect to the periods covered by such SmartFinancial Returns have been paid (whether or not shown on any SmartFinancial Returns). No claim (whether formal or informal) has ever been made against the SmartFinancial Parties or any of their Subsidiaries by a Governmental Authority in a jurisdiction where SmartFinancial or SmartBank or their Subsidiaries do not file Tax Returns that SmartFinancial or SmartBank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction.

(ii)   All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the SmartFinancial Parties or any of their Subsidiaries have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. All Taxes that the SmartFinancial Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the SmartFinancial Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the SmartFinancial Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect.

(iii)   As of the date of this Agreement, no audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of SmartFinancial, threatened against or with respect to the SmartFinancial Parties or any of their Subsidiaries in respect of any Taxes or Tax matters.

(p)   Labor and Employment Matters. The SmartFinancial Parties are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There is no pending or, to the Knowledge of SmartFinancial, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of SmartFinancial or SmartBank or any of their Subsidiaries (including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters) as to which there is reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim or legal, administrative, arbitration, or other proceeding.

(q)   Benefit Plans.

(i)   As used in this Section 5.2(q), the term “SmartFinancial Benefit Plan” means any pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plan, contract, agreement, or arrangement, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by SmartFinancial or SmartBank or an ERISA Affiliate with respect to any present or former directors, officers, or employees of SmartFinancial or SmartBank or any of their Subsidiaries.

(ii)   As of the date of this Agreement, other than routine claims for benefits, there is no pending or, to the Knowledge of SmartFinancial, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any SmartFinancial Benefit Plan. All of the SmartFinancial Benefit Plans have been established, maintained, and administered in compliance in all material respects with applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all contracts or agreements establishing the SmartFinancial Benefit Plans or pursuant to which they are maintained or administered. As of the date of this Agreement, no audit of any SmartFinancial Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of SmartFinancial, threatened.

(iii)   Each SmartFinancial Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the SmartFinancial Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of SmartFinancial there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter.

(r)   Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of SmartFinancial has received from Banks Street Partners LLC an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to SmartFinancial.

(s)   Broker Fees. Except for Banks Street Partners LLC and fees and expenses payable thereto, neither the SmartFinancial Parties nor any of their officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the SmartFinancial Parties in connection with this Agreement or the transactions contemplated hereby.

(t)   Loan Matters.

(i)   All Loans made, originated, or held by SmartBank (collectively, the “SmartBank Loans”) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant

Loan files are and have been being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, the applicable underwriting and servicing standards of SmartBank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and with all applicable Laws, and to the Knowledge of SmartFinancial none of such SmartBank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the SmartBank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, and binding.

(ii)   SmartBank’s allowance for loan and lease losses is and shall be as of the Effective Time in compliance in all material respects with SmartBank’s existing methodology for determining the adequacy of its allowance for loan and lease losses and the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be as of the Effective Time adequate in all material respects under all such standards.

(iii)   Each Loan held by SmartBank (A) is evidenced by notes, agreements, or other evidences of indebtedness that, to the Knowledge of SmartFinancial, are true, genuine, and what they purport to be, (B) to the extent secured, has, to the Knowledge of SmartFinancial, been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(iv)   The SmartFinancial Parties are not, and have not been since January 1, 2015, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(u)   Insurance. The SmartFinancial Parties and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of the SmartFinancial Parties and their Subsidiaries has determined to be prudent and consistent with industry practice. The policies of insurance currently held or maintained by or providing coverage for the SmartFinancial Parties and their Subsidiaries are in full force and effect, neither the SmartFinancial Parties nor any of their Subsidiaries is in material default thereunder, and all premiums due and payable in respect of such policies of insurance have been timely and fully paid (to the extent due and payable). There is no material claim for coverage by the SmartFinancial Parties or any of their Subsidiaries pending under any of such policies of insurance as to which coverage has been questioned, denied, or disputed, and the SmartFinancial Parties have not received written notice of any threatened termination of or material alteration of coverage under any of such policies of insurance.

(v)   Investment Securities. The SmartFinancial Parties have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the SmartFinancial Parties and their Subsidiaries. Such securities and commodities are valued on the books of the SmartFinancial Parties in accordance with GAAP. The SmartFinancial Parties employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses.

(w)   Tax Treatment of Transaction. SmartFinancial has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(x)   CRA, Anti-Money Laundering, OFAC, and Customer Information Security. SmartBank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. SmartFinancial has no Knowledge of any facts or circumstances that would reasonably be expected to cause SmartBank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by SmartBank. To the Knowledge of SmartFinancial, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause SmartBank to undertake any significant remedial action. The board of directors of SmartBank has adopted, and SmartBank has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and SmartBank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(y)   Internal Controls. SmartFinancial (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation, to SmartFinancial’s outside auditors and the audit committee of SmartFinancial’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SmartFinancial’s ability to record, process, summarize, and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SmartFinancial’s internal control over financial reporting.

(z)   Regulatory Capital. SmartFinancial and SmartBank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(aa)   No Further Representations. Except for the representations and warranties made by SmartFinancial in this Article V (including the related portions of the SmartFinancial Disclosure Memorandum), neither SmartFinancial nor any other Person makes or has made any express or implied representation or warranty with respect to SmartFinancial or SmartBank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the SmartFinancial Parties and their Subsidiaries, and SmartFinancial hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SmartFinancial nor any other Person makes or has made any representation or warranty to the Bancshares Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the SmartFinancial Parties or any of their Subsidiaries or the respective businesses of the SmartFinancial Parties and their Subsidiaries or (ii) except for the representations and warranties made by SmartFinancial in this Article V, any oral or written information presented, delivered, or made available to the Bancshares Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the SmartFinancial Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI
CONDUCT PENDING THE PARENT MERGER

Section 6.1   Bancshares Parties Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of SmartFinancial, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither Bancshares nor the Bank shall, and each of Bancshares and the Bank shall cause each of its Subsidiaries not to:

(a)   Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)   Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so as to cause Bancshares or the Bank or any of their Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c)   Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than dividends by the Bank to Bancshares for the purpose of funding the payment by Bancshares of (i) amounts due and payable by Bancshares to First Tennessee Bank, National Association under that certain Loan Agreement, dated December 20, 2016, by and between Bancshares and First Tennessee Bank, National Association (the “First Tennessee Loan”), (ii) the Bancshares Special Dividend (as defined below), in the event the conditions to the payment of the Bancshares Special Dividend as set forth in Section 7.8 have been satisfied, and (iii) expenses incurred by Bancshares in connection with the transactions contemplated by this Agreement; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d)   Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)   Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f)   Except as set forth on Schedule 6.1(f) of the Bancshares Disclosure Memorandum, enter into, renew, fail to renew, amend, modify, cancel, or terminate any new or existing Bancshares Material Contract;

(g)   Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $800,000 or (ii) Loans as to which the Bancshares Parties and their Subsidiaries have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Bancshares Disclosure Memorandum; provided, however, that neither Bancshares nor the Bank, nor any of their Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $800,000;

(h)   Extend credit to, directly or indirectly, any Person who has a Loan with Bancshares or the Bank or any of their Subsidiaries that is classified by Bancshares or the Bank (or any of their Subsidiaries) or the FDIC or the TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Bancshares Classified Borrower”);

(i)   Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Bancshares Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Bancshares Classified Borrower and such Bancshares Classified Borrower’s family members and Affiliates do not and would not exceed $500,000 in the aggregate;

(j)   Except in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Bancshares or the Bank or any of their Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)   Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Bancshares or the Bank or any of their Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $25,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(l)   Except as set forth on Schedule 6.1(l) of the Bancshares Disclosure Memorandum, increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $50,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m)   Amend its charter, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n)   Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o)   Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p)   Make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(p) of the Bancshares Disclosure Memorandum;

(q)   Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(r)   Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s)   Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t)   Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to SmartFinancial;

(u)   Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v)   Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the Bancshares Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(w)   Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(x)   Except as set forth on Schedule 6.1(x) of the Bancshares Disclosure Memorandum, enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y)   Make any written communications to the officers or employees of the Bancshares Parties or their Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the Bancshares Parties or their Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing SmartFinancial a copy or written description of the intended communication and providing SmartFinancial with a reasonable period of time to review and comment on the communication;

(z)   Engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(aa)   Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings from a Federal Home Loan Bank and transactions in federal funds);

(bb)   Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(cc)   Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2   SmartFinancial Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Bancshares, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, SmartFinancial shall not, and SmartFinancial shall cause its Subsidiaries not to:

(a)   Fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships or take any action that would adversely affect or delay, in any material respect, its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)   Amend its charter or bylaws in a manner that would materially and adversely affect the economic benefits of the Parent Merger to the holders of Bancshares Common Stock;

(c)   Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied or (ii) a breach or violation of any provision of this Agreement;

(d)   Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)   Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3   Absence of Control. It is the mutual intent of the Parties that (a) SmartFinancial shall not, by reason of this Agreement, be deemed to control, directly or indirectly, Bancshares or the Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of Bancshares or the Bank and (b) neither Bancshares nor the Bank shall, by reason of this Agreement, be deemed to control, directly or indirectly, SmartFinancial or any of its Subsidiaries, or to exercise, directly or indirectly, a controlling influence over the management or policies of SmartFinancial or any of its Subsidiaries.

ARTICLE VII
COVENANTS

Section 7.1   Acquisition Proposals.

(a)   The Bancshares Parties shall, and shall direct and use their reasonable best efforts to cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Bancshares Parties or any of their Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any Person other than SmartFinancial and SmartBank with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use their reasonable best efforts to enforce, and will direct and use their reasonable best efforts to cause their Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Bancshares Parties or any of their Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

(b)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Bancshares Parties shall not, and shall direct and cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Bancshares Parties or any of their Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the Bancshares Parties or any of their Subsidiaries to any Person other than SmartFinancial and SmartBank relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than SmartFinancial and SmartBank, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring the Bancshares Parties to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Bancshares Meeting, if the Bancshares board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would cause the Bancshares board of directors to breach its fiduciary duties under applicable Law, the Bancshares Parties may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the Bancshares board of directors determines in good faith constitutes a Superior Proposal, and subject to providing 48 hours prior written notice of their decision to take such action to SmartFinancial and identifying the Person making the Superior Proposal and all of the material terms and conditions of such Superior Proposal and compliance with Section 7.1(c), (A) furnish information with respect to the Bancshares Parties and their Subsidiaries to any Person making such Superior Proposal pursuant to a customary confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with the Bancshares Parties) and (B) participate in discussions or negotiations with such Person regarding such Superior Proposal.

(c)   In addition to the obligations of the Bancshares Parties set forth above, the Bancshares Parties shall promptly (within not more than 24 hours) advise SmartFinancial orally and in writing of their receipt of any Acquisition Proposal, or any request for information or inquiry which could be expected to lead to an

Acquisition Proposal, and shall keep SmartFinancial informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall provide to SmartFinancial any written materials received by the Bancshares Parties or any of their Subsidiaries in connection therewith. Additionally, the Bancshares Parties shall contemporaneously provide or make available to SmartFinancial all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to SmartFinancial.

(d)   For the avoidance of doubt, the Bancshares Parties expressly agree that any breach or violation of any provision of this Section 7.1 by any of their Subsidiaries or by any of their or their Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by the Bancshares Parties.

(e)   The Bancshares Parties agree that irreparable damage would occur in the event any of the provisions of this Section 7.1 are breached or violated. Accordingly, it is agreed that SmartFinancial shall be entitled to an injunction or injunctions to prevent breaches or violations of this Section 7.1 and to enforce specifically the terms and provisions of this Section 7.1 in any state or federal court having jurisdiction, this being in addition to any other remedy or relief to which SmartFinancial may be entitled at law or in equity.

(f)   Nothing contained in this Section 7.1 shall prevent Bancshares or the Bank or their respective boards of directors from (i) taking the actions permitted by Section 7.7(b) of this Agreement or (ii) informing any Person who submits an unsolicited Acquisition Proposal of their obligations pursuant to this Section 7.1.

Section 7.2   Notice of Certain Matters. Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement; provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Bancshares Material Adverse Effect (as to any notice required to be given by the Bancshares Parties) or a SmartFinancial Material Adverse Effect (as to any notice required to be given by SmartFinancial); (c) would, or could reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

Section 7.3   Access and Information.

(a)   Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Bancshares Parties and compliance by the Bancshares Parties with their covenants and agreements set forth herein, and preparing for the Parent Merger and the other matters contemplated by this Agreement, the Bancshares Parties shall, and shall cause their Subsidiaries to, afford to SmartFinancial and SmartBank and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by SmartFinancial and SmartBank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Bancshares Parties and their Subsidiaries, as well as such other information relating to the Bancshares Parties or their Subsidiaries as SmartFinancial and SmartBank may reasonably request. Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of SmartFinancial and compliance by SmartFinancial with its covenants and agreements set forth herein, SmartFinancial shall, and shall cause its Subsidiaries to, afford to the Bancshares Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Bancshares Parties) reasonable access during normal business hours to such information relating to SmartFinancial or its Subsidiaries as the Bancshares Parties may reasonably request.

(b)   From the date of this Agreement until the Effective Time, each of the Bancshares Parties shall promptly furnish to SmartFinancial (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which the Bancshares Parties are not permitted to disclose under applicable Law) and (ii) such other information regarding their and their Subsidiaries’ business, properties, assets, or personnel as SmartFinancial may reasonably request. Additionally, prior to the Effective Time, Bancshares shall deliver to SmartFinancial (i) as soon as practicable, but in no event more than 30 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated balance sheet and the related unaudited consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows as of the end of and for such quarter prepared in accordance with GAAP and (ii) as soon as practicable, but in no event more than 60 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated balance sheet and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of Bancshares’ independent registered public accounting firm) prepared in accordance with GAAP.

(c)   Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither the Bancshares Parties or SmartFinancial nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of the Bancshares Parties’ or SmartFinancial Parties’, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)   The Confidentiality Agreement, to the extent the same is not inconsistent with the terms of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Parent Merger occurs, in accordance with its terms, and each of Bancshares and the Bank, on the one hand, and SmartFinancial, on the other hand, shall hold all information furnished by or on behalf of any other Party or any of such other Party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 7.4   Regulatory Filings; Consents and Approvals.

(a)   The Parties shall cooperate with each other and use commercially reasonable efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and the other transactions contemplated by this Agreement. SmartFinancial shall use commercially reasonable efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Parent Merger within 60 days after the date of this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that SmartFinancial shall not be required to provide or make available to the Bancshares Parties the confidential portions of any filing made with a Governmental Entity or other third party. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b)   Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary or advisable in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5   Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6   Publicity. The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Parent Merger and the Bank Merger, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall be deemed to prohibit a Party from making any disclosure that legal counsel to such Party determines necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7   Bancshares Shareholders Meeting.

(a)   Bancshares and its board of directors shall take, in accordance with applicable Law and Bancshares’ charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Bancshares’ shareholders (including any adjournment or postponement thereof, the “Bancshares Meeting”) for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancshares’ shareholders in order to consummate the transactions contemplated by this Agreement. Except with the prior approval of SmartFinancial (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of Bancshares’ shareholders at the Bancshares Meeting. Subject to Section 7.7(b), (i) Bancshares and its board of directors shall at all times prior to and during the Bancshares Meeting recommend to Bancshares’ shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) neither Bancshares nor its board of directors shall withdraw, modify, or qualify in any manner adverse to SmartFinancial its recommendation that Bancshares’ shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Bancshares Change of Recommendation”). Notwithstanding any Bancshares Change of Recommendation, this Agreement shall be submitted to the shareholders of Bancshares at the Bancshares Meeting for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancshares’ shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, neither Bancshares nor the Bank shall submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b)   Notwithstanding the foregoing, Bancshares and its board of directors may make a Bancshares Change of Recommendation if, but only if:

(i)   The Bancshares Parties have complied with Section 7.1;

(ii)   The Bancshares board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law; and

(iii)   In the event the Bancshares Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Bancshares board of directors has concluded in good faith, after giving effect to all of the adjustments which may be offered by SmartFinancial pursuant to clause

(C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Bancshares notifies SmartFinancial at least five Business Days in advance of its intention to effect a Bancshares Change of Recommendation in response to such Superior Proposal, and furnishes to SmartFinancial the identity of the Person making such Superior Proposal and a copy of the proposed transaction agreements and all other documents relating to such Superior Proposal, and (C) prior to effecting the Bancshares Change of Recommendation, the Bancshares Parties shall, and shall cause their financial, legal, and other advisors to, for a period of five Business Days following Bancshares’ delivery of the notice referred to in clause (B) above, negotiate in good faith with SmartFinancial (to the extent SmartFinancial desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)   Bancshares shall adjourn or postpone the Bancshares Meeting if (i) as of the date of the Bancshares Meeting there are insufficient shares of Bancshares Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Bancshares Meeting or (ii) as of the date of the Bancshares Meeting Bancshares has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of Bancshares in accordance with Bancshares’ charter and bylaws and applicable Law; provided that Bancshares shall not be required to adjourn or postpone the Bancshares Meeting more than two times.

Section 7.8   Bancshares Special Dividend. Bancshares shall be entitled to pay immediately prior to the Effective Time a one-time, special cash dividend on the Bancshares Common Stock (the “Bancshares Special Dividend”), in an amount up to $0.70 per share of Bancshares Common Stock, in accordance with the terms of and subject to the conditions set forth in this Section 7.8. In the event, but only in the event, that the Bank Loans set forth on Schedule 7.8 of the Bancshares Disclosure Memorandum (the “Special Dividend Loans”) are (a) sold in their entirety for cash by the Bank prior to Closing to a Person other than an Affiliate of Bancshares or the Bank for an amount equal to or in excess of 95% of the then-current unpaid principal balance of the Special Dividend Loans or (b) paid in full in cash prior to Closing by the borrower(s) on such Special Dividend Loans (including as a result of a refinancing of the Special Dividend Loans by an unaffiliated third party) and the payment received by the Bank is equal to or in excess of 95% of the then-current unpaid principal balance of the Special Dividend Loans, then Bancshares shall be entitled to pay a Bancshares Special Dividend of $0.70 per share of Bancshares Common Stock. In the event that prior to Closing the Bank sells participation interest(s) in one or more of the Special Dividend Loans to a Person other than an Affiliate of Bancshares or the Bank, Bancshares shall be entitled to pay a per share Bancshares Special Dividend in an amount equal to the product of (x) $0.70 multiplied by (y) the quotient obtained by dividing (i) the aggregate amount of cash received by the Bank for the sale(s) of such participation interest(s) plus the aggregate amount of principal payments received by the Bank on the Special Dividend Loans after the date of this Agreement and prior to the date which is 15 calendar days prior to the Closing Date by (ii) the unpaid principal balance of the Special Dividend Loans as of the date of this Agreement (as set forth on Schedule 7.8 of the Bancshares Disclosure Memorandum); provided that (1) any such sale of a participation interest in a Special Dividend Loan must be at a price of not less than 95% of the then-current unpaid principal balance of the subject participation interest, (2) the terms of any such sale of a participation interest in a Special Dividend Loan (including any Contract pursuant to which the sale will be effected) shall be subject to the prior approval of SmartFinancial (such approval to not be unreasonably withheld), and (3) in no event shall the Bancshares Special Dividend exceed, and the Bancshares Special Dividend shall be capped at, $0.70 per share of Bancshares Common Stock.

Section 7.9   Employee and Benefit Matters.

(a)   Subject to applicable Law and the terms of SmartFinancial’s and SmartBank’s employee benefit plans, SmartFinancial or SmartBank will, as soon as reasonably practicable after the Effective Time, provide employees of the Bank who become employees of SmartBank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than that provided to similarly situated employees of SmartBank as of the date of this Agreement. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by SmartFinancial or SmartBank, excluding both any retiree health care plans or programs maintained by SmartFinancial or SmartBank and any equity compensation or deferred compensation plans or arrangements maintained by SmartFinancial or SmartBank (collectively, “Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, SmartFinancial or SmartBank, as appropriate, will recognize all years of full-time service of Continuing Employees with the Bancshares Parties for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Bancshares Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, SmartFinancial or SmartBank, as appropriate, will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Bancshares Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, SmartFinancial or SmartBank, as appropriate, will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Bancshares Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, SmartFinancial and its Subsidiaries may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b)   At the request of SmartFinancial, the Bancshares Parties shall take, and shall cause their Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by SmartFinancial that are necessary or appropriate to (i) cause one or more of the Bancshares Benefits Plans (including without limitation the Bancshares Director Stock Plan and the Bancshares DRIP) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any Bancshares Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any Bancshares Benefit Plan for such period as may be requested by SmartFinancial, or (iv) facilitate the merger of any Bancshares Benefit Plan into any employee benefit plan maintained by SmartFinancial or its Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.9(b) shall be subject to SmartFinancial’s prior review and approval, which approval shall not be unreasonably withheld.

(c)   SmartFinancial or SmartBank will provide to (i) employees of the Bank immediately prior to the Effective Time who are not offered continued employment with SmartFinancial or one of its Subsidiaries and (ii) Continuing Employees whose employment is involuntarily terminated by SmartFinancial or its Subsidiaries without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.9(c) of the SmartFinancial Disclosure Memorandum taking into account the number of years of full-time service of the Severed Employees with the Bancshares Parties prior to the Effective Time and with SmartFinancial and its Subsidiaries thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to SmartFinancial. Any such payments of severance benefits (including the timing of the same) shall be in compliance with Section 409A of the Code. For purposes of this Section 7.9(c), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and SmartFinancial and/or its Subsidiaries on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to SmartFinancial or its Subsidiaries, (ii) the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for SmartFinancial or its Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the premises of SmartFinancial or its Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a breach or violation of the terms of any agreement to which the Severed Employee and SmartFinancial or its Subsidiaries are parties.

(d)   This Section 7.9 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained in this Section 7.9, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.9 shall not create any right in any employee of Bancshares or the Bank or any of their Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.10   Indemnification.

(a)   For a period of six years immediately following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of Bancshares and the Bank, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of Bancshares or the Bank or was serving at the request of Bancshares or the Bank as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the charter and bylaws of Bancshares and the Bank as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

(b)   Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)   Prior to the Effective Time the Bancshares Parties shall obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the Bancshares Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by the Bancshares Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by the Bancshares Parties’ existing directors’ and officers’ liability insurance policy;

provided, however, that, without the prior written consent of SmartFinancial, the Bancshares Parties shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 150% of the most recent annual premium paid by the Bancshares Parties for their existing directors’ and officers’ liability insurance policy.

(d)   In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.10.

(e)   Any indemnification payments made pursuant to this Section 7.10 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.11   Registration Statement.

(a)   As soon as reasonably practicable after the date of this Agreement, the Parties will prepare and file with the SEC the Proxy Statement/Prospectus and the Registration Statement (which will include the Proxy Statement/Prospectus), which shall comply with all of the requirements of the Securities Act and the Exchange Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SmartFinancial Common Stock that will be issued to holders of Bancshares Common Stock in connection with the Parent Merger pursuant to Article III of this Agreement. SmartFinancial shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, to register or exempt from registration the SmartFinancial Common Stock to be issued to holders of Bancshares Common Stock under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement. SmartFinancial shall have primary responsibility for preparing and filing the Registration Statement, provided that SmartFinancial shall to the extent practicable afford the Bancshares Parties and their legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b)   The Parties shall cooperate in the preparation of the Registration Statement and the Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of Bancshares for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Proxy Statement/Prospectus. The Bancshares Parties expressly agree to cooperate with SmartFinancial and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its financial advisor(s) and independent auditor(s), and in taking such other actions as may be reasonably requested by SmartFinancial, in connection with the Registration Statement or the Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of Bancshares or at the time of the Bancshares Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Proxy Statement/Prospectus, or other document, as applicable.

Section 7.12   Nasdaq Listing. SmartFinancial shall use its commercially reasonable efforts to cause the shares of SmartFinancial Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.13   Election of Director. Prior to or at the Effective Time, SmartFinancial and SmartBank and their respective boards of directors shall take all action required to elect to the board of directors of SmartFinancial and the board of directors of SmartBank, effective as of or immediately following the Effective Time, Clifton N. Miller, provided that he is willing and able to so serve and that he continues to serve as a member of the board of directors of Bancshares until immediately prior to the Effective Time.

Section 7.14   Notice of Dissenters’ Rights Matters. Prior to the Effective Time, the Bancshares Parties shall give SmartFinancial prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of Bancshares pursuant to Chapter 23 of the Tennessee Corporation Act.

Section 7.15   Exemption from Section 16(b) Liability. SmartFinancial acknowledges that, in order to most effectively compensate and retain those officers and directors of the Bancshares Parties, if any, that will become officers or directors of SmartFinancial subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with or as a result of the transactions contemplated by this Agreement (the “Bancshares Insiders”), it is desirable that the Bancshares Insiders not be subject to a risk of Liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion or exchange of shares of Bancshares Common Stock in the Parent Merger, and for that compensatory and retentive purpose agrees to the provisions of this Section 7.15. The board of directors of SmartFinancial, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause any acquisitions of SmartFinancial Common Stock by Bancshares Insiders as Merger Consideration in accordance with Article III of this Agreement to be exempt from Liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF PARENT MERGER

Section 8.1   Conditions to Each Party’s Obligation to Consummate Parent Merger. The respective obligation of each Party to consummate the Parent Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)   Shareholder Approval. This Agreement shall have been duly approved by the shareholders of Bancshares in accordance with Bancshares’ charter and bylaws and applicable Law.

(b)   Governmental Approvals. All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Parent Merger and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that the SmartFinancial board of directors determines would, individually or in the aggregate with one or more other conditions, restrictions, or requirements, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that SmartFinancial would not have entered into this Agreement had such condition(s), restriction(s), or requirement(s) been known as of the date of this Agreement (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Parent Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, SmartFinancial shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c)   No Injunction; Illegality. There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Parent Merger or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Parent Merger or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Parent Merger or the Bank Merger.

(d)   Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e)   Nasdaq Listing. The shares of SmartFinancial Common Stock that will be issued to holders of Bancshares Common Stock as consideration in the Parent Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq (subject to official notice of issuance).

Section 8.2   Conditions to Obligations of Bancshares Parties. The obligation of each of Bancshares and the Bank to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Bancshares and the Bank prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)   Representations and Warranties of SmartFinancial. The representations and warranties of SmartFinancial contained in Section 5.2(c) (Capitalization), Section 5.2(d) (Authority), Section 5.2(k)(i) (Absence of Certain Changes or Events), and Section 5.2(r) (Fairness Opinion) shall be true and correct in all respects (other than, in the case of Section 5.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of SmartFinancial contained in Section 5.2(a) (Organization and Qualification) and Section 5.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of SmartFinancial contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a SmartFinancial Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or SmartFinancial Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)   Performance of Obligations of SmartFinancial. SmartFinancial shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by SmartFinancial under this Agreement prior to or at the Closing.

(c)   Officers’ Certificate. The Bancshares Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of SmartFinancial, and otherwise in form and substance reasonably satisfactory to the Bancshares Parties, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)   Tax Opinion. Bancshares shall have received an opinion from Waller Landsen Dortch & Davis, LLP, legal counsel to Bancshares, dated as of the Closing Date and in form and substance reasonably satisfactory to Bancshares, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Bancshares Parties and SmartFinancial, reasonably satisfactory in form and substance to such counsel.

Section 8.3   Conditions to Obligations of SmartFinancial. The obligation of SmartFinancial to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by SmartFinancial prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)   Representations and Warranties of Bancshares Parties. The representations and warranties of the Bancshares Parties contained in Section 4.2(c) (Capitalization), Section 4.2(d) (Authority), Section 4.2(k)(i) (Absence of Certain Changes or Events), Section 4.2(v) (Fairness Opinion), Section 4.2(w) (Broker Fees), Section 4.2(hh) (Regulatory Capital), and Section 4.2(ii) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 4.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Bancshares Parties contained in Section 4.2(a) (Organization and Qualification) and Section 4.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Bancshares Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Bancshares Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, Bancshares Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)   Performance of Obligations of Bancshares Parties. The Bancshares Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)   Officers’ Certificate. SmartFinancial shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of Bancshares and the Bank, and otherwise in form and substance reasonably satisfactory to SmartFinancial, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)   Third Party Consents. All of the consents, approvals, and waivers required to be obtained by the Bancshares Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 4.2(f) of the Bancshares Disclosure Memorandum or

otherwise required by or under any Bancshares Material Contract, but excluding those contemplated by Section 8.1(b)), shall have been obtained and the Bancshares Parties shall have delivered to SmartFinancial such evidence of the same as SmartFinancial may reasonably request.

(e)   Tax Opinion. SmartFinancial shall have received an opinion from Butler Snow LLP, legal counsel to SmartFinancial, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartFinancial, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Bancshares Parties and SmartFinancial, reasonably satisfactory in form and substance to such counsel.

(f)   Director Resignations. Each member of the board of directors of Bancshares and each member of the board of directors of the Bank shall have delivered to Bancshares and the Bank, respectively, written resignations whereby such individuals resign from the Bancshares and Bank boards of directors effective as of the Effective Time, and the Bancshares Parties shall have delivered to SmartFinancial such evidence of the same as SmartFinancial shall reasonably request.

(g)   Dissenting Shareholders. The holders of not more than 10% of the outstanding shares of Bancshares Common Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Parent Merger pursuant to Chapter 23 of the Tennessee Corporation Act.

ARTICLE IX
TERMINATION

Section 9.1   Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a)   By mutual written consent of SmartFinancial, Bancshares, and the Bank.

(b)   By SmartFinancial (provided that SmartFinancial is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Bancshares or the Bank of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Bancshares Parties (provided that neither Bancshares nor the Bank is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by SmartFinancial of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (ii) has not been cured by the earlier of September 30, 2018, and 30 days after written notice to the breaching Party of such breach.

(c)   By either SmartFinancial or the Bancshares Parties, in the event the shareholders of Bancshares fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Bancshares Meeting, provided that the Bancshares Parties shall only be entitled to exercise their right of termination under this Section 9.1(c) if the Bancshares Parties have complied with, and there has been no breach or violation by the Bancshares Parties of, their obligations and covenants set forth in Section 7.7.

(d)   By either SmartFinancial or the Bancshares Parties, in the event any of the Regulatory Approvals shall have been denied by final and non-appealable action of a Governmental Entity or any application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that SmartFinancial shall not be entitled to exercise its right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of SmartFinancial to perform or observe its obligations and covenants set forth in this Agreement, and that the Bancshares Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of Bancshares or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(e)   By either SmartFinancial or the Bancshares Parties, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that SmartFinancial shall not be entitled to exercise its right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of SmartFinancial to perform or observe its obligations and covenants set forth in this Agreement, and that the Bancshares Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of Bancshares or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(f)   By either SmartFinancial or the Bancshares Parties, in the event the Parent Merger is not consummated by September 30, 2018, unless (i) in the event of termination by SmartFinancial, the failure to consummate the Parent Merger by such date shall be due to the failure of SmartFinancial to perform or observe its obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Bancshares Parties, the failure to consummate the Parent Merger by such date shall be due to the failure of Bancshares or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(g)   By SmartFinancial, in the event (i) of any breach by Bancshares or the Bank of Section 7.1 or Section 7.7 of this Agreement or (ii) the board of directors of Bancshares does not publicly recommend in the Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancshares or, after having made such recommendation, subsequently makes a Bancshares Change of Recommendation.

(h)   By SmartFinancial, in the event a tender offer or exchange offer for 10% or more of the outstanding shares of Bancshares Common Stock is commenced (other than by SmartFinancial) and the Bancshares board of directors recommends that the shareholders of Bancshares tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

(i)   By the Bancshares Parties, at any time prior to the approval of this Agreement by the shareholders of Bancshares, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no breach by Bancshares or the Bank of Section 7.1 or Section 7.7.

Section 9.2   Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3   Termination Fee.

(a)   In the event (i) this Agreement is terminated by SmartFinancial pursuant to Section 9.1(b) and (ii) at any time after the date of this Agreement and at or before the Bancshares Meeting (including at or before any adjournment or postponement thereof) an Acquisition Proposal shall have been received by the Bancshares Parties, which has not been withdrawn prior to the date of the termination of this Agreement, and within 12 months of the date of termination of this Agreement Bancshares or the Bank enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Bancshares Parties shall pay to SmartFinancial a termination fee of $1,300,000 on the earlier of the date of Bancshares’ or the Bank’s, as applicable, execution of such definitive agreement or consummation of such Acquisition Proposal.

(b)   In the event this Agreement is terminated by SmartFinancial pursuant to Section 9.1(g) or Section 9.1(h), the Bancshares Parties shall pay to SmartFinancial a termination fee of $1,300,000 not later than two Business Days after the date of termination of this Agreement.

(c)   In the event this Agreement is terminated by the Bancshares Parties pursuant to Section 9.1(i), the Bancshares Parties shall pay to SmartFinancial a termination fee of $1,300,000 not later than two Business Days after the date of termination of this Agreement.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by SmartFinancial. The Bancshares Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements SmartFinancial would not have entered into this Agreement. In the event the Bancshares Parties fail to timely make payment of any amounts due and payable by them under this Section 9.3, the Bancshares Parties shall pay or reimburse SmartFinancial all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by SmartFinancial in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The termination fees and other amounts payable by the Bancshares Parties pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of SmartFinancial in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(c).

ARTICLE X
MISCELLANEOUS

Section 10.1   Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2   Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) made available to such Party specifically for review in person by another Party or its representatives, (b) contained and accessible by such Party for a continuous period of at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the Bancshares Parties in connection with the transactions contemplated hereby (to which SmartFinancial and its designated representatives had access rights during such period) or the electronic data room hosted by Firmex established by SmartFinancial in connection with the transactions contemplated hereby (to which the Bancshares Parties and their designated representatives had access rights during such period), or (c) filed by a Party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3   Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a

Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5   Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6   Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.7   Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to SmartFinancial:	with a copy (which shall not constitute notice) to:

SmartFinancial, Inc.	Butler Snow LLP
Attention: William Y. Carroll, Jr.	Attention: Adam G. Smith
5401 Kingston Pike, Suite 600	150 3rd Avenue South, Suite 1600
Knoxville, Tennessee 37919	Nashville, Tennessee 37201

If to Bancshares or the Bank:	with a copy (which shall not constitute notice) to:

Tennessee Bancshares, Inc.	Waller Landsden Dortch & Davis LLP
Southern Community Bank	Attention: Richard T. Hills
Attention: Bill Yoder	511 Union Street, Suite 2700
1400 North Jackson Street	Nashville, Tennessee 37219
Tullahoma, Tennessee 37388

Section 10.8   Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with any provision of this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.10.

Section 10.9   Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10   Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11   Attorneys’ Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, reasonably incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled.

Section 10.12   Submission to Jurisdiction. EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN KNOXVILLE, KNOX COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TENNESSEE, KNOXVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. THE PARTIES HEREBY GRANT THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13   Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

SMARTFINANCIAL, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

TENNESSEE BANCSHARES, INC.

By:	/s/ William Yoder
William Yoder
President and Chief Executive Officer

SOUTHERN COMMUNITY BANK

By:	/s/ William Yoder
William Yoder
President and Chief Executive Officer

Appendix B

Tennessee Business Corporation Act Dissenters’ Rights

TENNESSEE BUSINESS CORPORATION ACT

CHAPTER 23
DISSENTERS’ RIGHTS

PART 1
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 48-23-101. Chapter definitions.

As used in this chapter, unless the context otherwise requires:

(1)   “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2)   “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203 -- 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5)   “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7)   “Shareholder” means the record shareholder or the beneficial shareholder.

§ 48-23-102. Right to dissent.

(a)   A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1)   Consummation of a plan of merger to which the corporation is a party:

(A)   If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B)   If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4)   An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)   Alters or abolishes a preferential right of the shares;

(B)   Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)   Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)   Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E)   Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;

(5)   Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(6)   Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title.

(b)   A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c)   Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78a, as amended.

§ 48-23-103. Dissent by nominees and beneficial owners.

(a)   A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b)   A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1)   Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)   Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 48-23-201. Notice of dissenters’ rights.

(a)   Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b)   In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c)   Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1)   Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2)   Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d)   A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

§ 48-23-202. Notice of intent to demand payment.

(a)   If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1)   Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)   Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b)   If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c)   A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

§ 48-23-203. Dissenters’ notice.

(a)   If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b)   The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1)   Supply a form that:

(A)   Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B)   If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C)   Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2)   State:

(A)   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B)   A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C)   The corporation’s estimate of the fair value of shares;

(D)   That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E)   The date by which the notice to withdraw under § 48-23-204 must be received, which date must be within twenty (20) days after the date specified in subdivision (b)(2)(B); and

(3)   Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

§ 48-23-204. Duty to demand payment.

(a)   A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b)   The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c)   A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d)   A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

§ 48-23-205. Share restrictions.

(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

§ 48-23-206. Payment.

(a)   Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b)   The payment must be accompanied by:

(1)   The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)   A statement of the corporation’s estimate of the fair value of the shares;

(3)   An explanation of how the interest was calculated;

(4)   A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5)   A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

§ 48-23-207. Failure to take action.

(a)   If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

§ 48-23-208. After-acquired shares.

(a)   A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b)   To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

§ 48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a)   A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1)   The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2)   The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3)   The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b)   A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3
JUDICIAL APPRAISAL OF SHARES

§ 48-23-301. Court action.

(a)   If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)   The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)   Each dissenter made a party to the proceeding is entitled to judgment:

(1)   For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2)   For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

§ 48-23-302. Court costs and counsel fees.

(a)   The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1)   The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2)   Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Appendix C

Opinion of Olsen Palmer LLC

December 12, 2017

Board of Directors
Tennessee Bancshares, Inc.
1400 North Jackson Street
Tullahoma, TN 37388

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Tennessee Bancshares, Inc. (“Bancshares”) of the Merger Consideration (as defined below) to be received by the shareholders of Bancshares in the proposed merger (the “Merger”) of Tennessee Bancshares, Inc. with and into SmartFinancial, Inc. (“SmartFinancial”), pursuant to a Merger Agreement to be dated December 12, 2017 (the “Agreement”).

We understand that, subject to the other provisions of Article III of the Agreement, solely by virtue and as a result of the Parent Merger (as defined in the Agreement), each share of Bancshares Common Stock (as defined in the Agreement) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) (as defined in the Agreement) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for 0.8065 (the “Exchange Ratio”) shares of SmartFinancial Common Stock (as defined in the Agreement). The SmartFinancial Common Stock issuable by SmartFinancial to holders of Bancshares Common Stock as consideration for the Parent Merger in accordance with the Agreement, together with any cash payable by SmartFinancial to holders of Bancshares Common Stock in lieu of fractional shares pursuant to Section 3.6 of the Agreement, is referred to herein as the “Stock Consideration”.

Additionally, Bancshares shall be entitled to pay immediately prior to the Effective Time a one-time, special cash dividend on the Bancshares Common Stock (the “Bancshares Special Dividend”), in an amount up to $0.70 per share of Bancshares Common Stock, in accordance with the terms of and subject to the conditions set forth in Section 7.8 of the Agreement. In the event, but only in the event, that the Bank Loans (as defined in the Agreement) set forth on Schedule 7.8 of the Bancshares Disclosure Memorandum (the “Special Dividend Loans”) (as defined in the Agreement) are (a) sold in their entirety for cash by the Bank (as defined in the Agreement) prior to Closing (as defined in the Agreement) to a Person (as defined in the Agreement) other than an Affiliate of Bancshares (as defined in the Agreement) or the Bank for an amount equal to or in excess of 95% of the then-current unpaid principal balance of the Special Dividend Loans (as defined in the Agreement) or (b) paid in full in cash prior to Closing by the borrower(s) on such Special Dividend Loans (including as a result of a refinancing of the Special Dividend Loans by an unaffiliated third party) and the payment received by the Bank is equal to or in excess of 95% of the then-current unpaid principal balance of the Special Dividend Loans, then Bancshares shall be entitled to pay a Bancshares Special Dividend of $0.70 per share of Bancshares Common Stock. In the event that prior to Closing the Bank sells participation interest(s) in one or more of the Special Dividend Loans to a Person other than an Affiliate of Bancshares or the Bank, Bancshares shall be entitled to pay a per share Bancshares Special Dividend in an amount equal to the product of (x) $0.70 multiplied by (y) the quotient obtained by dividing (i) the aggregate amount of cash received by the Bank for the sale(s) of such participation interest(s) plus the aggregate amount of principal payments received by the Bank on the Special Dividend Loans after the date of the Agreement and prior to the date which is 15 calendar days prior to the Closing Date by (ii) the unpaid principal balance of the Special Dividend Loans as of the date of the Agreement (as set forth on Schedule 7.8 of the Bancshares Disclosure Memorandum); provided that (1) any such sale of a participation interest in a Special Dividend Loan must be at a price of not less than 95% of the then-current unpaid principal balance of the subject participation interest, (2) the terms of any such sale of a participation interest in a Special Dividend Loan (including any Contract pursuant to which the sale will be effected) shall be subject to the prior approval of SmartFinancial (such approval to not be unreasonably withheld), and (3) in no event shall the Bancshares Special Dividend exceed, and the Bancshares Special Dividend shall be capped at, $0.70 per share of Bancshares Common Stock. The combination of the Stock Consideration and the Bancshares Special Dividend is referred to herein as the “Merger Consideration”.

Board of Directors
Tennessee Bancshares, Inc.
December 12, 2017

Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to Bancshares in connection with the Merger. Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We will receive a fee for our services pursuant to the terms of our engagement with Bancshares, a substantial portion of which is contingent upon consummation of the Merger. Bancshares has also agreed to indemnify us against certain liabilities arising out of our engagement.

Olsen Palmer LLC has not provided investment banking and financial advisory services to Bancshares or SmartFinancial during the two-year period prior to the date hereof, except with respect to the Merger. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to Bancshares and/or SmartFinancial in the future, for which Olsen Palmer LLC may receive compensation.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	A draft dated December 12, 2017 of the Agreement;
(ii)	certain financial statements and other historical financial information of Bancshares that we deemed relevant;
(iii)	internal financial projections for Bancshares for the year ending December 31, 2017 through December 31, 2021 (the “Projections”) as provided by senior management of Bancshares;
(iv)	a comparison of certain financial information for Bancshares with similar institutions for which publicly available information is available;
(v)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(vi)	certain financial statements and other historical financial information of SmartFinancial that we deemed relevant;
(vii)	publicly available consensus mean analyst earnings per share estimates for SmartFinancial for the years ending December 31, 2017, December 31, 2018 and December 31, 2019;
(viii)	the publicly reported historical price and trading activity for SmartFinancial common stock, including a comparison of certain stock market information for SmartFinancial common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;
(ix)	the current market environment generally and the banking industry in particular; and
(x)	such other information, financial studies, analyses and investigations as well as financial, economic and market criteria that we considered relevant.

We also discussed with certain members of senior management of Bancshares and its representatives the business, financial condition, results of operations and prospects of Bancshares.

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Bancshares or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of Bancshares that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of Bancshares or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the

Board of Directors
Tennessee Bancshares, Inc.
December 12, 2017

collectability of any assets or the future performance of any loans of Bancshares. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Bancshares, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Bancshares. We have assumed, with your consent, that the allowance for loan losses for Bancshares is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the aggregate allowances for loan and lease losses set forth in the financial statements of Bancshares are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement are not waived and that the Merger is lawful. We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above. Finally, with your consent, we have relied upon the advice Bancshares has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Our opinion is directed solely to the Board of Directors of Bancshares (solely in its capacity as such) in connection with its consideration of the Merger and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of Bancshares) or used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board of Directors of Bancshares or to any shareholder of either Bancshares or SmartFinancial as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Merger. We express no opinion as to the fairness of the Merger Consideration to the creditors or other constituencies of Bancshares. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Bancshares and does not address the underlying business decision of Bancshares to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for Bancshares. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. This opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer LLC to any party or person. This opinion shall not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, nor shall any references to Olsen Palmer LLC be made, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Merger to any one class or group of Bancshares’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Bancshares’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise.

Board of Directors
Tennessee Bancshares, Inc.
December 12, 2017

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Bancshares for all of the shares of Bancshares common stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Olsen Palmer LLC

Olsen Palmer LLC

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